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As filed with the Securities and Exchange Commission on April 15, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Broadwing Inc.
(Exact name of registrant as specified in its charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Code Number)	31-1056105 (I.R.S. Employer Identification Number)
201 East Fourth Street Cincinnati, Ohio 45202 (513) 397-9900 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey C. Smith, Esq.
Chief Human Resources Officer,
General Counsel and Corporate Secretary
Broadwing Inc.
201 East Fourth Street
Cincinnati, Ohio 45202
(513) 397-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William V. Fogg, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Arnold B. Peinado, III, Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 (212) 530-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective and the conditions to the consummation of the offer described herein have been satisfied or, to the extent permitted, waived.

        If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, par value $0.01 per share(1)	14,148,518(2)	n/a	$51,130,293.75	$4,136.44

(1)
This registration statement also covers the associated preferred stock purchase rights (the "Rights") issued pursuant to a Rights Agreement dated as of April 29, 1997, as amended, between Broadwing Inc. (f/k/a Cincinnati Bell Inc.) and The Fifth Third Bank, as rights agent. Until the occurrence of certain events, the Rights will not be exercisable for or evidenced separately from shares of common stock, par value $0.01 per share, of Broadwing Inc.

(2)
Represents the estimated maximum number of shares of Broadwing Inc. common stock issuable upon the consummation of the exchange offer for shares of Broadwing Communications Inc. 12 1/2% Series B Junior Exchangeable Preferred Stock.

(3)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the product of (i) $129.375 per share, the average of the bid and asked prices of Broadwing Communications Inc. 12 1/2% Series B Junior Exchangeable Preferred Stock on April 14, 2003 and (ii) the maximum number of such shares that may be acquired in the exchange offer.

(4)
In accordance with Rule 457, 0.00809% of the Proposed Maximum Aggregate Offering Price.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus and Solicitation Statement Subject to completion dated,        , 2003

Information contained in this prospectus and solicitation statement is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus and solicitation statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Broadwing logo]
OFFER TO EXCHANGE
14,148,518 Shares of Broadwing Common Stock
for all the outstanding shares of
Broadwing Communications Inc. Exchangeable Preferred Stock
and
CONSENT SOLICITATION

        Broadwing Inc. ("Broadwing") is implementing a five-point restructuring plan (the "Restructuring Plan"), which is intended to strengthen its financial position, maintain the strength and stability of its local telephone business, reduce the cash expenditures at its Broadwing Communications Inc. subsidiary ("BCI"), facilitate the evaluation of strategic alternatives and reduce its debt balances over time. To date, Broadwing has secured additional sources of capital, amended its credit facilities and entered into an agreement to sell its broadband business by selling substantially all of the assets of certain of BCI's operating subsidiaries.

        Also as part of the Restructuring Plan, we are offering to exchange 14,148,518 shares of our common stock (the "Broadwing Common Stock") for all of the outstanding shares of 12 1/2% Series B Junior Exchangeable Preferred Stock of BCI (the "BCI Preferred Stock") upon the terms and subject to the conditions specified in this prospectus and solicitation statement and the related consent and letter of transmittal.

        Concurrently with the exchange offer, we are also soliciting consents from holders of BCI Preferred Stock to amend the certificate of designation under which the shares were issued to eliminate all voting rights and restrictive covenants. The exchange offer and consent solicitation will expire on            , 2003 at 5:00 p.m., New York City time, unless extended.

        The exchange offer and consent solicitation are conditioned upon, among other conditions, our receipt of valid tenders and consents from holders of not less than 66 2/3% of the outstanding BCI Preferred Stock. Holders of shares representing approximately 67.4% of BCI Preferred Stock have already agreed with us to tender their shares and give their consents. As a result, the minimum tender condition will be satisfied upon the tender of the shares held by these holders.

        If the exchange offer and consent solicitation are completed, in connection therewith we will effect a merger of a newly-formed wholly owned subsidiary of Broadwing with and into BCI, in which any remaining shares of BCI Preferred Stock not tendered by you will be converted into the same number of shares of Broadwing Common Stock that you would have received if you had tendered your shares in the exchange offer. If the exchange offer and consent solicitation are not completed, we will evaluate our other strategic alternatives regarding BCI, which may include the filing by BCI for protection under Chapter 11 of the U.S. Bankruptcy Code, in which the shares of BCI Preferred Stock would likely be extinguished for no consideration.

        Shares of BCI Preferred Stock are listed on the New York Stock Exchange (the "NYSE") under the symbol "IXK-NA-09," and the last reported trading price on April 14, 2003 was $129.38. Shares of Broadwing Common Stock are listed on the NYSE under the symbol "BRW," and the last reported trading price on April 14, 2003 was $3.93.

SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF ISSUES
THAT YOU SHOULD CONSIDER WITH RESPECT TO THE
EXCHANGE OFFER AND CONSENT SOLICITATION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of this prospectus and solicitation statement.
Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

Dealer Manager and Solicitation Agent

                              , 2003

IMPORTANT

        For you to validly tender shares of BCI Preferred Stock pursuant to the exchange offer and deliver the related consents to the proposed amendments to the certificate of designation governing the BCI Preferred Stock, either: (1) a properly completed and duly executed consent and letter of transmittal together with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus and solicitation statement and either (x) certificates for tendered BCI Preferred Stock must be received by The Bank of New York, as the exchange agent, at such address or (y) such BCI Preferred Stock must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received), in each case, before the expiration date or (2) you must comply with the guaranteed delivery procedures described in "The Exchange Offer, Consent Solicitation and Merger—Procedure for Tendering and Consenting."

        If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not have to pay any fees or commissions. If you hold your shares through a broker, bank or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

        This prospectus and solicitation statement and the letter of transmittal contain important information that should be read before any decision is made with respect to a tender of BCI Preferred Stock.

        The exchange offer is not being made to (nor will tenders of BCI Preferred Stock be accepted from or on behalf of) holders in any jurisdiction in which the making of the exchange offer and consent solicitation is not in compliance with applicable laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer and consent solicitation to be made by a licensed broker or dealer, the exchange offer and consent solicitation will be deemed to be made on our behalf by the dealer manager and solicitation agent or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        The delivery of this prospectus and solicitation statement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of Broadwing or any of its subsidiaries or affiliates since the date hereof.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and solicitation statement and, if given or made, such information or representation may not be relied upon as having been authorized by Broadwing or the dealer manager and solicitation agent.

        This document incorporates important business and financial information about Broadwing and BCI from documents filed with the Securities and Exchange Commission (the "SEC") that have not been included in or delivered with this document. This information is available at a web site maintained by the SEC at www.sec.gov, as well as from other sources. See "Where You Can Find More Information" beginning on page 98.

        You may also request copies of these documents from us, without charge, upon written or oral request to Jeffrey C. Smith, General Counsel, 201 East Fourth Street, Cincinnati, Ohio 45202, (513) 397-9900. If you request any such documents from us, we will mail them to you by first class mail or another equally prompt means within one business day after we receive your request.

i

QUESTIONS AND ANSWERS ABOUT
THE EXCHANGE OFFER, CONSENT SOLICITATION AND MERGER

        The following are some questions regarding the exchange offer, consent solicitation and merger that you may have as a holder of BCI Preferred Stock and the answers to those questions. We urge you to read carefully the remainder of this prospectus and solicitation statement and the related consent and letter of transmittal because the information in this section is not complete. Additional important information is contained in the remainder of this prospectus and solicitation statement and the consent and letter of transmittal. As used in this prospectus and solicitation statement, the terms "we," "us," "our" and "Broadwing" refer to Broadwing Inc. and, if appropriate in the context, its subsidiaries. The term "BCI" refers to Broadwing Communications Inc. and, if appropriate in the context, its subsidiaries.

Q:
What is Broadwing proposing?

A:
We are offering to exchange 14,148,518 shares of Broadwing Common Stock for the 395,210 outstanding shares of BCI Preferred Stock, or 35.8 shares of Broadwing Common Stock for each outstanding share of BCI Preferred Stock (the "exchange ratio") validly tendered and not properly withdrawn in the exchange offer.

  We are also seeking consents to amend the certificate of designation under which the BCI Preferred Stock was issued to eliminate all voting rights and restrictive covenants. If you tender your shares of BCI Preferred Stock in the exchange offer, you must deliver a corresponding consent to the proposed amendments to the certificate of designation. You may not deliver consents without tendering your shares of BCI Preferred Stock in the exchange offer. Your completion, execution and delivery of a consent and letter of transmittal will be deemed to constitute your consent to the proposed amendments with respect to the tendered shares of BCI Preferred Stock unless such shares are properly withdrawn in the manner and during the periods described herein.

  The exchange offer and consent solicitation are conditioned upon, among other conditions, our receipt of valid tenders and consents from holders of not less than 66 2/3% of the outstanding shares of BCI Preferred Stock and the first stage closing of our broadband sale. See "The Exchange Offer, Consent Solicitation and Merger—Conditions of the Exchange Offer, Consent Solicitation and Merger."

  If the exchange offer and consent solicitation are completed, in connection therewith we will effect a merger of a newly-formed wholly owned subsidiary of Broadwing with and into BCI in which any remaining shares of BCI Preferred Stock not tendered by you will be converted into the same number of shares of Broadwing Common Stock that you would have received if you had tendered your shares in the exchange offer. See "The Exchange Offer, Consent Solicitation and Merger—The Merger."

  Holders of shares representing approximately 67.4% of BCI Preferred Stock have already agreed with us to tender their shares and give their consents. See "The Exchange Offer, Consent Solicitation and Merger—Exchange and Voting Agreement." As a result, the minimum tender condition will be satisfied upon the tender of the shares held by these holders. In addition, if the amendment to the certificate of designation governing the BCI Preferred Stock is effected and the exchange offer and consent solicitation are successfully completed, we will be able to effect the merger without the approval of any other holder of BCI Preferred Stock.

Q:
Why is Broadwing making the exchange offer and consent solicitation?

A:
The exchange offer and consent solicitation are an integral part of the Restructuring Plan. The Restructuring Plan and the sale of our broadband business will enable us to simplify our capital structure and focus on our remaining operations. The exchange offer and consent solicitation will improve our financial position and reduce remaining cash expenditures at BCI. The consent solicitation will eliminate all voting rights and restrictive covenants in the certificate of designation governing the BCI Preferred Stock, thereby providing us with increased operational and financial flexibility in dealing with the remainder of BCI's assets and liabilities following the completion of the sale of our broadband business.

  See "The Exchange Offer, Consent Solicitation and Merger—Reasons for and Purpose of the Exchange Offer, Consent Solicitation and Merger."

Q:
What will I receive in exchange for my shares of BCI Preferred Stock?

A:
We are offering to exchange 35.8 shares of Broadwing Common Stock for each outstanding share of BCI Preferred Stock validly tendered and not properly withdrawn in the exchange offer.

  You will not receive any fractional shares of Broadwing Common Stock. Instead, the exchange agent for the exchange offer, acting as your agent, will aggregate any fractional shares issuable and sell them for your account. The proceeds realized by the exchange agent on the sale of fractional shares will be distributed to you and the other tendering stockholders on a pro rata basis, net of commissions.

  For a summary of the material differences between the current rights and features of the BCI Preferred Stock and the Broadwing Common Stock, see "Comparison of BCI Preferred Stock and Broadwing Common Stock."

Q:
When does Broadwing expect to complete the exchange offer and consent solicitation?

A:
We hope to complete the exchange offer and consent solicitation concurrently with the first stage closing of the sale of our broadband business, which is anticipated to close by the end of the second quarter of 2003. See "Background of the Exchange Offer, Consent Solicitation and Merger—The Restructuring Plan and Recent Developments." Consequently, the exchange offer and consent solicitation are expected to expire on            , 2003. However, we may extend the exchange offer and consent solicitation if the conditions to the exchange offer and consent solicitation have not been satisfied at the scheduled expiration date or if we are required to extend the exchange offer and consent solicitation by the rules of the SEC.

Q:
Has the BCI board of directors made a recommendation on the exchange offer and consent solicitation?

A:
The BCI board of directors has voted to recommend the exchange offer and consent solicitation to holders of the BCI Preferred Stock. However, see the Risk Factor entitled, "The sole director of BCI has potential conflicts of interest in the exchange offer, consent solicitation, the amendment to the certificate of designation and merger; our board of directors has potential conflicts of interest in the exchange offer, consent solicitation and merger."

Q:
Has the Broadwing board of directors or any other party made a recommendation on the exchange offer and consent solicitation?

A:
None of the Broadwing board of directors, the dealer manager and solicitation agent, or the exchange agent expresses any opinion, and each is remaining neutral to you as to whether or not to tender your shares of BCI Preferred Stock in the exchange offer and give your consent pursuant to the consent solicitation because the risks and benefits of the exchange offer to you will depend on your particular situation or status. Our board of directors has not made any determination that the exchange ratio represents a fair valuation of the BCI Preferred Stock or the Broadwing Common Stock, and we have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratio to us or to you. In addition, we have not authorized anyone to make a recommendation regarding the exchange offer. You must make your own investment decision whether to tender your shares of BCI Preferred Stock in the exchange offer based upon your own assessment of the market value of the BCI Preferred Stock, the likely value of the Broadwing Common Stock, your liquidity needs and your investment objectives.

Q:
If the exchange offer is not completed, what will happen to my shares of BCI Preferred Stock?

A:
Our Restructuring Plan contemplates a variety of strategic alternatives, including BCI filing for protection under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11"). If we choose to reorganize BCI under Chapter 11, it is likely that the BCI Preferred Stock will be extinguished for no consideration. See "Background of the Exchange Offer, Consent Solicitation and Merger."

Q:
If I decide not to tender, how will the exchange offer and consent solicitation affect my shares of BCI Preferred Stock?

A:
If the proposed amendments to the certificate of designation governing the BCI Preferred Stock are approved, all voting rights and restrictive covenants of the BCI Preferred Stock will be eliminated. The amended terms of the BCI Preferred Stock will afford less protection to holders than that currently set forth in the certificate of designation. See the Risk Factor entitled "The proposed amendments to the certificate of designation will eliminate many protections intended for the holders of BCI Preferred Stock."

  After the completion of the exchange offer, we will own most of the outstanding shares of BCI Preferred Stock, which we believe will adversely affect the liquidity and price at which the remaining shares of BCI Preferred Stock will trade. In addition, because the BCI Preferred Stock will no longer meet the listing requirements of the NYSE after the completion of the exchange offer, BCI will delist the BCI Preferred Stock from the NYSE. The BCI Preferred Stock will also be eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See the Risk Factors entitled, "The liquidity of BCI Preferred Stock after the completion of the exchange offer and consent solicitation will be reduced; any remaining shares of BCI Preferred Stock will be exchanged in the merger" and "Upon the amendment to the certificate of designation governing the BCI Preferred Stock and the consummation of the exchange offer and consent solicitation and the BCI debt exchange offer, BCI will no longer be required to file reports with the SEC pursuant to the Exchange Act; BCI will also delist the BCI Preferred Stock from the NYSE."

  Finally, if you decide not to tender your shares of BCI Preferred Stock in the exchange offer and we complete the exchange offer, consent solicitation and the merger, you will receive in the merger the same number of shares of Broadwing Common Stock that you would have received if you had tendered your shares of BCI Preferred Stock in the exchange offer. The Federal income tax consequences of your receipt of Broadwing Common Stock in the merger will be the same as if you had tendered your BCI Preferred Stock in the exchange offer. See "Certain U.S. Federal Income Tax Consequences—Non-Tendering Holders." We will effect the merger as soon as practicable after completion of the exchange offer and there will not be any appraisal rights. See "The Exchange Offer, Consent Solicitation and Merger—The Merger."

Q:
Will I receive accumulated and unpaid dividends with respect to shares of BCI Preferred Stock accepted for exchange?

  No. You will not be paid any accumulated and unpaid dividends if you exchange your shares of BCI Preferred Stock pursuant to the exchange offer. BCI deferred the payment of the quarterly dividends due August 15, 2002, November 15, 2002 and February 15, 2003 and anticipates deferring the payment of the quarterly dividends due May 15, 2003. At February 28, 2003, accumulated dividends on the BCI Preferred Stock totaled approximately $39.1 million or $98.93 per share.

Q:
How do I participate in the exchange offer and consent solicitation?

A:
To tender your shares of BCI Preferred Stock and consent to the proposed amendments, you should do the following:

•
If you hold your shares in your own name, complete and sign the enclosed consent and letter of transmittal and return it with your share certificates to The Bank of New York, the exchange agent for the exchange offer, at the appropriate address specified on the back cover of this prospectus and solicitation statement before the expiration date of the exchange offer and consent solicitation.

•
If you hold your shares through a broker or other nominee, instruct such broker or nominee to tender your shares and consent to the proposed amendments before the expiration date of the exchange offer and consent solicitation.

  For more information about the procedures for tendering your shares in the exchange offer and consenting to the amendments in the consent solicitation, see "The Exchange Offer, Consent Solicitation and Merger."

Q:
What are the conditions to the exchange offer and consent solicitation?

A:
The exchange offer and consent solicitation are subject to the following conditions, which, in some cases, may be waived by us in our sole discretion:

•
the tender of at least 66 2/3% of the outstanding shares of BCI Preferred Stock;

•
the registration statement, of which this prospectus and solicitation statement is a part, having been declared effective by the SEC;

•
the first stage closing of the sale of our broadband business having been consummated on or before June 30, 2003 in accordance with the terms set forth as of March 24, 2003 in the purchase agreement for the sale of our broadband business, together with any immaterial and non-economic amendments, waivers or supplements thereto after March 24, 2003 (see "Background of the Exchange Offer, Consent Solicitation and Merger—The Restructuring Plan and Recent Developments" for more detail);

•
the absence of any threatened or pending litigation or other legal action relating to the exchange offer, consent solicitation or merger;

•
the absence of any unsolicited offer or expression of bona fide interest from a third party with respect to a potential merger, acquisition, business combination or other strategic combination involving BCI or Broadwing, that if the board of directors of BCI or Broadwing determines it to be in the best interests of BCI or Broadwing to accept, would alter the terms of the exchange offer and consent solicitation in a manner not permitted by the exchange and voting agreement (as defined in "The Exchange Offer, Consent Solicitation and Merger—Exchange and Voting Agreement"); and

•
the absence of any governmental approvals required in order to complete the exchange offer, consent solicitation or merger.

  As of March 31, 2003 we had received commitments to tender and consent from holders of approximately 67.4% of the BCI Preferred Stock and the minimum tender condition will be satisfied upon the tender of the shares held by these holders.

Q:
Will I have to pay any fees or commissions for tendering into the exchange offer?

A:
If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not have to pay any fees or commissions. If you hold your shares through a broker,

  bank or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:
Will I be taxed on the Broadwing Common Stock I receive?

A:
The exchange of BCI Preferred Stock for Broadwing Common Stock will be a taxable exchange for U.S. Federal income tax purposes. You will recognize gain or loss on the exchange equal to the difference between the fair market value of the Broadwing Common Stock (including fractional shares) exchanged for your BCI Preferred Stock and your tax basis in the BCI Preferred Stock surrendered in the exchange. See "Certain U.S. Federal Income Tax Considerations."

Q:
How long do I have to decide whether to tender my shares?

A:
Unless we extend the exchange offer and consent solicitation, it will expire on            , 2003, the initial scheduled expiration date. We do not currently intend to extend the scheduled expiration date.

Q:
What do I do if I want to withdraw my shares from the exchange offer and revoke the related consents to the proposed amendments?

A:
To withdraw your shares from the exchange offer and revoke the related consents to the proposed amendments, send a written or facsimile transmission notice of withdrawal to the exchange agent at the appropriate address specified on the back cover of this prospectus and solicitation statement prior to the expiration date. Your notice of withdrawal must comply as to form with the requirements set forth in this prospectus and solicitation statement. See "The Exchange Offer, Consent Solicitation and Merger—Withdrawal of Tenders and Revocation of Consents."

Q:
Where can I find more information about Broadwing and BCI?

A:
You can find more information about Broadwing and BCI from various sources described under "Where You Can Find More Information." See also "Relationship Between Broadwing and BCI."

Q:
Who do I call if I have any questions on how to tender my shares of BCI Preferred Stock or any other questions relating to the exchange offer and consent solicitation?

A:
Questions and requests for assistance may be directed to The Bank of New York, the exchange agent, or to Lehman Brothers Inc., the dealer manager and solicitation agent, at their respective addresses and telephone numbers set forth on the back cover of this prospectus and solicitation statement. Requests for additional copies of this prospectus and solicitation statement and the consent and letter of transmittal may be directed to the exchange agent or the dealer manager and solicitation agent of the exchange offer and consent solicitation.

SUMMARY

        This summary highlights selected information from this prospectus and solicitation statement and may not contain all of the information that is important to you. To better understand the proposed exchange offer and consent solicitation, we urge you to read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information."

Background of the Exchange Offer, Consent Solicitation and Merger

        Beginning with our acquisition of BCI in November 1999, we have pursued a strategy of building an integrated high capacity communications network by using our financial resources to leverage BCI's strategic assets. We have used cash flow from our other businesses as well as borrowings under our credit facilities to finance the buildout and increase the capacity of BCI's national optical network, as well as to meet BCI's other cash needs.

        In 2001, the business environment for BCI and the broader telecommunications industry deteriorated rapidly and significantly and currently remains weak. Factors contributing to this weakness include a generally weak U.S. economy, overcapacity in the broadband industry and continuing financial difficulties at companies in related industries, including many of BCI's telecommunications carrier customers.

        In general, BCI has incurred substantial operating and net losses. To finance BCI's capital expenditure and operating activities, as well as its preferred stock dividends and repayments of long-term debt, we have made significant capital contributions and intercompany loans to BCI. As a result of those contributions and loans and the effects of a weak U.S. economy and telecommunications industry, we have become highly leveraged.

  The Restructuring Plan and Recent Developments

        In response to BCI's deteriorating financial results and concerns over our liquidity, in October 2002 we announced a five-point Restructuring Plan. The Restructuring Plan is intended to strengthen our financial position, maintain the strength and stability of our local telephone business, reduce the cash expenditures at BCI, facilitate the evaluation of strategic alternatives and reduce our debt balances over time. We have made substantial progress in implementing the Restructuring Plan. To date, we have entered into an agreement for the sale of our broadband business, secured additional sources of capital, amended our credit facilities, entered into a supplemental indenture amending the terms of our Convertible Subordinated Notes (as defined in "Description of Broadwing and BCI Indebtedness—Broadwing—Convertible Subordinated Notes") and are in the process of exchanging and retiring preferred stock and debt at BCI.

        On February 22, 2003, we entered into an agreement to sell our broadband business by agreeing to sell substantially all of the assets of certain of BCI's operating subsidiaries to C III Communications, LLC and C III Communications Operations, LLC for approximately $129 million in cash, subject to certain purchase price adjustments, and the assumption of certain liabilities and operating contractual commitments. The sale is subject to customary closing conditions, including the approval by the Federal Communications Commission (the "FCC") and relevant state public utility commissions. After the completion of the sale the only remaining BCI subsidiaries with operating assets will be Broadwing Technology Solutions Inc., an information technology consulting subsidiary, and Broadwing Telecommunications Inc., a subsidiary whose assets service Cincinnati Bell's long distance business. We anticipate the first stage closing of the sale of our broadband business to be completed by the end of the second quarter of 2003.

        On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of 16% Senior Subordinated Discount Notes due 2009 (the "16% Notes") as part of the Goldman mezzanine financing (as defined in "Description of Broadwing and BCI Indebtedness—Broadwing—16% Senior Subordinated Discount Notes due 2009"). Also as part of the Goldman mezzanine financing, we issued

17.5 million warrants, each to purchase one share of Broadwing Common Stock at $3.00 per share, to the purchasers of the 16% Notes. The 16% Notes indenture contains numerous restrictive covenants, including restrictions on our ability to make further investments or other cash infusions in BCI and its subsidiaries and certain corporate separateness covenants that require us to maintain legal and operational separation between BCI and its subsidiaries, on one hand, and Broadwing and its other subsidiaries, on the other hand.

        On March 26, 2003, we permanently prepaid $220 million in borrowings under our term and revolving credit facilities and made a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing and amended the terms of our credit facilities to provide us with greater liquidity for our operations. The amendment extended the maturity on our revolving credit facility from 2004 to 2006 and accelerated a portion of our term loan A facility from 2004 to 2003. However, like the 16% Notes indenture, the amendment imposes restrictions on our ability to make future investments or other cash infusions in BCI and its subsidiaries and includes certain corporate separateness covenants that require us to maintain legal and operational separation between BCI and its subsidiaries, on one hand, and Broadwing and its other subsidiaries, on the other hand. As of February 28, 2003, under the terms of the 16% Notes indenture and the terms of the our amended credit facilities, we had the ability to invest or otherwise provide an additional $58.4 million to BCI and its subsidiaries. The amendment also provided that BCI's subsidiary, Broadwing Communications Services Inc., will be prohibited from making any additional borrowings under the credit facilities.

        On March 26, 2003, we executed a supplemental indenture in respect of the indenture governing the Convertible Subordinated Notes. The supplemental indenture amended certain terms governing the Convertible Subordinated Notes, including providing that the involuntary or voluntary bankruptcy of BCI or its subsidiaries will not constitute an event of default. The supplemental indenture also adjusted the rate of accretion to 9.00% per annum from March 26, 2003 through July 21, 2004 and to 2.25% per annum from July 21, 2004 to July 21, 2009 (during which period the Convertible Subordinated Notes bear cash interest at a rate of 6 3/4% per annum).

        Concurrent with the exchange offer and consent solicitation, we are also offering to exchange (the "BCI debt exchange offer") 11,076,707 shares of Broadwing Common Stock for approximately $46 million aggregate principal amount of BCI's 9% Notes (as defined in "Description of Broadwing and BCI Indebtedness—BCI—9% Senior Subordinated Notes due 2008") outstanding, or 241.06 shares of Broadwing Common Stock for each $1,000 aggregate principal amount of 9% Notes. The BCI debt exchange offer is conditioned, among other things, upon us receiving 95% of the aggregate principal amount of the 9% Notes. Holders of the 9% Notes representing $42.375 million in principal amount, or approximately 92.2% of the aggregate principal amount outstanding, have already agreed to tender their notes and give their consents. The expiration date of the BCI debt exchange offer is expected to be            , 2003. The consummation of the BCI debt exchange offer is not a condition to the consummation of the exchange offer and consent solicitation.

  Retirement of BCI 12 1/2% Notes

        We intend to permanently retire BCI's remaining $0.8 million aggregate principal amount outstanding of 12 1/2% Senior Notes due 2005 on or prior to the completion of the exchange offer and consent solicitation (as described in "Description of Broadwing and BCI Indebtedness—BCI—12 1/2% Senior Notes due 2005").

        See "Background of the Exchange Offer, Consent Solicitation and Merger—The Restructuring Plan and Recent Developments" for a more detailed discussion of the Restructuring Plan.

  Consequences for BCI

        BCI conducts substantially all of its operations through its subsidiaries and is dependent upon dividends or other intercompany transfers of funds from its subsidiaries in order to meet its obligations.

After the completion of the sale of our broadband business, the only remaining BCI subsidiaries with operating assets will be Broadwing Technology Solutions Inc., an information technology consulting subsidiary, and Broadwing Telecommunications Inc., a subsidiary whose assets service Cincinnati Bell's long distance business. See "Unaudited Pro Forma Condensed Consolidated Financial Information—Broadwing Communications Inc." for BCI's pro forma results of operations and balance sheet after giving effect to the sale of our broadband business. However, upon the completion of the sale, BCI will retain substantial liabilities. There can be no assurances that BCI will be able to generate sufficient cash from its remaining operations or that additional sources of financing will be available to it, in light of the funding constraints described above, to enable it to service the substantial liabilities remaining after the sale of our broadband business or to fund its other liquidity needs.

        Furthermore, there will be little or no remaining net cash proceeds from the sale of our broadband business to fund BCI's working capital, capital expenditures and other general corporate requirements. Under the amended terms of our credit facilities, the proceeds from the sale of our broadband business will be used to pay BCI's remaining liabilities and claims and current ordinary course operating expenses. Any remaining net proceeds will be applied 60% to prepay our credit facilities and 40% to pay certain of BCI's other obligations, provided that, in the event of a bankruptcy of BCI or any of its subsidiaries, 100% of any such remaining net proceeds must be applied to prepay our credit facilities. If there are any proceeds remaining after BCI's obligations have been satisfied, those amounts must be applied to pay down Broadwing's credit facilities.

        In the past, we have made capital contributions and intercompany loans to BCI to finance BCI's operating activities and other obligations, including its preferred stock dividends and repayments of long-term debt. In 2002, BCI received intercompany loans from us of $23.3 million and capital contributions of $1.9 million. Currently, the 16% Notes indenture and the amended terms of the credit facilities restrict our ability to continue funding BCI and its subsidiaries. As of February 28, 2003, we had the ability to invest or otherwise provide an additional $58.4 million to BCI. The restrictions on our ability to fund BCI and its subsidiaries are described in "Description of Broadwing and BCI Indebtedness—Broadwing—16% Senior Subordinated Discount Notes due 2009." If BCI requires funds in excess of the amounts we are permitted to provide under the 16% Notes indenture and the amended terms of the credit facilities, there can be no assurances that the holders of the 16% Notes or the lenders under the credit facilities will consent to us providing additional money to allow BCI to meet its obligations. If we are unable to fund BCI going forward, BCI may explore alternative transactions or sources of financing, including borrowing money or raising equity capital. There can be no assurances that any such transactions could be consummated on acceptable terms, or at all.

        As of March 26, 2003, BCI's subsidiary, Broadwing Communications Services Inc., had borrowed $223.0 million under our credit facilities. However, the amended terms of our credit facilities prohibit any additional borrowings by BCI or its subsidiaries, including Broadwing Communications Services Inc. Because BCI has relied on our credit facilities in the past to fund its operations, the restrictions on future borrowings might adversely affect BCI's ability to access sufficient cash to meet its obligations.

        The uncertainty of future cash flows of BCI combined with the funding constraints discussed above have prompted PricewaterhouseCoopers LLP, BCI's independent accountants, to include a going concern explanatory paragraph in their report filed in connection with the stand-alone financial statements of BCI. The going concern explanatory paragraph means that, in the opinion of PricewaterhouseCoopers, there exists substantial doubt about BCI's ability to continue as a going concern and its ability to realize its assets and discharge its liabilities in the normal course of business.

        If BCI is unable to finance its operations or meet its remaining commitments going forward, it may be forced to seek protection from its creditors under Chapter 11, in which case the shares of BCI Preferred Stock would likely be extinguished for no consideration.

        See "Background of the Exchange Offer, Consent Solicitation and Merger—Consequences for BCI" for a more detailed discussion of the Restructuring Plan.

Reasons for the Exchange Offer, Consent Solicitation and Merger

        The exchange offer and consent solicitation are an integral part of the Restructuring Plan. The Restructuring Plan and the sale of our broadband business will enable us to simplify our capital structure and focus on our remaining operations. The exchange offer and consent solicitation will improve our financial position and reduce remaining cash expenditures at BCI. The consent solicitation will eliminate all voting rights and restrictive covenants in the certificate of designation governing the BCI Preferred Stock, thereby providing us with increased operational and financial flexibility in dealing with the remainder of BCI's assets and liabilities following the completion of the sale of our broadband business.

        See "The Exchange Offer, Consent Solicitation and Merger—Reasons for and Purpose of the Exchange Offer, Consent Solicitation and Merger."

The Exchange Offer and Consent Solicitation

        We are offering to exchange 35.8 shares of Broadwing Common Stock for each outstanding share of BCI Preferred Stock validly tendered and not properly withdrawn prior to the expiration date. Because the number of shares of Broadwing Common Stock you will receive for each share of BCI Preferred Stock is fixed, the value of the shares of Broadwing Common Stock at the time you receive them could be less than their value at the time you tender your shares of BCI Preferred Stock. For a summary of the material differences between the current rights and features of the BCI Preferred Stock and the Broadwing Common Stock see "Comparison of BCI Preferred Stock and Broadwing Common Stock."

        Assuming the exchange offer, consent solicitation and merger are completed, the entire aggregate principal amount of the 9% Notes outstanding are tendered and accepted for exchange pursuant to the BCI debt exchange offer, and giving effect to the exercise of the 17.5 million warrants issued as part of the Goldman mezzanine financing, there would be 261,678,129 shares of Broadwing Common Stock outstanding on March 31, 2003. Based on this information, the former holders of BCI Preferred Stock would hold approximately 5.4% of the outstanding shares of Broadwing Common Stock.

        We will retain all the shares of BCI Preferred Stock we receive in the exchange offer. You will not be paid any accumulated and unpaid dividends if you exchange your shares of BCI Preferred Stock pursuant to the exchange offer. At February 28, 2003, accumulated and unpaid dividends on the BCI Preferred Stock totaled approximately $39.1 million or $98.93 per share. Also, you will not receive any fractional shares. Instead, the exchange agent for the exchange offer, acting as your agent, will aggregate any fractional shares issuable and sell them for your account. The proceeds realized by the exchange agent on the sale of fractional shares will be distributed to you and the other tendering holders of BCI Preferred Stock on a pro rata basis, net of commissions.

        Concurrently with the exchange offer, we are also soliciting consents from holders of BCI Preferred Stock to amendments to the certificate of designation under which the shares were issued to eliminate all voting rights and restrictive covenants. You may not deliver consents without tendering your shares of BCI Preferred Stock in the exchange offer. Your completion, execution and delivery of a consent and letter of transmittal will be deemed to constitute your consent to the proposed amendments with respect to the shares of BCI Preferred Stock tendered thereby unless such shares are properly withdrawn in the manner and during the periods described herein. The record date for the consent solicitation is            , 2003.

        The term "expiration date" means 5:00 p.m., New York City time, on            , 2003, unless we extend the period of time for which the exchange offer and consent solicitation are open, in which case the term "expiration date" means the latest time and date on which the exchange offer and consent solicitation, as so extended, expire.

        If the exchange offer and consent solicitation are completed, in connection therewith we will effect a merger of a newly-formed wholly owned subsidiary of Broadwing with and into BCI, in which any remaining shares of BCI Preferred Stock not tendered by you will be converted into the same number of shares of Broadwing Common Stock that you would have received if you had tendered your shares in the exchange offer. See "The Exchange Offer, Consent Solicitation and Merger—The Merger."

        As of March 31, 2003, 395,210 shares of BCI Preferred Stock were outstanding and holders of 266,514 shares representing approximately 67.4% of BCI Preferred Stock have agreed with us to tender their shares and give their consents. See "The Exchange Offer, Consent Solicitation and Merger—Exchange and Voting Agreement." As a result, the minimum tender condition will be satisfied upon the tender of the shares held by these holders. In addition, if the amendment to the certificate of designation governing the BCI Preferred Stock is effected and the exchange offer and consent solicitation are successfully completed, we will be able to effect the merger without the approval of any other holder of BCI Preferred Stock.

        If the exchange offer and consent solicitation are not completed, we will evaluate our strategic alternatives regarding BCI. These may include the filing by BCI for protection under Chapter 11. If we choose to reorganize BCI under Chapter 11, it is likely that the BCI Preferred Stock will be extinguished for no consideration.

        The proposed amendments to the certificate of designation pursuant to which the BCI Preferred Stock was issued will eliminate all voting rights and restrictive covenants, including:

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  the right of holders of BCI Preferred Stock to cast one-tenth of one vote per share on all matters, voting together with the common stock of BCI as a single class and the accompanying consents;
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  the right of holders of BCI Preferred Stock to elect two additional members of the board of directors if dividends on the BCI Preferred Stock are in arrears and unpaid for six or more quarters (whether or not consecutive) or in the event of a violation of a covenant;
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  the mandatory redemption feature;
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  the limitation on indebtedness;
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  the limitation on restricted payments;
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  the limitation on restrictions on distributions from restricted subsidiaries;
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  the limitation on affiliate transactions;
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  the limitation on asset sales and mergers;
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  the obligation to offer to repurchase or to reset the dividend rate on the BCI Preferred Stock upon a change of control; and
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  the obligation to file annual, quarterly and other reports with the SEC.

        See "Annex A—Form of Amended Certificate of Designation."

Conditions to the Completion of the Exchange Offer and Consent Solicitation

        Our obligation to complete the exchange offer and consent solicitation is subject to the following conditions described under "The Exchange Offer, Consent Solicitation and Merger—Conditions of the Exchange Offer, Consent Solicitation and Merger":

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  the tender of at least 66 2/3% of the outstanding shares of BCI Preferred Stock and the accompanying consents;
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  the registration statement, of which this prospectus and solicitation statement is a part, having been declared effective by the SEC;
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  the first stage closing of the sale of our broadband business having been consummated on or before June 30, 2003 in accordance with the terms set forth as of March 24, 2003 in the purchase agreement for the sale of our broadband business, together with any immaterial and non-economic amendments, waivers or supplements thereto after March 24, 2003 (see "Background of the Exchange Offer, Consent Solicitation and Merger—The Restructuring Plan and Recent Developments" for more detail);

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  the absence of any threatened or pending litigation or other legal action relating to the exchange offer, consent solicitation or merger;
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  the absence of any unsolicited offer or expression of bona fide interest from a third party with respect to a potential merger, acquisition, business combination or other strategic combination involving BCI or Broadwing, that if the board of directors of BCI or Broadwing determines it to be in the best interests of BCI or Broadwing to accept, would alter the terms of the exchange offer and consent solicitation in a manner not permitted by the exchange and voting agreement (as defined in "The Exchange Offer, Consent Solicitation and Merger—Exchange and Voting Agreement"); and
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  the absence of any governmental approvals required in order to complete the exchange offer, consent solicitation or merger.

Exchange and Voting Agreement

        On March 24, 2003, we entered into an exchange and voting agreement with Alliance Capital Management L.P., Fidelity Management & Research Co., GMT Capital Corp., Gryphon Partners L.P., Morgan Stanley Investment Management, OZ Management, LLC and OZF Management L.P. pursuant to which each of these holders of BCI Preferred Stock agreed to tender all of their BCI Preferred Stock and to consent to the amendments to the certificate of designation governing the BCI Preferred Stock. In addition, each party to the exchange and voting agreement has agreed to use commercially reasonable efforts to complete the exchange offer and consent solicitation. In the aggregate, these holders own shares representing approximately 67.4% of the outstanding shares of BCI Preferred Stock. As a result, the minimum tender condition will be satisfied upon the tender of the shares held by these holders or their transferees. In addition, upon the tender of the shares subject to the exchange and voting agreement, the amendment to the certificate of designation governing the BCI Preferred Stock and completion of the exchange offer, we will be able to effect the merger without the approval of any other holder of BCI Preferred Stock. See "The Exchange Offer, Consent Solicitation and Merger—Exchange and Voting Agreement."

Waiver and Release

        Each holder of BCI Preferred Stock by tendering and accepting Broadwing Common Stock pursuant to the exchange offer waives and releases Broadwing, BCI and their affiliates, and the respective directors, officers and employees of Broadwing, BCI and their affiliates from certain liabilities and claims against Broadwing, BCI or their affiliates, or against any of their respective officers, directors, employees and stockholders. See "The Exchange Offer, Consent Solicitation and Merger—Waiver and Release."

Certain Risk Factors

        Investment in the Broadwing Common Stock issuable in the exchange offer involves a high degree of risk. In deciding whether to tender your shares pursuant to the exchange offer and deliver related consents pursuant to the consent solicitation, you should carefully read this prospectus and solicitation statement, including the risk factors, as well as the documents incorporated by reference into this prospectus and solicitation statement. See "Risk Factors" for a more complete discussion of these and other factors to consider in connection with the exchange offer and consent solicitation.

Trading Price Information

        The BCI Preferred Stock is quoted on the NYSE under the symbol "IXK-NA-09." The trading market for shares of BCI Preferred Stock is limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in the shares and the balance between buy and sell orders for the shares. The last traded price for the BCI Preferred Stock on the NYSE on April 14, 2003 was $129.38 per share. Broadwing Common Stock is quoted on the NYSE under the symbol "BRW," and the last traded price for Broadwing Common Stock on the NYSE on April 14, 2003 was $3.93 per share. You are urged to obtain current market quotations.

Timing of the Exchange Offer and Consent Solicitation

        We hope to complete the exchange offer and consent solicitation concurrently with the first stage closing of the sale of our broadband business, which is anticipated to close by the end of the second quarter of 2003. Consequently, the exchange offer and consent solicitation are currently scheduled to expire on            , 2003; however, we may extend the exchange offer and consent solicitation from time to time as necessary until all the conditions to the exchange offer and consent solicitation have been satisfied or, where permissible, waived. See "The Exchange Offer, Consent Solicitation and Merger—Extension, Termination and Amendment."

Extension, Termination and Amendment

        We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer and consent solicitation remain open if any condition to the exchange offer and consent solicitation has not been satisfied, and we can do so by giving oral notice followed by written notice of such extension to the exchange agent. If we decide to extend the exchange offer and consent solicitation, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurances that we will exercise our right to extend the exchange offer and consent solicitation, although we may do so until all conditions have been satisfied, or where permissible, waived. During any such extension, all shares of BCI Preferred Stock previously tendered and not properly withdrawn and all related consents previously given and not properly revoked will remain subject to the exchange offer and consent solicitation, respectively, subject to your right to withdraw your shares of BCI Preferred Stock and revoke the related consents.

        Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (1) to delay our acceptance for exchange or our exchange of any shares of BCI Preferred Stock pursuant to the exchange offer, regardless of whether we previously accepted the shares of BCI Preferred Stock for exchange, or to terminate our exchange offer and not accept for exchange or exchange any shares of BCI Preferred Stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the exchange offer, consent solicitation and merger to be satisfied and (2) to waive any conditions (subject to the limitations on waivers described under "The Exchange Offer, Consent Solicitation and Merger—Conditions of the Exchange Offer, Consent Solicitation and Merger") or otherwise to amend the exchange offer and consent solicitation in any respect, by giving oral notice followed by written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay with a public announcement as promptly as practicable. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rule 14d-4(d)) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the exchange offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

Exchange of BCI Preferred Stock

        Upon the terms and subject to the conditions of the exchange offer, we will accept for exchange, and will exchange, shares of BCI Preferred Stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date. We will retain all the shares of BCI Preferred Stock we receive in the exchange offer.

Procedures For Tendering Shares and Delivering Consents

        To validly tender your BCI Preferred Stock pursuant to the exchange offer and consent to the proposed amendments pursuant to the consent solicitation, you must (1) complete, execute and transmit a consent and letter of transmittal, along with any required signature guarantees, or an agent's message, in connection with a book-entry transfer, and any other required documents, to the exchange agent at one of the addresses set forth on the back cover of this prospectus and solicitation statement and certificates for tendered BCI Preferred Stock must be received by the exchange agent at such address, or those shares of BCI Preferred Stock must be tendered pursuant to the procedures for book-entry tender set forth in "The Exchange Offer, Consent Solicitation and Merger" (and a confirmation of receipt of such tender received), in each case before the expiration date, or (2) comply with the guaranteed delivery procedures set forth in "The Exchange Offer, Consent Solicitation and Merger—Guaranteed Delivery." Holders of shares of BCI Preferred Stock tendered via book entry or guaranteed delivery procedures will still be required to complete and execute the consent and letter of transmittal.

Withdrawal of Tenders and Revocation of Consents

        To withdraw your shares from the exchange offer and to revoke related consents from the consent solicitation, send a written or facsimile transmission notice of withdrawal to the exchange agent at the appropriate address specified on the back cover of this prospectus and solicitation statement prior to the expiration date. Your notice of withdrawal must comply as to form with the requirements set forth in this prospectus and solicitation statement. See "The Exchange Offer, Consent Solicitation and Merger—Withdrawal of Tenders and Revocation of Consents."

The Merger

        If the amendment to the certificate of designation governing the BCI Preferred Stock and the exchange offer and consent solicitation are completed, in connection therewith we will effect a merger of a newly-formed wholly owned subsidiary of Broadwing with and into BCI in which any remaining shares of BCI Preferred Stock not tendered by you will be converted into the same number of shares of Broadwing Common Stock that you would have received if you had tendered your shares in the exchange offer. See "The Exchange Offer, Consent Solicitation and Merger—The Merger."

No Appraisal Rights

        You are not entitled to appraisal rights in connection with the exchange offer, consent solicitation or the merger.

Exchange Agent and Dealer Manager and Solicitation Agent

        Questions and requests for assistance may be directed to The Bank of New York, the exchange agent, or to Lehman Brothers, the dealer manager and solicitation agent, at their respective addresses and telephone numbers set forth on the back cover of this prospectus and solicitation statement.

Requests for additional copies of this prospectus and solicitation statement and the consent and letter of transmittal may be directed to The Bank of New York or Lehman Brothers.

Accounting Treatment

        Our acquisition of the BCI Preferred Stock through the exchange offer and the merger will be accounted for as a capital stock transaction. As such, there would be no income statement impact to either us or BCI, except for fees incurred to consummate the exchange offer, consent solicitation and merger.

        BCI will eliminate the BCI Preferred Stock from its capital structure and record an increase to additional paid-in capital to the extent the $414.4 million book value, as of December 31, 2002, of the BCI Preferred Stock exceeds the fair value of Broadwing Common Stock issued in the exchange offer. The fair value of the Broadwing Common Stock issued in the exchange offer will be reflected as a payable to Broadwing on BCI's financial statements. We will record a receivable from BCI in the amount of the fair value of Broadwing Common Stock issued in the exchange offer. We will also record an increase in additional paid-in capital to the extent the fair value of Broadwing Common Stock issued in the exchange offer exceeds its par value.

        On a consolidated basis, minority interest reflected in the balance sheet, as of December 31, 2002, of $414.4 million will be eliminated and the amount of additional paid-in capital and par value of Broadwing Common Stock issued will increase by the same amount, allocated based on the number of shares of Broadwing Common Stock issued in the exchange offer.

Consolidated Historical and Pro Forma Financial Data

        For selected historical consolidated financial information concerning Broadwing and BCI for the five years ended December 31, 2002, see "Selected Historical Consolidated Financial Data." For unaudited condensed consolidated pro forma financial information concerning Broadwing and BCI (a) for the year ended December 31, 2002, giving effect to (1) the Goldman mezzanine financing, the amendment to the terms of our credit facilities and the supplemental indenture amending the terms of the Convertible Subordinated Notes, (2) the sale of our broadband business, (3) the exchange offer and (4) the BCI debt exchange offer and (b) for the years ended December 31, 2001 and 2000, giving effect to the sale of our broadband business only, see "Unaudited Pro Forma Condensed Consolidated Financial Information."

Certain U.S. Federal Income Tax Considerations

        The exchange of BCI Preferred Stock for Broadwing Common Stock will be a taxable exchange for U.S. Federal income tax purposes. You will recognize gain or loss on the exchange equal to the difference between the fair market value of the Broadwing Common Stock (including fractional shares) exchanged for your BCI Preferred Stock and your tax basis in the BCI Preferred Stock surrendered in the exchange. For a further discussion of certain U.S. Federal income tax considerations relating to the exchange offer that might be applicable to you, see "Certain U.S. Federal Income Tax Considerations."

Regulatory Approvals

        We may not complete the exchange offer and consent solicitation until the registration statement, which this prospectus and solicitation statement is a part of, is declared effective by the SEC. We are not aware of any other regulatory approvals necessary to complete the exchange offer, consent solicitation and merger.

RISK FACTORS

        In deciding whether to tender your shares pursuant to the exchange offer and deliver related consents pursuant to the consent solicitation, we urge you to read this prospectus and solicitation statement and the documents incorporated by reference into this prospectus and solicitation statement carefully. You should also consider the risk factors described below. These risks and uncertainties could result in a material adverse effect on our businesses, financial condition and results of operations and could result in a material decline in the trading price of the Broadwing Common Stock.

Risk Factors Related to the Exchange Offer and Consent Solicitation

Because the number of shares of Broadwing Common Stock that you receive in the exchange offer is fixed, the value of the shares of Broadwing Common Stock at the time you receive them could be less than their value at the time you tender your shares of BCI Preferred Stock.

        In the exchange offer, each share of BCI Preferred Stock will be exchanged for 35.8 shares of Broadwing Common Stock. This is a fixed exchange ratio. The exchange offer does not provide for an adjustment in the exchange ratio even if there is an increase or a decrease in the trading price of the Broadwing Common Stock between the date of this prospectus and solicitation statement and the expiration date of the exchange offer and consent solicitation. The trading price of the Broadwing Common Stock will likely be different on the date of the expiration of the exchange offer and consent solicitation than it is today because of ordinary trading fluctuations as well as changes in the business, operations or prospects of Broadwing, market reactions to the exchange offer and consent solicitation and the Restructuring Plan, possible other acquisitions or dispositions by us, general market and economic conditions and other factors. See "Comparative Stock Prices and Dividends."

The trading price of Broadwing Common Stock may be volatile; securities class actions during the time of such volatility may have a material impact on the financial condition and operating results of our business.

        The trading price of Broadwing Common Stock may fluctuate substantially as a result of periodic variations in the actual or anticipated financial results of our businesses or of other companies in the telecommunications industry. In addition, the stock market has experienced price and volume fluctuations due to the general weakness in the U.S. economy and other factors that have affected the trading price of many telecommunications stocks. These fluctuations have sometimes been unrelated or disproportionate to the operating performance of these companies. Fluctuations such as these have affected and are likely to continue to affect the trading price of Broadwing Common Stock. In addition, many of the risks described below in "Risk Factors Related to the Business of Broadwing" and "Risk Factors Related to the Business of BCI" could materially and adversely affect the trading price of Broadwing Common Stock.

        Furthermore, securities class actions have often been instituted against companies following periods of volatility and decline in the trading prices of such companies' securities. In 2002 and 2003, a number of putative class action and derivative lawsuits were filed against us and our officers and directors. These lawsuits allege violations of, inter alia, the securities laws and the Employee Retirement Income Security Act of 1974, as amended. We intend to defend these actions vigorously. However, such litigation could result in substantial costs and have a material impact on the financial condition and operating results of our business. We could be required to pay substantial damages, including compensatory damages, attorneys' fees and other costs, if we were to lose any of these lawsuits.

The trading price of Broadwing Common Stock may decline due to future issuances of shares.

        As of March 31, 2003, there were approximately 218,952,904 million shares of Broadwing Common Stock outstanding. Each depositary share representing one one-twentieth of a share of our 6 3/4% Preferred Stock (as defined in "Description of Broadwing Capital Stock") may be redeemed at any time at the option of the holders, for 1.44 shares of Broadwing Common Stock, or 4,477,410 total shares, and our Convertible Subordinated Notes may be redeemed at the option of the holders for shares of Broadwing Common Stock at an initial conversion price of $29.89 per share, or 17,107,503 total shares, based on the accreted value of the Convertible Subordinated Notes as of March 31, 2003. In connection with the Goldman mezzanine financing, we issued 17,500,000 warrants, each to purchase one share of Broadwing Common Stock at $3.00 per share. These warrants are exercisable at any time until March 26, 2013. If the exchange offer, consent solicitation and merger are completed, we will issue an additional 14,148,518 shares of Broadwing Common Stock. If the BCI debt exchange offer is completed and the entire outstanding aggregate principal amount of 9% Notes outstanding is tendered and accepted for exchange, we will issue an additional 11,076,707 shares of Broadwing Common Stock. In addition, our board of directors has approved the grant of options to purchase an aggregate of 50,000,000 shares to our employees, executives and directors and, as of March 31, 2003, options to purchase 36,487,000 shares had been issued and remain outstanding. The issuance or expected issuance of a large number of shares of Broadwing Common Stock (or unexercised warrants convertible into Broadwing Common Stock) at any time after the date of this prospectus and solicitation statement could negatively affect the trading price of Broadwing Common Stock.

Upon consummation of the exchange offer and consent solicitation, holders of BCI Preferred Stock who tender their shares will become holders of Broadwing Common Stock; holders of BCI Preferred Stock who tender their shares will lose their liquidation preference in BCI.

        We own a number of businesses other than BCI. Accordingly, as a holder of Broadwing Common Stock, you will be subject to the risks and liabilities affecting all of our businesses, as well as the risks and liabilities affecting BCI's businesses. The trading price of the Broadwing Common Stock could decline as a result of factors different from those affecting the trading price of the BCI Preferred Stock, including the results of operations, financial condition and prospects of our businesses other than BCI.

        Furthermore, holders of BCI Preferred Stock who tender their shares will lose their liquidation and bankruptcy preference in the assets of BCI. For a summary of the material differences between the current rights and features of the BCI Preferred Stock and the Broadwing Common Stock see "Comparison of BCI Preferred Stock and Broadwing Common Stock."

The sole director of BCI has potential conflicts of interest in the exchange offer, consent solicitation, the amendment to the certificate of designation and merger; our board of directors has potential conflicts of interest in the exchange offer, consent solicitation and merger.

        You should be aware that certain significant conflicts of interest exist for the sole member of the BCI board of directors. Thomas L. Schilling, the sole member of the BCI board of directors, also serves as the Chief Financial Officer of Broadwing. Mr. Schilling's compensation is ultimately determined by the compensation committee of the Broadwing board of directors. In addition, on February 3, 2003, we entered into an amended employment agreement with Mr. Schilling, whereby Mr. Schilling was incentivized to sell our broadband business, amend the terms of the credit facilities and remain at Broadwing through the completion of our Restructuring Plan. If these objectives are achieved, Mr. Schilling will be entitled to a success bonus equal to 50% of the sum of his annual base salary plus his bonus target. We do not expect that the exchange offer, consent solicitation, the amendment to the certificate of designation or merger will be evaluated by any independent directors of BCI. See "Relationship Between Broadwing and BCI—Relationship of Directors and Executive Officers of BCI with Broadwing."

        You should also be aware that Broadwing's directors and executive officers have interests in the Restructuring Plan that are different from, or in addition to, or that might conflict with, the interests of the holders of the BCI Preferred Stock. Kevin W. Mooney, who is both Chief Executive Officer and a director of Broadwing, also entered into an amended employment agreement with us, whereby Mr. Mooney was incentivized to sell our broadband business, amend the terms of the credit facilities and remain at Broadwing through the completion of our Restructuring Plan. If these objectives are achieved, Mr. Mooney will be entitled to a success bonus equal to 100% of the sum of his annual base salary plus his bonus target. Jeffrey C. Smith is the Chief Human Resources Officer, General Counsel and Corporate Secretary of Broadwing and is an executive officer of BCI. Mr. Smith also entered into an amended employment agreement with us, whereby he was incentivized to sell our broadband business, amend the terms of the credit facilities and remain at Broadwing through the completion of our Restructuring Plan. If these objectives are achieved, Mr. Smith will be entitled to a success bonus equal to 50% of the sum of his annual base salary plus his bonus target. In addition, both Mary E. McCann and John F. Cassidy are executive officers of both Broadwing and BCI. Our board of directors were aware of these interests and conflicts when it determined to approve the exchange offer, consent solicitation and merger pursuant to the Restructuring Plan.

The proposed amendments to the certificate of designation will eliminate many protections intended for the holders of BCI Preferred Stock.

        If the exchange offer and consent solicitation are completed, the proposed amendments to the certificate of designation pursuant to which the BCI Preferred Stock was issued will eliminate all voting rights and restrictive covenants, including:

  •
  the right of holders of BCI Preferred Stock to cast one-tenth of one vote per share on all matters, voting together with the common stock of BCI as a single class;

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  the right of holders of BCI Preferred Stock to elect two additional members of the board of directors if dividends on the BCI Preferred Stock are in arrears and unpaid for six or more quarters (whether or not consecutive) or in the event of a violation of a covenant;

  •
  the mandatory redemption feature;

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  the limitation on indebtedness;

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  the limitation on restricted payments;

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  the limitation on restrictions on distributions from restricted subsidiaries;

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  the limitation on affiliate transactions;

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  the limitation on asset sales and mergers;

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  the obligation to offer to repurchase or to reset the dividend rate on the BCI Preferred Stock upon a change of control; and

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  the obligation to file annual, quarterly and other reports with the SEC.

        If the proposed amendments are adopted, the amended terms of the BCI Preferred Stock will afford less protection to holders than that currently set forth in the certificate of designation. If the amendment to the certificate of designation and the exchange offer and consent solicitation are completed, each non-exchanging holder of BCI Preferred Stock will be bound by the proposed amendments even if such holder did not consent to the proposed amendments.

        Consents with respect to BCI's common stock, which is 100% owned by Broadwing, and at least 66 2/3% of the outstanding shares of BCI Preferred Stock must be received in order to amend the certificate of designation under which the BCI Preferred Stock was issued. As of March 31, 2003, holders of shares representing approximately 67.4% of the outstanding shares of BCI Preferred Stock have agreed with Broadwing to tender their shares and give their consents. See "The Exchange Offer, Consent Solicitation and Merger—Exchange and Voting Agreement." As a result, if the exchange offer is completed, we will be able to amend the certificate of designation without the approval of any other holder of BCI Preferred Stock. Each non-exchanging holder of BCI Preferred Stock will be bound by such amended certificate of designation even if such holder did not give its consent.

The liquidity of BCI Preferred Stock after the completion of the exchange offer and consent solicitation will be reduced; any remaining shares of BCI Preferred Stock will be exchanged in the merger.

        If some holders of BCI Preferred Stock do not elect to participate in the exchange offer there may be shares of BCI Preferred Stock outstanding after the amendment to the certificate of designation governing the BCI Preferred Stock and our acceptance of the shares tendered pursuant to the exchange offer and prior to the effectiveness of the merger.

        The trading market for BCI Preferred Stock outstanding immediately after the amendment to the certificate of designation governing the BCI Preferred Stock and the exchange offer and prior to the effectiveness of the merger could become limited or nonexistent due to the reduction in the amount of BCI Preferred Stock outstanding after completion of the exchange offer. If a market for the unexchanged BCI Preferred Stock exists after consummation of the exchange offer, the BCI Preferred Stock may trade at a discount to the price at which it would trade if the exchange offer had not been consummated, depending on prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged BCI Preferred Stock will exist or be maintained and cannot assure you as to the prices at which the unexchanged BCI Preferred Stock may trade.

        Furthermore, as soon as practicable after the amendment to the certificate of designation governing the BCI Preferred Stock and the exchange offer and consent solicitation, in connection therewith we will effect a merger of a newly-formed wholly owned subsidiary of Broadwing with and into BCI, in which any remaining shares of BCI Preferred Stock not tendered by you will be converted into the same number of shares of Broadwing Common Stock that you would have received if you had tendered your shares in the exchange offer. See "The Exchange Offer, Consent Solicitation and Merger—The Merger."

Upon the amendment to the certificate of designation governing the BCI Preferred Stock and the consummation of the exchange offer and consent solicitation and the BCI debt exchange offer, BCI will no longer be required to file reports with the SEC pursuant to the Exchange Act; BCI will also delist the BCI Preferred Stock from the NYSE.

        Pursuant to the terms of the certificate of designation governing the BCI Preferred Stock and the indenture governing the 9% Notes, BCI is required to file periodic reports with the SEC as specified in Sections 13 and 15(d) of the Exchange Act. In connection with the BCI debt exchange offer, we are also currently soliciting consents to amend the 9% Notes indenture to eliminate BCI's periodic reporting requirements. Holders of notes representing a majority of the aggregate amount outstanding of the 9% Notes must consent to an amendment of the 9% Notes indenture, and as of March 31, 2003 holders of notes representing approximately 92.2% of the aggregate principal amount outstanding of the 9% Notes have already agreed to give their consents. Upon the effectiveness of the proposed amendments, the certificate of designation governing the BCI Preferred Stock will no longer require BCI to file reports with the SEC.

        BCI's status as a non-filing company would limit the amount of information about BCI that would be required to be made publicly available under the Exchange Act and could have a negative impact on the trading market of any shares of BCI Preferred Stock outstanding after the completion of the exchange offer and consent solicitation.

        In addition, because the BCI Preferred Stock will no longer meet the listing requirements of the NYSE, after the completion of the exchange offer, BCI will delist the BCI Preferred Stock from the NYSE. This may adversely affect the liquidity and trading price of the remaining shares of BCI Preferred Stock.

An alternative to the exchange offer may be the filing by BCI for protection under Chapter 11.

        If the exchange offer is not completed, BCI may be forced to seek an alternative to exchanging the BCI Preferred Stock. BCI may consider filing for protection under Chapter 11, through which BCI's plan of reorganization could be on terms less favorable to holders of BCI Preferred Stock than the terms of the exchange offer. It is likely in bankruptcy that the BCI Preferred Stock would be extinguished for no consideration. In addition, there is a risk that distributions, if any, to holders of BCI Preferred Stock under a liquidation or under a protracted and non-orderly restructuring would be substantially delayed and diminished.

We do not intend to pay cash dividends on the Broadwing Common Stock in the foreseeable future.

        We have not paid a dividend on the Broadwing Common Stock since 1999. We do not anticipate paying cash dividends on the Broadwing Common Stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, restrictions in our debt agreements, earnings and other factors deemed relevant by our board of directors. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our common stock. See "Comparison of BCI Preferred Stock and Broadwing Common Stock" and "Comparative Stock Price and Dividends—Broadwing's Dividend Policy."

Anti-takeover provisions of Ohio General Corporation Law, our amended articles of incorporation and our rights agreement may affect the value of the Broadwing Common Stock.

        Certain provisions of the Ohio General Corporation Law may discourage or prevent a third party from acquiring control of Broadwing. Such provisions may discourage bids for the Broadwing Common Stock at a premium over the trading price and may adversely affect the trading price and voting and other rights of the holders of Broadwing Common Stock.

        Our amended articles of incorporation authorize our board of directors to issue Series A Preferred Stock in connection with our rights agreement. Under our rights agreement, rights attach to each share of Broadwing Common Stock outstanding and, when exercisable, entitle the registered holder to purchase from Broadwing one one-thousandth of a share of Broadwing Series A Preferred Stock. The issuance of Broadwing Series A Preferred Stock could make it more difficult for a third party to acquire us. We have no present plans to issue shares of Series A Preferred Stock. See "Description of Broadwing Capital Stock—Preferred Stock" and "Description of Broadwing Capital Stock—Anti-takeover Effects of Ohio Law" for a more complete description of our capitalization and the effects of the Ohio General Corporation Law on certain actions that we may take.

Risk Factors Related to the Business of Broadwing

Recent and expected losses.

        We have reported a net loss of $377.1 million, $286.2 million and $4.2 billion for the years ended December 31, 2000, 2001 and 2002, respectively. The increase in net loss from 2001 to 2002 was due primarily to the pre-tax asset impairment charge of approximately $2.2 billion related to our broadband business, the establishment of a valuation allowance of $1.1 billion against certain federal and state deferred tax assets and the $2.0 billion expense resulting from a change in accounting principle, net of taxes, related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". The decrease in net loss from 2000 to 2001 was due primarily to loss on investments of $356 million realized in 2000 offset partially by the restructuring charges we took in connection with our November 2001 restructuring plan, the depreciation associated with our optical network assets and certain asset impairment charges. There can be no assurance that we will return to profitability in the future. Failure to generate net income will have a material adverse effect on our ability to fulfill our obligations and on our business and prospects generally.

Our financial condition could be adversely effected if we are unable to realize fully our deferred tax assets.

        As of December 31, 2002, we had total deferred tax assets of $1,196 million, including a deferred tax asset of $288 million relating to $822 million of U.S. Federal net operating loss carryforwards and a deferred tax asset of $139 million relating to state and local net operating loss carryforwards. In addition, we had other deferred tax assets, principally related to the fourth quarter 2002 impairment charge related to our broadband business. As of December 31, 2002, a valuation allowance of $1,189 million was recorded against our total deferred tax assets of $1,196 million. For more information concerning our net operating loss carryforwards, deferred tax assets and valuation allowance, see Note 11 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002. Although we believe that we will be able to realize fully our deferred tax assets, if we were unable to do so, as a result of insufficient taxable income or otherwise, our business, financial condition and results of operations could be adversely affected.

We are highly leveraged.

        We are highly leveraged and have significant debt service obligations. As of December 31, 2002, we had outstanding indebtedness of $2,558 million and a total shareholders' deficit of $2,548 million. As of December 31, 2002, we had the ability to borrow an additional $164 million under our revolving credit facility, subject to compliance with certain conditions. On March 26, 2003, we completed an amendment to our credit facilities, which included the extension of the maturity of our revolving credit facility from 2004 to 2006, and the acceleration of a portion of our term loan facilities from 2004 to 2003.

        Our substantial debt could have important consequences to you, including the following:

  •
  we will be required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, strategic acquisitions, investments and alliances and other general corporate requirements;

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  our interest expense could increase if interest rates in general increase because a substantial portion of our debt bears interest at floating rates;

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  our substantial leverage will increase our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

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  our debt service obligations could limit our flexibility to plan for, or react to, changes in our business and the industry in which we operate;

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  our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, strategic acquisitions, investments and joint ventures and other general corporate requirements; and

  •
  a potential failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, require us to maintain specified financial ratios could, if not cured or waived, have a material adverse effect on our ability to fulfill our obligations and on our business or prospects generally.

Servicing indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        We expect to obtain the cash to make payments on our credit facilities and other indebtedness and to fund working capital, capital expenditures and other general corporate requirements from our operations, additional sources of debt financing and borrowings under our credit facilities. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, additional sources of debt financing will be available to us or that future borrowings will be available to us under the credit facilities, in each case, in amounts sufficient to enable us to service our indebtedness or to fund our other liquidity needs. If we cannot service our indebtedness, we will have to take actions such as reducing or delaying capital expenditures, strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing indebtedness or seeking additional equity capital, which may adversely affect our customers and affect their willingness to remain customers. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt instruments may restrict us from adopting any of these alternatives.

Successful completion of our Restructuring Plan is critical to our success.

        The Restructuring Plan is intended to strengthen our financial position, maintain the strength and stability of our local telephone business, reduce the cash expenditures at BCI, facilitate the evaluation of strategic alternatives and reduce our debt balances over time. To date, we have restructured BCI to reduce expenses, restructured Cincinnati Bell Telephone to realign sales and marketing, entered into an agreement for the sale of our broadband business, secured an additional source of capital, amended our credit facilities, entered into a supplemental indenture amending the terms of our Convertible Subordinated Notes and are in the process of exchanging and retiring preferred stock and debt at BCI. Nevertheless, there can be no assurances that the Restructuring Plan or any of the restructuring initiatives under the Restructuring Plan will be successful. The sale of our broadband business is expected to close in 2003, however, there can be no assurances that we will be able to complete the sale. Also, there can be no assurance that the exchange offer and consent solicitation or the BCI debt exchange offer will be successfully completed. If we fail to successfully implement the Restructuring Plan, our business, financial condition and results of operations would be adversely affected.

There can be no assurances that Broadwing will be successful in its efforts to complete the sale of our broadband business; there will be little or no remaining cash proceeds from the sale of our broadband business to fund BCI's general corporate requirements.

        On February 22, 2003, we entered into an agreement to sell our broadband business by agreeing to sell substantially all of the assets of certain of BCI's operating subsidiaries to C III Communications, LLC and C III Communications Operations, LLC for approximately $129 million in cash, subject to certain purchase price adjustments, and the assumption of certain liabilities and operating contractual commitments. The sale is subject to customary closing conditions, including the approval by the FCC and relevant state public utility commissions. See "Background of the Exchange Offer, Consent Solicitation and Merger—The Restructuring Plan and Recent Developments" for a description of additional conditions to the sale. The sale is expected to close in 2003; however, there can be no assurances that the sale of our broadband business will be completed on acceptable terms, or at all. If we are unable to complete this sale, BCI could face material adverse consequences, including bankruptcy. In addition, pursuant to the terms of the 16% Notes indenture and our amended credit facilities there are significant restrictions on our ability to make future investments or other cash infusions in BCI and its subsidiaries.

        Furthermore, there will be little or no remaining net cash proceeds from the sale of our broadband business to fund BCI's working capital, capital expenditures and other general corporate requirements. Under the amended terms of our credit facilities, the proceeds from the sale of our broadband business will be used to pay BCI's remaining liabilities and claims and current ordinary course operating expenses. Any remaining net proceeds will be applied 60% to prepay our credit facilities and 40% to pay certain of BCI's other obligations, provided that, in the event of a bankruptcy of BCI or any of its subsidiaries, 100% of any such remaining net proceeds must be applied to prepay our credit facilities. If there are any proceeds remaining after BCI's obligations have been satisfied, those amounts must be applied to pay down Broadwing's credit facilities.

We depend on the credit facilities to provide liquidity.

        We depend on the credit facilities to provide for financing requirements in excess of amounts generated by operations.

        In November 1999, we obtained credit facilities of $1.8 billion from a group of lending institutions. The credit facilities were increased to $2.1 billion in January 2000 and again to $2.3 billion in June 2001. Total availability under the credit facilities decreased to $1.825 billion as of December 31, 2002 following a $335 million prepayment of the outstanding term debt facilities in the first quarter of 2002 (with proceeds from the sale of substantially all of the assets of our Cincinnati Bell Directory subsidiary), $5 million in scheduled repayments of the term debt facilities and $135 million in scheduled amortization of the revolving credit facility.

        On March 26, 2003, we completed an amendment to the credit facilities, which included the extension of the maturity on the revolving credit facility from 2004 to 2006, and the acceleration of a portion of the maturities on the term loan facilities from 2004 to 2003. As of March 26, 2003, the credit facilities consisted of $644.0 million in revolving credit maturing on March 1, 2006, $516.0 million in term loans from banking institutions maturing in various amounts in 2003 and 2004 and $444.0 million in term loans from non-banking institutions maturing in various amounts between 2003 and 2007.

        However, the ability to borrow from the credit facilities is predicated on our and our subsidiaries' compliance with covenants that have been negotiated with the lenders. Failure to satisfy these covenants could severely constrain our ability to borrow under the credit facilities. As of December 31, 2002, Broadwing was in compliance with all of the covenants of the credit facilities.

The credit facilities and other indebtedness impose significant restrictions on us.

        Our debt instruments impose, and the terms of any future debt may impose, operating and other restrictions. These restrictions will affect, and in many respects will limit or prohibit, among other things, our and our subsidiaries' ability to:

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  incur additional indebtedness;

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  create liens;

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  make investments;

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  enter into transactions with affiliates;

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  sell assets;

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  guarantee indebtedness;

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  declare or pay dividends or other distributions to shareholders;

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  repurchase equity interests;

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  redeem debt that is junior in right of payment to such indebtedness;

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  enter into agreements that restrict dividends or other payments from subsidiaries;

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  issue or sell capital stock of certain of its subsidiaries; and

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  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

        In addition, our credit facilities include other and more restrictive covenants and materially limit our ability to prepay other debt and preferred stock while debt under the credit facilities is outstanding. The agreements governing the credit facilities also require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. We are highly leveraged and it is uncertain whether we will continue to remain in compliance with these agreements.

        The restrictions contained in the terms of the credit facilities and our other debt instruments could:

  •
  limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

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  adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

        A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the credit facilities. See "—We depend on the credit facilities to provide liquidity" for a description of the effects of a default under the credit facilities.

Increased competition could affect profitability and cash flow.

        There is substantial competition in the telecommunications industry. Competition may intensify due to the efforts of existing competitors to address difficult market conditions through reduced pricing, bundled offerings or otherwise, as well as a result of the entrance of new competitors and the development of new technologies, products and services. If we cannot offer reliable, value-added services on a price competitive basis in any of our markets, we could be adversely impacted by competitive forces. In addition, if we do not keep pace with technological advances or fail to respond timely to changes in competitive factors in the industry, we could lose market share or experience a decline in our revenue and profit margins.

        Cincinnati Bell Telephone faces competition from other local exchange carriers, wireless services providers, interexchange carriers, cable providers and Internet access providers. We believe Cincinnati Bell Telephone will face greater competition as more competitors emerge and focus resources on the Greater Cincinnati metropolitan area.

        Cincinnati Bell Wireless is one of six active wireless service providers in the Cincinnati and Dayton, Ohio metropolitan market areas, including Cingular, Sprint PCS, T-Mobile, Verizon and Nextel, all of which are nationally known. We anticipate that competition will cause the market prices for wireless products and services to decline in the future. Cincinnati Bell Wireless's ability to compete will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the telecommunications industry. Furthermore, there has been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors who have greater resources or who offer more services than Cincinnati Bell Wireless.

        Our other subsidiaries operate in a largely local or regional area, and each of these subsidiaries faces significant competition. Cincinnati Bell Any Distance's competitors include large national long-distance carriers such as AT&T Corp., WorldCom Inc. and Sprint Corporation. Cincinnati Bell Public Communications competes with several other public payphone providers, some of which are national in scope and offer lower prices for coin-based local calling services. Our payphone subsidiary, Cincinnati Bell Public Communications, has also continued to be adversely impacted by the growing popularity of wireless communications.

        The effect of the foregoing competition could have a material adverse impact on our businesses, financial condition and results of operations. This could result in increased reliance on borrowed funds and could impact our ability to maintain our optical, wireline and wireless networks.

Significant capital expenditures will be required to maintain our networks.

        Capital expenditures of $844 million in 2000 decreased to $649 million in 2001, and decreased again in 2002 to $176 million. We may incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we fail to adequately maintain our networks or expand them to meet customer needs, there could be a material adverse impact on our business, financial condition and results of operations.

Regulatory initiatives may impact our profitability.

        Several of our subsidiaries are subject to regulatory oversight of varying degrees at both the state and federal levels. A significant portion of Cincinnati Bell Telephone's revenue is derived from pricing plans that require regulatory overview and approval. Different interpretations by regulatory bodies may result in adjustments to revenue in future periods. In recent years, these regulated pricing plans have resulted in decreasing or fixed rates for some services. In the future, regulatory initiatives that would put us at a competitive disadvantage or mandate lower rates for our services could result in lower profitability and cash flow for us.

        At the federal level, Cincinnati Bell Telephone is subject to the Telecommunications Act of 1996, including the rules subsequently adopted by the FCC to implement the 1996 Act, which we expect to impact Cincinnati Bell Telephone's in-territory local exchange operations in the form of greater competition.

        At the state level, Cincinnati Bell Telephone conducts local exchange operations in portions of Ohio, Kentucky and Indiana and, consequently, is subject to regulation by the Public Utilities Commissions ("PUC") in those states. In Ohio, the PUC has concluded a proceeding to establish permanent rates that Cincinnati Bell Telephone can charge to competitive local exchange carriers for unbundled network elements, although some elements will remain subject to interim rates indefinitely. The Kentucky commission recently initiated a similar case to establish rates for unbundled network elements in Kentucky. The establishment of these rates is intended to facilitate market entry by competitive local exchange carriers. Cincinnati Bell Telephone is also subject to an Alternative Regulation Plan (the "plan") in Ohio. The current plan gives Cincinnati Bell Telephone pricing flexibility in several competitive service categories in exchange for its commitment to freeze certain basic residential service rates during the term of the plan. The term of the current plan will expire on June 30, 2003. On March 1, 2003, Cincinnati Bell Telephone filed a letter of intent with the PUC seeking to extend its current plan. Failure to obtain approval of a new plan with similar pricing flexibility could have an adverse impact on its operations.

        Cincinnati Bell Wireless' FCC licenses to provide wireless services are subject to renewal and revocation. Although the FCC has routinely renewed wireless licenses in the past, we cannot be assured that challenges will not be brought against those licenses in the future. Revocation or non-renewal of Cincinnati Bell Wireless' licenses would result in lower operating results and cash flow for Broadwing.

        There are currently many regulatory actions under way and being contemplated by federal and state authorities regarding issues that could result in significant changes to the business conditions in the telecommunications industry. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators, or other legislative, administrative, or judicial initiatives relating to the telecommunications industry, would not have a material adverse effect on our business, financial condition and results of operations.

Attracting and retaining highly qualified employees is necessary for competitive advantage.

        We seek to achieve competitive advantage by hiring and retaining highly skilled personnel. We believe this is of particular importance in an industry that depends on innovation and execution in order to attract and retain customers. If we fail to attract or retain these skilled personnel, our business, financial condition and results of operations could be materially impacted.

Our success depends on the introduction of new products and services.

        Our success depends, in part, on being able to anticipate the needs of current and future enterprise, carrier and residential customers. We seek to meet these needs through new product introductions, service quality, technological superiority and the ability to bundle services together in packages that are attractive to our customers. If we fail to anticipate the needs of these customers or to introduce the new products and services necessary to attract or retain them, it would have a material adverse impact on our business, financial condition and results of operations.

Continuing softness in the U.S. economy is having a disproportionate effect on the telecommunications industry.

        In 2001, the business environment for the telecommunications industry deteriorated significantly and rapidly and remains weak. This was primarily due to: the general weakness in the U.S. economy, which was exacerbated by the events of September 11, 2001, and concerns regarding terrorism; pressure on prices for broadband services due to substantial excess fiber capacity in most markets; and forecasted demand for broadband services not being realized as a result of the state of the economy, the bankruptcy or liquidation of a substantial number of Internet companies, and financial difficulties experienced by many telecommunications customers. We expect these trends to continue, including reduced business from financially troubled customers and downward pressure on prices due to reduced demand and overcapacity. If these trends do continue, there could be a material adverse impact on our business, financial condition and results of operations.

Terrorist attacks and other acts of violence or war may affect the financial markets and our business, financial condition and results of operations.

        As a result of the September 11, 2001 terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect of these events, as well as concerns about future terrorist attacks, on the financial markets is not yet known, but could adversely affect our ability to obtain financing on terms acceptable to us, or at all, to finance our capital expenditures or working capital.

        Terrorist attacks may negatively affect our operations and financial condition. There can be no assurance that there will not be further attacks against the United States or U.S. businesses or armed conflict involving the United States. Additionally, the recent escalation in tensions between the United States and Iraq has resulted in current U.S. military action in Iraq. Further terrorist attacks or other acts of violence or war may directly impact our physical facilities or those of our customers and vendors. These events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and world financial markets and economy. They could result in an economic recession in the United States or abroad. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

We expect significant changes in the wireless communications industry.

        The wireless communications industry is experiencing significant technological change. This includes the increasing pace of digital upgrades, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and changes in consumer needs and preferences. In addition, uncertainty exists as to the pace and extent that customer demand for wireless services will continue to increase. As a result, the prospects of our wireless business and those of the industry remain uncertain.

Risk Factors Related to the Business of BCI

        Several of the risk factors described above relating to the business of Broadwing also pertain to the business of BCI, including the ones entitled:

  •
  There can be no assurances that Broadwing will be successful in its efforts to complete the sale of our broadband business; there will be little or no remaining cash proceeds from the sale of our broadband business to fund BCI's general corporate requirements.

  •
  Regulatory initiatives may impact our profitability.

  •
  Successful completion of our Restructuring Plan is critical to our success.

  •
  Attracting and retaining highly qualified employees is necessary for competitive advantage.

  •
  Our success depends on the introduction of new products and services.

  •
  Continuing softness in the U.S. economy is having a disproportionate effect on the telecommunications industry.

  •
  Terrorist attacks and other acts of violence or war may affect the financial markets and our business, financial condition and results of operations.

Other Risk Factors Related to the Business of BCI

         In addition, the following risk factors also relate to the business of BCI.

BCI is highly leveraged.

         BCI is highly leveraged and has significant debt service obligations. As of December 31, 2002, BCI had aggregate outstanding indebtedness of $1,738 million and a total shareholders' deficit of $2,562 million. Of BCI's debt outstanding as of December 31, 2002, $1,493 million is debt owed to Broadwing.

        BCI's substantial debt could have important consequences to you, including the following:

  •
  it will be required to use a substantial portion of its cash flow from operations to pay principal and interest on its debt, thereby reducing the availability of its cash flow to pay dividends on the BCI Preferred Stock, fund working capital, capital expenditures, strategic acquisitions, investments and alliances and other general corporate requirements;

  •
  its substantial leverage will increase its vulnerability to general economic downturns and adverse competitive and industry conditions and could place it at a competitive disadvantage compared to those of its competitors that are less leveraged;

  •
  its debt service obligations could limit its flexibility to plan for, or react to, changes in its business and the industry in which it operates; and

  •
  its level of debt may restrict it from raising additional financing on satisfactory terms to fund working capital, capital expenditures, strategic acquisitions, investments and joint ventures and other general corporate requirements.

Servicing indebtedness requires a significant amount of cash, and BCI's ability to generate cash depends on many factors beyond its control; Broadwing's ability to finance BCI's operations is restricted.

        BCI expects to obtain needed cash from operations and, to the limited extent still allowed under various credit documents, from third party borrowings and intercompany loans from Broadwing. BCI's ability to generate cash is also subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. BCI cannot assure you that its business will generate sufficient cash flow from operations, additional sources of funding will be available to it, or that future borrowings will be available to it in amounts sufficient to enable it to service its indebtedness or to fund its other liquidity needs.

        On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of the 16% Notes as part of the Goldman mezzanine financing. The 16% Notes indenture contains numerous restrictions on the ability of Broadwing to make further investments in BCI. Specifically, under the 16% Notes indenture, Broadwing and its restricted subsidiaries may not (1) make any restricted payments to, (2) issue capital stock to, (3) make any investment in (including guaranteeing the obligations and purchasing assets for BCI), or (4) allow any tax reimbursement for the benefit of BCI beyond a certain amount. On March 26, 2003, we amended the terms of our credit facilities, which now also impose restrictions on our ability to make further investments in BCI under terms similar to those in the 16% Notes indenture.

        In the past, we have made capital contributions and intercompany loans to BCI to finance BCI's operating activities and other obligations, including its preferred stock dividends and repayments of long-term debt. In 2002, BCI received intercompany loans from us of $23.3 million and capital contributions of $1.9 million. Because the 16% Notes indenture and the amended terms of the credit facilities have restricted our ability to continue funding BCI, as of February 28, 2003, we had the ability to invest an additional $58.4 million in BCI. If BCI requires funds in excess of the amounts permitted by the 16% Notes indenture and the amended terms of the credit facilities, there can be no assurances that the holders of the 16% Notes or the lenders under the credit facilities will consent to us investing additional money to allow BCI to meet its obligations.

        As of March 26, 2003, BCI's subsidiary, Broadwing Communications Services Inc., had borrowed $223.0 million under our credit facilities. However, the amended terms of our credit facilities prohibit any additional borrowings by BCI or its subsidiaries. Because BCI has relied on our credit facilities in the past to fund its operations, the restrictions on future borrowings might adversely affect its ability to access sufficient cash to meet its obligations.

        If we are unable to fund BCI going forward, and because Broadwing Communications Services Inc. can no longer borrow under our credit facilities, BCI may explore alternative transactions or sources of financing, including borrowing money or raising equity capital. There can be no assurances that any such transactions could be consummated on acceptable terms, or at all. The uncertainty of future cash flows of BCI combined with the funding constraints discussed above have prompted PricewaterhouseCoopers LLP, BCI's independent accountants, to include a going concern explanatory paragraph in their report filed in connection with the stand-alone financial statements of BCI. The going concern explanatory paragraph means that, in the opinion of PricewaterhouseCoopers LLP, there exists substantial doubt about BCI's ability to continue as a going concern and its ability to realize its assets and discharge its liabilities in the normal course of business. If BCI is unable to finance its operations or meet its remaining obligations going forward, it may be forced to seek protection from its creditors under Chapter 11, in which case the shares of BCI Preferred Stock would likely be extinguished for no consideration.

BCI depends on the receipt of dividends or other intercompany transfers from its subsidiaries.

        BCI conducts substantially all of its operations through its subsidiaries and substantially all of its operating assets are held directly by its subsidiaries. BCI will therefore be dependent upon dividends or other intercompany transfers of funds from these subsidiaries in order to pay any dividends on or redeem the BCI Preferred Stock and to meet its other obligations. See "Unaudited Pro Forma Condensed Consolidated Financial Information—Broadwing Communications Inc." for BCI's pro forma results of operations and balance sheet after giving effect to the sale of the broadband business.

        Accordingly, in the event of the dissolution, bankruptcy, liquidation or reorganization of BCI, amounts may not be available for payments on the BCI Preferred Stock until after the payment in full of the claims of creditors of its subsidiaries.

Increased competition could affect profitability and cash flow.

        There is substantial competition in the telecommunications industry. Competition may intensify due to the efforts of existing competitors to address difficult market conditions through reduced pricing, bundled offerings or otherwise as a result of the entrance of new competitors and the development of new technologies, products and services. Price competition has been intense and may further intensify. If BCI cannot offer reliable, value-added services on a price competitive basis in any of its markets, it could be adversely impacted by competitive forces. In addition, if BCI does not keep pace with technological advances or fails to respond timely to changes in competitive factors in the industry, it could lose market share or experience a decline in its revenue and profit margins.

        BCI faces significant competition from companies such as AT&T Corp., WorldCom Inc., Sprint Corporation, Level 3 Communications, Inc., Qwest Communications International Inc. and several emerging and recapitalized competitors. The significant capacity of these competitors could result in decreasing prices. In addition, some competitors are experiencing financial difficulties or are in bankruptcy reorganization. Competitors in financial distress or competitors emerging from bankruptcy with lower cost capital structures, substantial excess fiber capacity in most markets and forecasted demand for broadband services not being realized as a result of the state of the economic and financial difficulties experienced by many of BCI's telecommunications carriers' customers all could exacerbate downward pricing pressure in the telecommunications industry.

        The effect of the foregoing competition could have a material adverse impact on BCI's businesses, financial condition and results of operations. This could result in increased reliance on borrowed funds and could adversely impact BCI's ability to maintain its optical network.

Network utilization is dependent on maintaining rights-of-way and permits.

        The utilization of BCI's network depends on maintaining rights-of-way and required permits from railroads, utilities, governmental authorities and third-party landlords on satisfactory terms and conditions. BCI cannot guarantee that it will be able to maintain all of the existing rights and permits. Although BCI expects to maintain and renew existing agreements, the loss of a substantial number of existing rights and permits would have a material adverse impact on BCI's business, financial condition and results of operations. For portions of its network that BCI leases or purchases use rights from third parties, BCI must rely on such third parties' maintenance of all necessary rights-of-way and permits. Some agreements that BCI may rely on to use portions of other companies' networks could be terminated if associated rights-of-way were terminated.

Significant Capital Expenditures Will be Required to Maintain the Network.

        Capital expenditures of $600 million in 2000 decreased to $472 million in 2001 and decreased again in 2002 to $65 million. BCI could incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact the business. If BCI fails to adequately maintain its networks to meet customer needs, there could be a material adverse impact on BCI's business, financial condition and results of operations.

BCI's broadband business relies, in part, on portions of others' networks.

        BCI uses network resources owned by other companies for portions of its network. It obtains the right to use such network portions through both operating leases and IRU agreements in which it pays for the right to use such other companies' fiber assets and through agreements in which it exchanges the use of portions of its network for the use of portions of such other companies' networks. In several of those agreements, the counterparty is responsible for network maintenance and repair. In the event a counterparty to a lease, IRU or an exchange suffers financial distress or bankruptcy, BCI may not be able to enforce its rights to use such network assets or, even if it could continue to use such network assets, it could incur material expenses related to maintenance and repair. BCI also could incur material expenses if it was required to locate alternative network assets. BCI cannot assure you that it would be successful in obtaining reasonable alternative network assets if it needed them. Failure to obtain usage of alternative network assets, if necessary, could have a material adverse impact on BCI's business, financial condition and results of operations.

A significant portion of our revenue is derived from telecommunications carriers.

        Eight of BCI's top ten customers, which as a group accounted for approximately 38% of its total revenue in 2002, are large telecommunications carriers. Several of BCI's customers have been impacted by negative industry trends. Four of BCI's largest customers, who accounted for approximately 14% of revenue in 2002 were in Chapter 11 bankruptcy proceedings. Non-IRU revenue from these customers approximated 7% of consolidated revenue in 2002. The remaining revenue from these customers, approximating 7% of consolidated revenue, was generated by the amortization of IRU agreements and the early termination of two IRUs, for which consideration had been previously received. In addition, interexchange carriers generated approximately 57% of the broadband business revenue in 2002. Most of BCI's arrangements with large customers do not provide it with guarantees that customer usage will be maintained at current levels. Industry pressures have caused telecommunications carriers to look aggressively for ways to cut costs, which has resulted in reduced demand and reduced prices. In addition, construction of their own facilities by certain of our customers, construction of additional facilities by competitors or further consolidation in the telecommunications industry involving our customers could lead such customers to reduce or cease their use of our network. To the extent these large customers cease to employ our network to deliver their services or cannot pay outstanding accounts receivable balances, BCI could experience a material adverse impact on its business, financial condition and results of operations.

BCI depends on limited sources for some key network components.

        Where possible and practical, BCI utilizes commercially available technologies and products from a variety of vendors. However, for example, BCI relies on one supplier, Corvis Corporation, for its advanced optical switching and transport equipment on the core of its long-haul network. There can be no assurance that BCI will be able to obtain such equipment from Corvis in the future. If BCI cannot obtain adequate replacement equipment or services from Corvis or an acceptable alternate vendor, it could experience a material adverse impact on its business, financial condition and results of operations. Corvis Corporation is also the majority owner of C III Communications, LLC, the entity that has entered into an agreement to purchase our broadband business. See "Background of the Exchange Offer, Consent Solicitation and Merger—The Restructuring Plan and Recent Developments" for a description of the sale of our broadband business.

Network failure and transmission delays and errors could expose us to potential liability.

        BCI's network utilizes a variety of communication equipment, software, operating protocols and components of others' networks for the high-speed transmission of data and voice traffic among various locations. Such equipment, software and physical locations could malfunction, suffer physical damages or otherwise become impaired. BCI is held to high quality and delivery standards in its customer contracts. Network failures or delays in data delivery could cause service interruptions resulting in losses to its customers. Failures or delays could expose BCI to claims by its customers that could have a material impact on BCI's business, financial condition and results of operations.

Risk Factors Related to the Business of BCI After the Sale of Our Broadband Business

        Furthermore, an additional risk factor would relate to the business of BCI after the completion of the sale of our broadband business.

If the sale of our broadband business is completed, substantially all of the operating assets of certain of BCI's subsidiaries will have been sold and BCI will have retained substantial liabilities and contingent liabilities.

        BCI conducts substantially all of its operations through its subsidiaries and is therefore dependent upon dividends or other intercompany transfers of funds from its subsidiaries in order to meet its obligations. After the completion of the sale of our broadband business, the only remaining BCI subsidiaries with operating assets will be Broadwing Technology Solutions Inc., an information technology consulting subsidiary, and Broadwing Telecommunications Inc., a subsidiary whose assets service Cincinnati Bell's long distance business. See "Unaudited Pro Forma Condensed Consolidated Financial Information—Broadwing Communications Inc." for BCI's pro forma results of operations and balance sheet after giving effect to the sale of our broadband business. Upon the completion of the sale of our broadband business, BCI will retain substantial liabilities. In addition, BCI will retain obligations related to its contingent liabilities, including an ongoing contract dispute over BCI's agreement to construct a fiber route system. Although we believe BCI is due significant amounts under the contract, the timing and outcome of this dispute is not currently predictable. For more information concerning this contingent liability, see Note 20 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002. The carrying value of the current and long-term liabilities to be retained totaled $1,643 million and $271 million, respectively, as of December 31, 2002.

        Furthermore, there will be little or no remaining net cash proceeds from the sale of our broadband business to fund BCI's working capital, capital expenditures and other general corporate requirements. Under the amended terms of our credit facilities, the proceeds from the sale of our broadband business will be used to pay BCI's remaining liabilities and claims and current ordinary course operating expenses. Any remaining net proceeds will be applied 60% to prepay our credit facilities and 40% to pay certain of BCI's other obligations, provided that, in the event of a bankruptcy of BCI or any of its subsidiaries, 100% of any such remaining net proceeds must be applied to prepay our credit facilities. If there are any proceeds remaining after BCI's obligations have been satisfied, those amounts must be applied to pay down Broadwing's credit facilities. There can be no assurances that BCI will be able to generate sufficient cash from its remaining operations, that Broadwing will be able or willing to make intercompany loans to BCI or that additional sources of financing will be available to BCI to enable BCI to service the substantial liabilities remaining from the sale of our broadband business or to fund its other liquidity needs. If BCI is unable to fund its operations after the sale of substantially all of its operating assets, BCI may explore alternative transactions or sources of financing, including borrowing money or raising equity capital. There can be no assurances that any such transactions could be consummated on acceptable terms, or at all.

FORWARD-LOOKING STATEMENTS

        This prospectus and solicitation statement contains "forward-looking" statements, as defined in federal securities laws including the Private Securities Litigation Reform Act of 1995, which are based on our (together with our majority-owned consolidated subsidiaries over which we exercise control) current expectations, estimates and projections. Statements that are not historical facts, including statements about the beliefs, expectations and future plans and strategies of Broadwing, are forward-looking statements. These include any statements regarding:

  •
  future revenue, profit percentages, income tax refunds, realization of deferred tax assets, earnings per share or other results of operations;
  •
  the continuation of historical trends;
  •
  the sufficiency of cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs;
  •
  the effect of legal and regulatory developments;
  •
  the expected results of our various Restructuring Plan initiatives; and
  •
  the economy in general or the future of the communications services industries.

        Actual results may differ materially from those expressed or implied in forward-looking statements. These statements involve potential risks and uncertainties, which include, but are not limited to:

  •
  changing market conditions and growth rates within the telecommunications industry or generally within the overall economy;
  •
  world and national events that may affect our ability to provide services or the market for telecommunications services;
  •
  changes in competition in markets in which we operate;
  •
  pressures on the pricing of our products and services;
  •
  advances in telecommunications technology;
  •
  the ability to generate sufficient cash flow to fund our business plan and maintain our networks;
  •
  the ability to refinance our indebtedness when required on commercially reasonable terms;
  •
  our ability to continue to finance BCI;
  •
  changes in the telecommunications regulatory environment;
  •
  changes in the demand for our services and products;
  •
  the demand for particular products and services within the overall mix of products sold, as our products and services have varying profit margins;
  •
  our ability to procure key network components from key vendors;
  •
  our ability to rely on portions of other companies' networks under operating leases and IRU agreements;
  •
  our ability to introduce new service and product offerings in a timely and cost effective basis;
  •
  our ability to attract and retain highly qualified employees;
  •
  our ability to access capital markets and the successful execution of restructuring initiatives; and
  •
  volatility in the stock market, which may affect the value of our stock.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

        For a further discussion of such risks, uncertainties and assumptions, see "Risk Factors." You are urged to consider these factors in evaluating the forward-looking statements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        We are providing the following information to assist you in analyzing the financial aspects of the exchange offer. We urge you to read all the information contained in the following table together with the historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual and other reports filed by Broadwing and BCI with the SEC and incorporated by reference into this prospectus and solicitation statement. See "Where You Can Find More Information."

Broadwing Inc.

        The selected historical consolidated financial data as of December 31, 1998, 1999, 2000, 2001 and 2002 and for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our audited consolidated financial statements and the related notes.

	1998	1999	2000	2001	2002
	(dollars in millions)
Operating Data
Revenue	$791.6	$1,030.1	$1,973.7	$2,271.6	$2,155.9
Operating expenses excluding restructuring and other charges (credits)	655.6	921.0	1,978.1	2,247.3	2,011.4
Restructuring, impairment and other charges (credits)(a)	(1.1)	10.9	(0.8)	245.4	2,238.0
Operating income (loss)	137.1	98.2	(3.6)	(221.1)	(2,093.5)
Interest expense and other financing costs(b)	24.1	61.6	163.6	168.1	164.2
Loss (gain) on investments(c)	—	—	356.3	(11.8)	10.7
Income (loss) from continuing operations before income taxes, extraordinary items and cumulative effect of change in accounting principle	83.3	25.4	(584.9)	(412.3)	(2,325.5)
Net income (loss)	$149.9	$31.4	$(377.1)	$(286.2)	$(4,222.3)
Earnings (loss) per common share from continuing operations(d):
Basic	$0.41	$0.06	$(1.95)	$(1.50)	$(11.18)
Diluted	$0.40	$0.05	$(1.95)	$(1.50)	$(11.18)
Dividends declared per common share	$0.40	$0.20	$—	$—	$—
Weighted average common shares outstanding (millions)
Basic	136.0	144.3	211.7	217.4	218.4
Diluted	138.2	150.7	211.7	217.4	218.4
Financial Position
Property, plant and equipment, net	$697.8	$2,510.9	$2,978.6	$3,059.3	$867.9
Total assets(e)	1,041.8	6,505.4	6,477.6	6,312.0	1,467.6
Long-term debt(b)	366.8	2,136.0	2,507.0	2,702.0	2,354.7
Total debt(b)	553.0	2,145.2	2,521.0	2,852.0	2,558.4
Minority Interest(f)	—	434.0	433.8	435.7	443.9
Redeemable preferred stock(g)	—	228.6	—	—	—
Shareowners' equity (deficit)(e)	142.1	2,132.8	2,021.5	1,678.4	(2,548.3)
Other Data
Cash flow provided by operating activities	$205.9	$314.3	$328.4	$259.5	$192.6
Capital expenditures	143.4	381.0	843.7	648.5	175.9

(a)
See Notes 1, 2 and 3 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.
(b)
See Note 5 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.
(c)
See Note 4 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.
(d)
See Note 10 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.
(e)
See Notes 1 and 2 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.
(f)
See Note 8 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.
(g)
See Note 9 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.

Broadwing Communications Inc.

        The selected historical financial data as of December 31, 1998 and November 9, 1999 and for the year ended December 31, 1998 and the period from January 1 to November 9, 1999 have been derived from BCI's predecessor's, IXC Communications, Inc.'s, audited financial statements and the related notes. The selected historical financial data as of December 31, 1999, 2000, 2001 and 2002 and for each of the period from November 10 to December 31, 1999 and the years ended December 31, 2000, 2001 and 2002 have been derived from BCI's audited financial statements and the related notes.

	Predecessor		BCI
	1998	Period from Jan. 1 to Nov. 9, 1999	Period from Nov. 10 to Dec. 31, 1999	2000	2001	2002
	(dollars in millions)
Operating Data(a):
Revenue	$668.6	$568.2	$99.0	$1,004.6	$1,197.6	$1,068.1
Operating loss	(30.8)	(214.1)	(46.5)	(225.7)	(502.1)	(2,437.6)
Loss (gain) on investments	—	23.8	—	394.5	(11.6)	(0.2)
Loss before extraordinary item	(95.5)	(281.0)	(38.9)	(463.3)	(382.2)	(2,533.7)
Extraordinary loss	(67.0)	—	(6.6)	—	—	—
Cumulative effect of change in accounting principle(b)	—	—	—	—	—	2,008.7
Net loss	$(162.5)	$(281.0)	$(45.5)	$(464.6)	$(388.4)	$(4,542.4)
Financial Position(a):
Property, plant and equipment, net (c)	$983.7		$1,726.4	$2,103.9	$2,182.0	$54.7
Total assets	1,748.2		5,147.2	4,994.2	4,977.8	239.1
Total debt and capital lease obligations(d)	693.0		1,046.2	1,057.1	1,563.5	1,737.9
Redeemable preferred stocks(e)	447.9		418.2	421.0	417.8	414.4
Shareowners' equity (deficit)(f)	(72.5)		2,463.6	2,394.0	2,024.6	(2,561.8)
Other Financial data(a)
Cash flow from operating activities	$202.3	$71.5	$87.8	$(32.7)	$(111.4)	$(94.9)
Capital Expenditures	476.4	479.1	165.0	599.9	472.0	64.9

(a)
On November 9, 1999 (the "Merger Date"), IXC Communications, Inc. completed a merger with a wholly owned subsidiary of Broadwing to form BCI (the "IXC Merger"). This merger was accounted for as a purchase business combination and, accordingly, purchase accounting adjustments, including goodwill, have been pushed down and are reflected in BCI's financial statements subsequent to the Merger Date. The financial statements for periods before the Merger Date were prepared using BCI's historical basis of accounting and are designated as "Predecessor." The financial statements for periods after the merger are designated as "BCI." The comparability of operating results for the Predecessor and BCI periods are affected by the purchase accounting adjustments. The 2002, 2001 and 2000 results presented included the results of Broadwing Technology Solutions Inc. as Broadwing contributed the capital stock of the information technology consulting business to BCI during 2000. The 2002, 2001 and 2000 results also reflect an agreement with the former Cincinnati Bell Long Distance to service its customers outside of the Cincinnati, Ohio area. All revenue and expenses associated with the former Cincinnati Bell Long Distance's customers outside the Cincinnati area were assigned to BCI.
(b)
See Notes 1 and 2 of the Notes to Consolidated Financial Statements, included in BCI's Annual Report on Form 10-K for the year ended December 31, 2002.
(c)
See Note 1 of the Notes to Consolidated Financial Statements, included in BCI's Annual Report on Form 10-K for the year ended December 31, 2002.
(d)
See Note 5 of the Notes to Consolidated Financial Statements, included in BCI's Annual Report on Form 10-K for the year ended December 31, 2002.
(e)
See Note 7 of the Notes to Consolidated Financial Statements, included in BCI's Annual Report on Form 10-K for the year ended December 31, 2002.
(f)
See Note 9 of the Notes to Consolidated Financial Statements, included in BCI's Annual Report on Form 10-K for the year ended December 31, 2002.

CAPITALIZATION

        We are providing the following information to assist you in analyzing the financial aspects of the exchange offer. We urge you to read all the information contained in the following table together with the historical financial statements and related notes contained in the annual and other reports filed by Broadwing and BCI with the SEC and incorporated by reference into this prospectus and solicitation statement. See "Where You Can Find More Information."

Broadwing Inc.

        The following table sets forth our capitalization as of December 31, 2002 (1) on an actual basis, (2) as adjusted to give effect to our amendment and prepayment of a portion of our credit facilities, the Goldman mezzanine financing and the execution of a supplemental indenture to the indenture governing our Convertible Subordinated Notes (collectively, the "financing transactions"), (3) as further adjusted to give effect to the sale of our broadband business announced on February 22, 2003 (the "broadband sale"), (4) as further adjusted to give effect to the BCI debt exchange offer (assuming the entire outstanding aggregate principal amount of 9% Notes are tendered and accepted for exchange) and (5) as further adjusted to give effect to the exchange offer being made by this prospectus and solicitation statement (assuming all shares of BCI Preferred Stock are tendered and accepted for exchange). For a more detailed description of our capitalization, see "Description of Broadwing Capital Stock" and "Description of Broadwing and BCI Indebtedness." The following table is not adjusted to give effect to the proposed redemption of $0.8 million aggregate principal amount outstanding of BCI's 12 1/2% Senior Notes due 2005.

	As of December 31, 2002
	(dollars in millions)
	Actual	As adjusted for the financing transactions	As adjusted for the financing transactions and the broadband sale	As adjusted for the financing transactions, the broadband sale and the BCI debt exchange offer	As adjusted for the financing transactions, the broadband sale, the BCI debt exchange offer and the exchange offer
Broadwing Inc.
Cash and cash equivalents:	$44.9	$44.9	$174.2	$174.2	$174.2

Restricted cash	7.0	—	—	—	—

Total debt (including current portion):
Revolving credit facility	588.0	373.5	373.5	374.0	379.5
Term loan facilities
Term loan A	569.1	516.2	516.2	516.2	516.2
Term loan B	339.4	307.8	307.8	307.8	307.8
Term loan C	151.6	137.5	137.5	137.5	137.5

Total credit facilities	1,648.1	1,335.0	1,335.0	1,335.5	1,341.0
7 1/4% Senior secured notes	49.6	49.6	49.6	49.6	49.6
Capital lease obligations and vendor financing	41.6	41.6	38.6	38.6	38.6
Cincinnati Bell Telephone notes	269.5	269.5	269.5	269.5	269.5
16% notes	—	302.5	302.5	302.5	302.5
12 1/2% Senior notes (BCI)	0.8	0.8	0.8	0.8	0.8
9% Senior subordinated notes (BCI)	46.0	46.0	46.0	—	—
Convertible subordinated notes	502.8	502.8	502.8	502.8	502.8

Total debt	2,558.4	2,547.8	2,544.8	2,499.3	2,504.8
12.5% Preferred stock (BCI)	414.4	414.4	414.4	414.4	—
Shareowners' deficit:
6 3/4% Cumulative preferred stock	129.4	129.4	129.4	129.4	129.4
Common shareowners' deficit	(2,677.7)	(2,633.9)	(2,194.7)	(2,148.3)	(1,708.5)

Total shareowners' deficit	(2,548.3)	(2,504.5)	(2,065.3)	(2,018.9)	(1,579.1)

Total capitalization	$424.5	$457.7	$893.9	$894.8	$925.7

Broadwing Communications Inc.

        The following table sets forth BCI's capitalization as of December 31, 2002 (1) on an actual basis, (2) as adjusted to give effect to the broadband sale, (3) as further adjusted to give effect to the BCI debt exchange offer (assuming the entire outstanding aggregate principal amount of 9% Notes are tendered and accepted for exchange) and (4) as further adjusted to give effect to the exchange offer being made by this prospectus and solicitation statement (assuming all shares of BCI Preferred Stock are tendered and accepted for exchange). For a more detailed description of BCI's capitalization, see "Description of Broadwing Capital Stock" and "Description of Broadwing and BCI Indebtedness." The following table is not adjusted to give effect to the proposed redemption of $0.8 million aggregate principal amount outstanding of BCI's 12 1/2% Senior Notes due 2005.

	As of December 31, 2002
	(dollars in millions)
	Actual	As adjusted for the broadband sale	As adjusted for the broadband sale and the BCI debt exchange offer	As adjusted for the broadband sale, the BCI debt exchange offer and the exchange offer
Broadwing Communications Inc.
Cash and cash equivalents:	$2.9	$132.2	$132.2	$132.2

Total debt (including current portion):
Total credit facilities	193.0	193.0	193.0	193.0
Intercompany payable to parent	1,492.7	1,492.7	1,539.7	1,599.7
Capital leases and vendor financing	5.5	2.5	2.5	2.5
12 1/2% Senior notes (BCI)	0.8	0.8	0.8	0.8
9% Senior subordinated notes (BCI)	46.0	46.0	—	—

Total debt	1,738.0	1,735.0	1,736.0	1,796.0
12.5% Preferred stock	414.4	414.4	414.4	—
Shareowner's deficit:
Common shareowner's deficit	(2,561.8)	(2,122.6)	(2,122.7)	(1,737.4)

Total shareowner's deficit	(2,561.8)	(2,122.6)	(2,122.7)	(1,737.4)

Total capitalization	$(409.4)	$26.8	$27.7	$58.6

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        We are providing the following information to assist you in analyzing the financial aspects of the exchange offer. We urge you to read all the information contained in this section together with the historical financial statements and related notes contained in the annual and other reports filed by Broadwing and BCI with the SEC and incorporated by reference into this prospectus and solicitation statement. See "Where You Can Find More Information."

Broadwing Inc.

        The following unaudited pro forma condensed consolidated financial information reflects Broadwing's results of operations for the year ended December 31, 2002 and Broadwing's balance sheet as of December 31, 2002, after giving effect to all of the pro forma transactions described below. The unaudited pro forma Statement of Operations gives effect to the following transactions as if they had occurred on January 1, 2002, and the unaudited pro forma Balance Sheet as of December 31, 2002 gives effect to the following transactions as if they had occurred as of that date. In addition, the unaudited pro forma condensed consolidated financial information reflects Broadwing's results of operations for the years ended December 31, 2001 and December 31, 2000, after giving effect to only the broadband sale described below, as we expect to present the operations of our broadband business as a discontinued operation effective in the first quarter of 2003. The pro forma transactions include the following:

        (a) The March 26, 2003 financing transactions, which included the following three items:

          1)    Our receipt of $350 million of gross cash proceeds from the issuance of 16% Notes. The indenture governing the 16% Notes contains covenants, including restrictions on our ability to fund the operations of BCI and its subsidiaries. Proceeds from the Goldman mezzanine financing, net of fees of $40 million related to the Goldman mezzanine financing and the amendment to our credit facilities, were used to pay down borrowings under our credit facilities. In addition, purchasers of the 16% Notes received 17.5 million warrants, each to purchase one share of Broadwing Common Stock at $3.00 per share, which were valued at $47.5 million upon issuance.

          2)    The amendment of our credit facilities which, among other things, extended the maturity on our revolving credit facility, accelerated the maturity of a portion of our term loan A facility, increased the interest rates, revised the financial covenants and allowed for the broadband sale.

          3)    The execution of a supplemental indenture in respect of the indenture governing the Convertible Subordinated Notes. The supplemental indenture provides that a bankruptcy of BCI and its subsidiaries would not constitute an event of default, amends the definition of change of control by increasing the ownership threshold deemed to be a change of control from 20% of outstanding shares to 45% of outstanding shares and includes covenants restricting our ability to incur debt and consummate certain asset dispositions. The supplemental indenture also adjusted the rate of accretion to 9.00% per annum from March 26, 2003 through July 21, 2004 and to 2.25% per annum from July 21, 2004 to July 21, 2009 (during which period the Convertible Subordinated Notes bear cash interest at a rate of 6.75% per annum payable semi-annually on January 21 and July 21 of each year, commencing on January 21, 2005).

        (b) On February 22, 2003, we entered into a definitive agreement to sell our broadband business by agreeing to sell substantially all of the assets of certain of BCI's operating subsidiaries to C III Communications, LLC and C III Communications Operations, LLC for approximately $129 million in cash, subject to certain purchase price adjustments, and the assumption of certain liabilities and operating contractual commitments. The sale is subject to certain closing conditions, including approval by the FCC and relevant state public utility commissions. In addition, we have indemnified the buyers against certain potential claims. The fair value of such indemnifications has not been reflected in the unaudited pro forma condensed consolidated financial information, as the amount, if any, is expected to be immaterial. After the completion of the broadband sale, the only remaining BCI subsidiaries with operating assets will be Broadwing Technology Solutions Inc., an information technology consulting subsidiary, and Broadwing Telecommunications Inc., a subsidiary whose assets service Cincinnati Bell's long distance business. We anticipate the first stage closing of the broadband sale to be completed by the end of the second quarter of 2003. We will retain a 3% interest in the new company. This investment is not reflected in the pro forma financial information because its value is not expected to be material. We expect to present the broadband business being sold as a discontinued operation effective in the first quarter of 2003.

        (c) The BCI debt exchange offer and the exchange offer, in connection with which we expect to issue approximately 25.2 million new shares of Broadwing Common Stock, an increase of 12% in the number of shares outstanding, assuming all shares of BCI Preferred Stock and the entire outstanding aggregate principal amount of 9% Notes are tendered and accepted for exchange in the exchange offer and the BCI debt exchange offer, respectively.

        The unaudited pro forma condensed consolidated financial information does not reflect the intended call of BCI's remaining $0.8 million aggregate principal amount outstanding of 12 1/2% Senior Notes due 2005.

        The unaudited pro forma condensed consolidated financial information presented includes the above items as the financing transactions occurred after the balance sheet date and are considered to be material to existing and potential investors; and the consummation of the broadband sale is probable based on the definitive agreements signed on February 22, 2003. In addition, consummation of the BCI debt exchange offer and the exchange offer are contingent upon the first stage closing of the broadband sale.

        The adjustments, which are based upon available information and upon assumptions that we believe to be reasonable, are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the transactions described above had been completed on the dates indicated, nor is it indicative of future operating results or financial position if the transactions described above are completed.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and the related notes incorporated by reference herein.

Broadwing Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(dollars in millions)

	Year Ended December 31, 2002
	Actual	Adjustments for financing transactions	Adjustments for broadband sale		Adjustments for BCI debt exchange offer		Adjustments for exchange offer		Pro forma as adjusted
Revenue	$2,155.9	$—	$(920.9	)(b)	$—		$—		$1,235.0
Costs and Expenses
Cost of services and products (excluding depreciation included below)	1,027.7	—	(476.1	)(b)	—		—		551.6
Selling, general and administrative	487.4	—	(270.1	)(b)	—		—		217.3
Depreciation	471.0	—	(284.7	)(b)	—		—		186.3
Amortization	25.3	—	(24.8	)(b)	—		—		0.5
Restructuring	37.1	—	(32.5	)(b)	—		—		4.6
Asset impairments and other	2,200.9	—	(2,180.6	)(b)	—		—		20.3

Total costs and expenses	4,249.4	—	(3,268.8)		—		—		980.6

Operating income (loss)	(2,093.5)	—	2,347.9		—		—		254.4
Minority interest expense	57.6	—	0.5	(b)	—		(45.9	)(d)	12.2
Interest expense and other financing costs	164.2	97.4 (a)	—		(4.1	)(c)	—		257.5
Loss on investments	10.7	—	0.2	(b)	—		—		10.9
Other expense (income), net	(0.5)	—	1.1	(b)	—		—		0.6

Loss from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	(2,325.5)	(97.4)	2,346.1		4.1		45.9		(26.8)
Income tax expense (e)	105.7	—	—		—		—		105.7

Loss from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(2,431.2)	(97.4)	2,346.1		4.1		45.9		(132.5)
Preferred stock dividends	10.4	—	—		—		—		10.4

Numerator for EPS and EPS assuming dilution-loss applicable to common shareowners	$(2,441.6)	$(97.4)	$2,346.1		$4.1		$45.9		$(142.9)

Basic Earnings (Loss) Per Common Share
Loss from continuing operations	$(11.18)	$(0.45)	$10.74		$0.02		$0.20		$(0.59)

Diluted Earnings (Loss) Per Common Share
Loss from continuing operations	$(11.18)	$(0.45)	$10.74		$0.02		$0.20		$(0.59)

Weighted Average Common Shares Outstanding (millions) (f)
Basic	218.4	—	—		11.1		14.1		243.6
Diluted	218.4	—	—		11.1		14.1		243.6

Broadwing Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(dollars in millions)

	Year Ended December 31, 2001
	Actual	Adjustments for broadband sale		Pro forma as adjusted
Revenue	$2,271.6	$(1,043.3	)(b)	$1,228.3
Costs and Expenses
Cost of services and products (excluding depreciation included below)	1,130.9	(581.3	)(b)	549.6
Selling, general and administrative	561.6	(293.3	)(b)	268.3
Depreciation	441.2	(268.8	)(b)	172.4
Amortization	113.6	(110.7	)(b)	2.9
Restructuring	93.4	(72.7	)(b)	20.7
Asset impairments and other	152.0	(150.7	)(b)	1.3

Total costs and expenses	2,492.7	(1,477.5)		1,015.2

Operating Income (Loss)	(221.1)	434.2		213.1
Minority interest expense	51.3	0.2	(b)	51.5
Equity loss in unconsolidated entities	4.0	(4.0	)(b)	—
Interest expense and other financing costs	168.1	—		168.1
Gain on investments	(11.8)	11.6	(b)	(0.2)
Other income, net	(20.4)	0.4	(b)	(20.0)

Loss from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	(412.3)	426.0		13.7
Income tax expense (benefit)	(96.5)	125.5	(e)	29.0

Loss from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(315.8)	300.5		(15.3)
Preferred stock dividends	10.4	—		10.4

Numerator for EPS and EPS assuming dilution-loss applicable to common shareowners	$(326.2)	$300.5		$(25.7)

Basic Earnings (Loss) Per Common Share
Loss from continuing operations	$(1.50)	$1.38		$(0.12)

Diluted Earnings (Loss) Per Common Share
Loss from continuing operations	$(1.50)	$1.38		$(0.12)

Weighted Average Common Shares Outstanding (millions)(f)
Basic	217.4	—		217.4
Diluted	217.4	—		217.4

Broadwing Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(dollars in millions)

	Year Ended December 31, 2000
	Actual	Adjustments for broadband sale		Pro forma as adjusted
Revenue	$1,973.7	$(926.1	)(b)	$1,047.6
Costs and Expenses
Cost of services and products (excluding depreciation included below)	939.0	(503.8	)(b)	435.2
Selling, general and administrative	579.6	(308.9	)(b)	270.7
Depreciation	346.0	(196.0	)(b)	150.0
Amortization	113.5	(109.8	)(b)	3.7
Restructuring	(0.8)	—		(0.8)

Total costs and expenses	1,977.3	(1,118.5)		858.8

Operating Income (Loss)	(3.6)	192.4		188.8
Minority interest expense	44.1	0.1	(b)	44.2
Equity loss in unconsolidated entities	15.5	(15.5	)(b)	—
Interest expense and other financing costs	163.6	—		163.6
Loss (gain) on investments	356.3	(394.5	)(b)	(38.2)
Other expense, net	1.8	(0.3	)(b)	1.5

Loss from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	(584.9)	602.6		17.7
Income tax expense (benefit)	(181.6)	203.1	(e)	21.5

Loss from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(403.3)	399.5		(3.8)
Preferred stock dividends	8.1	—		8.1

Numerator for EPS and EPS assuming dilution-loss applicable to common shareowners	$(411.4)	$399.5		$(11.9)

Basic Earnings (Loss) Per Common Share
Loss from continuing operations	$(1.95)	$1.89		$(0.06)

Diluted Earnings (Loss) Per Common Share
Loss from continuing operations	$(1.95)	$1.89		$(0.06)

Weighted Average Common Shares Outstanding (millions)(f)
Basic	211.7	—		211.7
Diluted	211.7	—		211.7

Broadwing Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(dollars in millions)

	As of December 31, 2002
	Actual	Adjustments for financing transactions		Adjustments for broadband sale		Adjustments for BCI debt exchange offer		Adjustments for exchange offer		Pro forma as adjusted
	Assets
Current assets
Cash and cash equivalents	$44.9	$—		$129.3	(l)	$—		$—		$174.2
Restricted cash	7.0	(7.0	)(i)	—		—		—		—
Receivables, less allowances	290.6	—		(93.5	)(l)	—		—		197.1
Materials and supplies	32.2	—		—		—		—		32.2
Deferred income tax benefits	11.3	—		—		—		—		11.3
Prepaid expenses and other current assets	23.8	—		(9.2	)(l)	—		—		14.6

Total current assets	409.8	(7.0)		26.6		—		—		429.4
Property, plant and equipment, net	867.9	—		(53.5	)(l)	—		—		814.4
Goodwill, net of accumulated amortization	40.9	—		—		—		—		40.9
Other intangibles, net	66.9	—		—		—		—		66.9
Other noncurrent assets	82.1	40.2	(g)	(6.9	)(l)	—		—		115.4

Total assets	$1,467.6	$33.2		$(33.8)		$—		$—		$1,467.0

	Liabilities and Shareowners' Deficit
Current liabilities
Short-term debt	$203.7	$90.4	(h)	$(2.3	)(l)	$—		$—		$291.8
Accounts payable	129.4	—		(59.4	)(l)	—		—		70.0
Current portion of unearned revenue and customer deposits	108.9	—		(77.8	)(l)	—		—		31.1
Accrued taxes	84.4	—		—		—		—		84.4
Accrued restructuring	41.1	—		—		—		—		41.1
Other current liabilities	169.6	—		(40.2	)(l)	(0.9	)(m)	(30.9	)(r)	97.6

Total current liabilities	737.1	90.4		(179.7)		(0.9)		(30.9)		616.0
Long-term debt, less current portion	2,354.7	(101.0	)(i)	(0.7	)(l)	(45.5	)(n)	5.5	(v)	2,213.0
Unearned revenue, less current portion	276.5	—		(276.5	)(l)	—		—		—
Deferred income tax liabilities	37.2	—		—		—		—		37.2
Other noncurrent liabilities	166.5	—		(16.1	)(l)	—		—		150.4

Total liabilities	3,572.0	(10.6)		(473.0)		(46.4)		(25.4)		3,016.6
Minority interest	443.9	—		—		—		(414.4	)(s)	29.5
Commitments and contingencies	—	—		—		—		—		—
Shareowners' Deficit
6 3/4% Cumulative Convertible Preferred Stock	129.4	—		—		—		—		129.4
Common shares, $.01 par value	2.3	—		—		0.1	(o)	0.2	(t)	2.6
Additional paid-in capital	2,365.1	47.5	(j)	—		46.9	(p)	445.1	(u)	2,904.6
Accumulated deficit	(4,885.6)	(3.7	)(k)	439.2	(l)	(0.6	)(q)	(5.5	)(v)	(4,456.2)
Accumulated other comprehensive loss	(13.8)	—		—		—		—		(13.8)
Common shares in treasury, at cost:	(145.7)	—		—		—		—		(145.7)

Total shareowners' deficit	(2,548.3)	43.8		439.2		46.4		439.8		(1,579.1)

Total liabilities and shareowners' deficit	$1,467.6	$33.2		$(33.8)		$—		$—		$1,467.0

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Broadwing

(a)
Reflects additional interest expense and financing costs related to the following debt instruments:
1)
Increase of $11.8 million (non-cash) due to an increase in the interest rate of 2 1/4% on the Convertible Subordinated Notes, which increased the total interest rate to 9.0%.
2)
Increase of $67.7 million ($42.7 million in cash interest; $14.3 million in non-cash interest; $8.1 million in amortization of discount and $2.6 million of amortization of deferred financing costs) in respect of the Goldman mezzanine financing. Interest on the 16% Notes is paid in cash at 12% and an additional 4% is accreted on the aggregate principle amount.
3)
Increase of $17.9 million ($9.0 million in cash interest; $8.9 million of amortization of deferred financing costs) in respect of the amended credit facilities. As part of the amended credit facilities, the interest rates increased to 375 basis points above LIBOR on the term loans and 425 basis points above LIBOR on the revolving credit facility resulting in additional cash interest. This cash interest increase was partially offset by a permanent pay down of $220 million in borrowings under our term and revolving credit facilities and a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing and a $7.0 million payment under our revolving credit facility related to the release of restrictions on restricted cash, offset by $3.9 million in additional borrowings related to fees incurred.
(b)
Reflects the operating activity related to the disposition of our broadband business in connection with the broadband sale. Items excluded from the pro forma adjstments, which will remain with Broadwing after the sale, include the following:
1)
Revenue of $11.6 million, $10.2 million and $8.1 million in 2002, 2001 and 2000, respectively, related to access to the Cincinnati Bell Telephone network, previously characterized as intercompany revenue. These amounts were offset by $28.3 million, $11.2 million and $0.9 million in 2002, 2001 and 2000, respectively, due to the sales agency agreement entered into in connection with the broadband sale, whereby Cincinnati Bell Telephone will market services of the buyers in certain territories.
2)
Cost of services and products of $43.5 million, $41.1 million and $32.9 million in 2002, 2001 and 2000, respectively, related to the purchase of long distance services for resale in the Cincinnati market, previously characterized as intercompany costs.
3)
Selling, general and administrative expenses of $7.0 million, $5.1 million and $0.0 million in 2002, 2001 and 2000, respectively, related to the allocation of corporate overhead, which can not be allocated to the discontinued operation.
(c)
Reflects a decrease in interest expense resulting from the BCI debt exchange offer. The interest expense would not have been incurred if the BCI debt exchange offer had been consummated on January 1, 2002.
(d)
Reflects a decrease in minority interest expense resulting from the exchange offer. Dividends on the BCI Preferred Stock are classified as "Minority interest expense" in the Consolidated Statement of Operations and Comprehensive Income (Loss).
(e)
Reflects an increase in income tax expense for 2002, 2001 and 2000 to eliminate the income tax benefit associated with the assets that will be divested pursuant to the broadband sale. The net adjustment to income tax expense in 2002 is zero because the increase in income tax expense is offset by a corresponding decrease related to the reversal of the additional valuation allowance that was recorded in 2002 against deferred tax assets associated with the broadband assets.

(f)
The impact of the Goldman mezzanine financing, the BCI debt exchange offer and the exchange offer had the following impact on basic and diluted weighted average common shares outstanding as of December 31, 2002:
1)
Goldman mezzanine financing—we issued 17.5 million warrants, each to purchase one share of Broadwing Common Stock at $3.00 per share in connection with the Goldman mezzanine financing. As each of the warrants represent the right to purchase one share of Broadwing Common Stock, they have no impact on basic shares. Because the effect of their inclusion in the earnings (loss) per common share calculation would be anti-dilutive, 17.5 million "in-the-money" warrants are not included in the denominator of the earnings (loss) per common share calculation.
2)
BCI debt exchange offer—we are offering to exchange 11,076,707 shares of Broadwing Common Stock for approximately $46.0 million in aggregate principal amount of the 9% Notes outstanding. Assuming the entire aggregate principal amount of the 9% Notes outstanding are tendered and accepted for exchange, we will issue an additional 11,076,707 million shares of Broadwing Common Stock.
3)
Exchange offer—we are offering to exchange 14,148,518 shares of Broadwing Common Stock for 395,210 outstanding shares of BCI Preferred Stock. Assuming all outstanding shares of BCI Preferred Stock are tendered and accepted for exchange, we will issue an additional 14,148,518 shares of Broadwing Common Stock.
(g)
Reflects the total financing costs deferred assuming the transactions were consummated on December 31, 2002. The balance includes $15.2 million related to the Goldman mezzanine financing and $26.5 million related to the amended credit facilities, offset by $1.5 million due to the accelerated write off of previously deferred financing costs in connection with the pay down using proceeds from the Goldman mezzanine financing.
(h)
Reflects the increase in short-term debt due to the acceleration of $150 million in payments on borrowings under the term loan A facility, offset by a decrease of $59.6 million in the short-term debt due under the revolving credit facility, as the revolving credit maturity was extended and does not begin to be reduced until 2005.
(i)
Reflects the net decrease in restricted cash and long-term debt due to the following:
1)
$7.0 million decrease in restricted cash as the restrctions were removed upon the issuance of the 16% Notes.
2)
$302.5 million increase in long-term debt due to the issuance of the 16% Notes, net of a discount of $47.5 million allocable to the warrants issued in the Goldman mezzanine financing.
3)
$396.5 million decrease in long-term debt due to a $310.0 million payment on the credit facilities with the proceeds from the Goldman mezzanine financing, offset by $3.9 million in additional borrowings related to fees incurred, and reclassification of $90.4 million of long-term credit facility debt to short-term as discussed in Note (h) above.
(j)
Reflects the fair value of warrants to purchase Broadwing Common Stock, issued in connection with the Goldman mezzanine financing, of $2.717 per warrant, calculated using the Black-Scholes method assuming an exercise price of $3.00, a holding period of 10 years, risk free interest rate of 3.96% and volatility of 35%.
(k)
Reflects $2.2 million of non-recurring debt financing costs incurred in connection with the amended credit facilities and $1.5 million due to the non-recurring accelerated write off of previously deferred financing costs in connection with the pay down using proceeds from the Goldman mezzanine financing.
(l)
Reflects the sale of assets to and assumption of liabilities by C III Communications, LLC and C III Operations, LLC in connection with the sale of our broadband business. No adjustment is reflected for the 3% interest in C III Communications, LLC, as the value of the investment is not expected to be material. The adjustments reflect a net gain of the broadband sale of $439.2 million, which assumes proceeds of $129.3 million and assumption of liabilities totaling $473.0 million offset by the carrying value of assets to be purchased of $163.1 million. The liabilities assumed primarily include the assumption of indefeasible right of use contract obligations and the related unearned revenue for consideration previously received, totaling $368.6 million.

(m)
Reflects the decrease in accrued interest as of the balance sheet date assuming the BCI debt exchange offer was consummated on December 31, 2002.
(n)
Reflects the $46.0 million carrying value of the 9% Notes as of the balance sheet date that will be settled in shares of Broadwing Common Stock upon consummation of the BCI debt exchange offer, offset by additional borrowings of $0.5 million to pay non-recurring investment banking and legal fees directly related to the BCI debt exchange.
(o)
Reflects the par value of 11,076,707 shares of Broadwing Common Stock to be issued upon consummation of the BCI debt exchange offer.
(p)
Reflects the additional-paid-in capital that will be recorded upon consummation of the BCI debt exchange offer assuming a share price of $4.24 per share of Broadwing Common Stock, the share price as of the date of the exchange and voting agreement executed in connection with the BCI debt exchange offer, less the par value of the Broadwing Common Stock. A 10% movement in the Broadwing Common Stock share price would cause the additional-paid-in-capital to fluctuate by $4.7 million.
(q)
Reflects the net loss of $0.1 million that will be incurred upon consummation of the BCI debt exchange offer assuming a share price of $4.24 per share of Broadwing Common Stock, the share price as of the date of the exchange and voting agreement executed in connection with the BCI debt exchange offer, and fees of $0.5 million incurred in connection with the BCI debt exchange offer. A 10% movement in the Broadwing Common Stock share price would cause the net gain or loss upon consummation to fluctuate by $4.7 million. The loss on and fees related to the BCI debt exchange offer have not been reflected in the Statement of Operations, as they are non-recurring items.
(r)
Reflects the decrease in dividends payable on the BCI Preferred Stock as of the balance sheet date that will be settled in shares of Broadwing Common Stock upon consummation of the exchange offer.
(s)
Reflects the decrease in minority interest related to the carrying value of the BCI Preferred Stock that will be settled in shares of Broadwing Common Stock upon consummation of the exchange offer.
(t)
Reflects the par value of 14,148,518 shares of Broadwing Common Stock to be issued upon consummation of the exchange offer.
(u)
Reflects the additional-paid-in capital that will be recorded upon consummation of the exchange offer assuming a share price of $4.24 per common share of Broadwing Common Stock, the share price as of the date of the exchange and voting agreement executed in connection with the exchange offer. The additional-paid-in-capital is calculated as the carrying value of the BCI Preferred Stock plus dividends payable on the BCI Preferred Stock as of December 31, 2002, less the par value of the shares of Broadwing Common Stock issued upon consummation of the exchange offer. The consummation of the exchange offer is not expected to have an impact on the Statement of Operations.
(v)
Reflects the non-recurring investment banking and legal fees to be incurred upon consummation of the exchange offer directly related to the exchange offer, which will be reflected as other financing costs in the statement of operations and increase long-term borrowings under the revolving credit facility.

Broadwing Communications Inc.

        The following unaudited pro forma condensed consolidated financial information reflects BCI's results of operations for the year ended December 31, 2002 and BCI's balance sheet as of December 31, 2002, after giving effect to all of the pro forma transactions described below. The unaudited pro forma Statement of Operations gives effect to the following transactions as if they had occurred on January 1, 2002, and the unaudited pro forma Balance Sheet as of December 31, 2002 gives effect to the following transactions as if they had occurred as of that date. In addition, the unaudited pro forma condensed consolidated financial information reflects BCI's results of operations for the years ended December 31, 2001 and December 31, 2000, after giving effect to only the broadband sale described below, as we expect to present the operations of our broadband business as a discontinued operation effective in the first quarter of 2003. The pro forma transactions include the following:

          (a) The March 26, 2003 amendment of our credit facilities which, among other things, extended the maturity on our revolving credit facility, accelerated the maturity of a portion of our term loan A facility, increased the interest rates, revised the financial covenants and allowed for the broadband sale.

          (b) On February 22, 2003, we entered into a definitive agreement to sell our broadband business by agreeing to sell substantially all of the assets of certain of BCI's operating subsidiaries to C III Communications, LLC and C III Communications Operations, LLC for approximately $129 million in cash, subject to certain purchase price adjustments, and the assumption of certain liabilities and operating contractual commitments. The sale is subject to certain closing conditions, including approval by the FCC and relevant state public utility commissions. In addition, we have indemnified the buyers against certain potential claims. The fair value of such indemnification has not been reflected in the unaudited pro forma condensed consolidated financial information as the amount, if any, is expected to be immaterial. After the completion of the broadband sale, the only remaining BCI subsidiaries with operating assets will be Broadwing Technology Solutions Inc., an information technology consulting subsidiary, and Broadwing Telecommunications Inc., a subsidiary whose assets service Cincinnati Bell's long distance business. Broadwing anticipates the first stage closing of the broadband sale to be completed by the end of the second quarter of 2003. Broadwing will retain a 3% interest in the new company. This investment is not reflected in the pro forma financial information because its value is not expected to be material. Broadwing expects to present the broadband business as a discontinued operation effective in the first quarter of 2003.

          (c) The BCI debt exchange offer and the exchange offer, in connection with which Broadwing expects to issue approximately 25.2 million new shares of Broadwing Common Stock, an increase of 12% in the number of shares outstanding, assuming all shares of BCI Preferred Stock and the entire outstanding aggregate principal amount of BCI 9% Notes are tendered and accepted for exchange in the exchange offer and the BCI debt exchange offer, respectively.

        The unaudited pro forma condensed consolidated financial information does not reflect the intended call of BCI's remaining $0.8 million aggregate principal amount outstanding 12 1/2% Senior Notes due 2005.

        The unaudited pro forma condensed consolidated financial information presented includes the above items as the financing transactions occurred after the balance sheet date and are considered to be material to existing and potential investors; and the consummation of the broadband sale is probable based on the definitive agreements signed on February 22, 2003. In addition, consummation of the BCI debt exchange offer and the exchange offer are contingent upon the first stage closing of the broadband sale.

        The adjustments, which are based upon available information and upon assumptions that we believe to be reasonable, are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the transactions described above had been completed on the dates indicated, nor is it indicative of future operating results or financial position if the transactions described above are completed.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and the related notes incorporated by reference herein.

BCI
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(dollars in millions)

	As of December 31, 2002
	Actual	Adjustments for amendment of credit facilities	Adjustments for broadband sale		Adjustments for BCI debt exchange offer		Adjustments for exchange offer(z)	Pro forma as adjusted
Revenue
Service revenue	$950.6	$—	$(900.0	)(x)	$—		$—	$50.6
Product revenue	117.5	—	(4.1	)(x)	—		—	113.4

Total revenue	1,068.1	—	(904.1)		—		—	164.0
Costs and expenses
Cost of services (excluding depreciation included below)	552.2	—	(517.7	)(x)	—		—	34.5
Cost of products	103.4	—	(1.9	)(x)	—		—	101.5
Selling, general and administrative	301.0	—	(277.2	)(x)	—		—	23.8
Depreciation	291.1	—	(284.7	)(x)	—		—	6.4
Amortization	24.8	—	(24.8	)(x)	—		—	—
Restructuring	32.6	—	(32.5	)(x)	—		—	0.1
Asset impairments and other	2,200.6	—	(2,180.6	)(x)	—		—	20.0

Total costs and expenses	3,505.7	—	(3,319.4)		—		—	186.3

Operating loss	(2,437.6)	—	2,415.3		—		—	(22.3)
Interest expense and other financing costs	71.6	1.9 (w)	—		(4.1	)(y)	—	69.4
Gain on investments	(0.2)	—	0.2	(x)	—		—	—
Other income, net	(1.6)	—	1.6	(x)	—		—	—

Loss from operations before income taxes and cumulative effect of change in accounting principle	(2,507.4)	(1.9)	2,413.5		4.1		—	(91.7)

Income tax expense(kk)	26.3	—	—		—		—	26.3

Loss from operations before cumulative effect of change in accounting principle	$(2,533.7)	$(1.9)	$2,413.5		$4.1		$—	$(118.0)

BCI

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(dollars in millions)

	Year Ended December 31, 2001
	Actual	Adjustments for broadband sale		Pro forma as adjusted
Revenue
Service revenue	$1,070.7	$(1,027.9	)(x)	$42.8
Product revenue	126.9	(14.4	)(x)	112.5

Total revenue	1,197.6	(1,042.3)		155.3
Costs and expenses
Cost of services (excluding depreciation included below)	659.0	(624.2	)(x)	34.8
Cost of products	101.1	1.8	(x)	102.9
Selling, general and administrative	329.6	(298.4	)(x)	31.2
Depreciation	273.4	(268.8	)(x)	4.6
Amortization	110.7	(110.7	)(x)	—
Restructuring	73.9	(72.7	)(x)	1.2
Asset impairments and other	152.0	(150.7	)(x)	1.3

Total costs and expenses	1,699.7	(1,523.7)		176.0

Operating loss	(502.1)	481.4		(20.7)
Equity loss in unconsolidated entities	4.0	(4.0	)(x)	—
Interest expense and other financing costs	68.1	—		68.1
Gain on investments	(11.6)	11.6	(x)	—
Other expense, net	—	0.6	(x)	0.6

Loss from operations before income taxes and cumulative effect of change in accounting principle	(562.6)	473.2		(89.4)
Income tax benefit	(174.2)	142.4	(kk)	(31.8)

Loss from operations before cumulative effect of change in accounting principle	$(388.4)	$330.8		$(57.6)

BCI

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(dollars in millions)

	Year Ended December 31, 2000
	Actual	Adjustments for broadband sale		Pro forma as adjusted
Revenue
Service revenue	$939.0	$(920.2	)(x)	$18.8
Product revenue	65.6	(13.1	)(x)	52.5

Total revenue	1,004.6	(933.3)		71.3
Costs and expenses
Cost of services (excluding depreciation included below)	545.0	(529.5	)(x)	15.5
Cost of products	54.8	(7.2	)(x)	47.6
Selling, general and administrative	323.5	(308.9	)(x)	14.6
Depreciation	197.1	(196.0	)(x)	1.1
Amortization	109.9	(109.8	)(x)	0.1
Restructuring	—	—		—
Asset impairments and other	—	—		—

Total costs and expenses	1,230.3	(1,151.4)		78.9

Operating loss	(225.7)	218.1		(7.6)
Equity loss in unconsolidated entities	15.5	(15.5	)(x)	—
Interest expense and other financing costs	68.3	—		68.3
Loss on investments	394.5	(394.5	)(x)	—
Other expense, net	1.9	(0.3	)(x)	1.6

Loss from operations before income taxes and cumulative effect of change in accounting principle	(705.9)	628.4		(77.5)
Income tax benefit	(241.3)	212.9	(kk)	(28.4)

Loss from operations before cumulative effect of change in accounting principle	$(464.6)	$415.5		$(49.1)

BCI
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(dollars in millions)

	As of December 31, 2002
	Actual	Adjustments for amendment of credit facilities(aa)	Adjustments for broadband sale		Adjustments for BCI debt exchange offer		Adjustments for exchange offer		Pro forma as adjusted
Assets
Current Assets
Cash and cash equivalents	$2.9	$—	$129.3	(bb)	$—		$—		$132.2
Receivables, less allowances	162.0	—	(93.5	)(bb)	—		—		68.5
Prepaid expenses and other current assets	12.5	—	(9.2	)(bb)	—		—		3.3

Total current assets	177.4	—	26.6		—		—		204.0
Property, plant and equipment, net	54.7	—	(53.5	)(bb)	—		—		1.2
Other noncurrent assets	7.0	—	(6.9	)(bb)	—		—		0.1

Total Assets	$239.1	$—	$(33.8)		$—		$—		$205.3

Liabilities and Shareowner's Deficit
Current Liabilities
Current portion of long-term debt	$4.8	$—	$(2.3	)(bb)	$—		$—		$2.5
Intercompany payable to Parent Company, net	1,492.7	—	—		47.0	(cc)	60.0	(gg)	1,599.7
Accounts payable	62.8	—	(59.4	)(bb)	—		—		3.4
Accrued service cost	32.7	—	(32.7	)(bb)	—		—		—
Accrued taxes	52.0	—	—		—		—		52.0
Accrued restructuring	39.9	—	—		—		—		39.9
Current portion of unearned revenue and customer deposits	77.8	—	(77.8	)(bb)	—		—		—
Other current liabilities	59.6	—	(7.5	)(bb)	(0.9	)(dd)	(30.9	)(hh)	20.3

Total current liabilities	1,822.3	—	(179.7)		46.1		29.1		1,717.8
Long-term debt, less current portion	240.5	—	(0.7	)(bb)	(46.0	)(ee)	—		193.8
Unearned revenue, less current portion	290.7	—	(290.7	)(bb)	—		—		—
Other noncurrent liabilities	33.0	—	(1.9	)(bb)	—		—		31.1

Total liabilities	2,386.5	—	(473.0)		0.1		29.1		1,942.7
12 1/2% Junior Exchangeable Preferred Stock; $.01 par value	414.4	—	—		—		(414.4	)(ii)	—
Commitments and contingencies	—	—	—		—		—		—
Shareowner's Deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 500,000 shares issued and outstanding at December 31, 2002 and 2001	—	—	—		—		—		—
Additional paid-in capital	2,879.1	—	—		—		385.3	(jj)	3,264.4
Accumulated deficit	(5,440.9)	—	439.2	(bb)	(0.1)	(ff)	—		(5,001.8)

Total shareowner's deficit	(2,561.8)	—	439.2		(0.1)		385.3		(1,737.4)

Total Liabilities and Shareowner's Deficit	$239.1	$—	$(33.8)		$—		$—		$205.3

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Broadwing Communications Inc.

(w)
Reflects additional interest expense related to the amended credit facilities for the revolving credit facility borrowings of Broadwing Communications Services Inc., a subsidiary of BCI. Pursuant to the amended credit facilities, the revolving credit facility interest rates increased to 425 basis points above LIBOR, an increase of between 150 and 250 basis points compared to the revolver interest rates incurred in 2002.

(x)
Reflects the operating activity related to the disposition of the broadband business in connection with the broadband sale.

(y)
Reflects a decrease in interest expense resulting from the BCI debt exchange offer. The interest expense would not have been incurred if the BCI debt exchange offer had been consummated on January 1, 2002.

(z)
There is no impact from the exchange offer on the Statement of Operations of BCI. Dividends on the BCI Preferred Stock are treated as preferred stock dividends at BCI and do not impact Loss from operations before cumulative effect of change in accounting principle as presented.

(aa)
There is no impact from the amended credit facilities on the balance sheet of BCI as the outstanding debt borrowed directly by BCI under the revolving credit facilities was not affected by the prepayments made with the proceeds from the Goldman mezzanine financing.

(bb)
Reflects the sale of assets to and assumption of liabilities by C III Communications, LLC and C III Operations, LLC in connection with the broadband sale. No adjustment is reflected for the 3% interest in C III Communications, LLC, as the value of the investment is not expected to be material. The adjustments reflect a net gain of the broadband sale of $439.2 million, which assumes proceeds of $129.3 million and assumption of liabilities totaling $473.0 million offset by the carrying value of assets to be purchased of $163.1 million. The liabilities assumed primarily include the assumption of the indefeasible right of use contract obligations and the related unearned revenue for consideration previously received, totaling $368.6 million.

(cc)
Reflects the increase in the intercompany note payable to Broadwing based on the fair value of Broadwing Common Stock to be issued in the BCI debt exchange offer. The fair value of the Broadwing Common Stock is based on a share price of $4.24 per share of Broadwing Common Stock, the share price as of the date of the exchange and voting agreement executed in connection with the exchange offer. A 10% movement in the share price would cause the intercompany note payable to fluctuate by $4.7 million.

(dd)
Reflects the decrease in accrued interest as of the balance sheet date assuming the BCI debt exchange offer was consummated on December 31, 2002.

(ee)
Reflects the $46.0 million carrying value of the 9% Notes as of the balance sheet date that will be settled in shares of Broadwing Common Stock upon consummation of the BCI debt exchange offer. Non-recurring investment banking and legal fees of $0.5 million have not been reflected in the pro forma financial information for BCI as Broadwing is responsible for the fees.

(ff)
Reflects the net loss of $0.1 million that will be incurred upon consummation of the BCI debt exchange offer assuming a share price of $4.24 per share of Broadwing Common Stock, as of the date of the exchange and voting agreement executed in connection with the BCI debt exchange offer. A 10% movement in the Broadwing Common Stock share price would cause the net gain or loss upon consummation to fluctuate by $4.7 million. The loss on the BCI debt exchange offer has not been reflected in the Statement of Operations, as it is a non-recurring item.

(gg)
Reflects the increase in the intercompany note payable to Broadwing based on the fair value of Broadwing Common Stock to be issued in connection with the exchange offer. The fair value of the stock issued by Broadwing is based on a share price of $4.24 per share of Broadwing Common Stock, the share price as of the date of the exchange and voting agreement executed in connection with the exchange offer. A 10% movement in the share price would cause the intercompany note payable to fluctuate by $6.0 million.

(hh)
Reflects the decrease in dividends payable on the BCI Preferred Stock as of the balance sheet date assuming the exchange offer had been consummated on January 1, 2002.

(ii)
Reflects the decrease in the carrying value of the BCI Preferred Stock that will be settled in shares of Broadwing Common Stock upon consummation of the exchange offer.

(jj)
Reflects the additional-paid-in capital of $385.3 million that will be recorded upon consummation of the exchange offer assuming a share price of $4.24 per share of Broadwing Common Stock, the share price as of the date of the exchange and voting agreement executed in connection with the exchange offer. The additional-paid-in-capital is calculated as the carrying value of the BCI Preferred Stock plus dividends payable on the BCI Preferred Stock as of December 31, 2002, less the fair value of the shares of Broadwing Common Stock issued upon consummation of the exchange offer. The consummation of the exchange offer is not expected to have an impact on the statement of operations. Non-recurring investment banking and legal fees of $5.5 million have not been reflected in the pro forma financial information for BCI as Broadwing is responsible for the fees.

(kk)
Reflects an increase in income tax expense for 2002, 2001 and 2000 to eliminate the income tax benefit associated with the assets that will be divested pursuant to the broadband sale. The net adjustment to income tax expense in 2002 is zero because the increase in income tax expense is offset by a corresponding decrease related to the reversal of the additional valuation allowance that was recorded in 2002 against deferred tax assets associated with the broadband assets.

COMPARATIVE STOCK PRICES AND DIVIDENDS

        The comparative stock price and dividend information should be read in conjunction with the audited and unaudited historical financial statements of Broadwing and BCI, including the related notes, incorporated by reference into this prospectus and solicitation statement, and "Selected Historical Consolidated Financial Data." See "Where You Can Find More Information."

        Broadwing Common Stock and BCI Preferred Stock are both listed on the NYSE. Broadwing Common Stock trades under the symbol "BRW," and BCI Preferred Stock trades under the symbol "IXK-NA-09." The trading market for shares of BCI Preferred Stock is limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in the shares and the balance between buy and sell orders for the shares. The following table shows, for the calendar quarters indicated, based on published financial sources (1) the high and low sales prices per share of Broadwing Common Stock as reported on the New York Stock Exchange Composite Transaction Tape, (2) the high and low sales prices per share of BCI Preferred Stock as reported on Advantage Data, an automated electronic quotation system, and (3) the cash dividends per share of each of Broadwing Common Stock and BCI Preferred Stock.

	Broadwing Common Stock			BCI Preferred Stock
	High	Low	Dividend	High	Low	Dividend
2002:
First Quarter	$10.55	$5.55	—	$620.00	$480.00	$31.25
Second Quarter	8.60	2.09	—	590.00	260.00	31.25
Third Quarter	3.43	1.80	—	500.00	250.00	—
Fourth Quarter	4.26	1.15	—	450.00	97.50	—
2003
First Quarter	$4.95	$3.43	—	$92.50	$42.50	—

        At April 14, 2003, the last reported closing prices per share of Broadwing Common Stock was $3.93 and the last reported closing price per share of BCI Preferred Stock was $129.38. The trading prices of shares of Broadwing Common Stock and BCI Preferred Stock are subject to fluctuation. You are urged to obtain current market quotations.

        At March 31, 2003, there were approximately 94,000 holders of record of Broadwing Common Stock and approximately 25 holders of record of BCI Preferred Stock.

Broadwing's Dividend Policy

        The holders of Broadwing Common Stock receive dividends if and when declared by our board of directors out of legally available funds. We have not paid a dividend on Broadwing Common Stock since 1999 and do not anticipate paying dividends on Broadwing Common Stock in the foreseeable future. Furthermore, our future ability to pay dividends is restricted by certain covenants and agreements pertaining to outstanding indebtedness.

Information Relating to BCI Preferred Stock Dividends

        The BCI Preferred Stock has cumulative preferential quarterly cash dividends accrued at the annual rate of 12 1/2% of the liquidation preference for such stock through the mandatory redemption date of August 15, 2009. Dividends of $24.7 million and $49.4 million, or $62.50 and $125.00 per share, were paid in 2002 (through May 15, 2002) and 2001, respectively. Recently, BCI deferred the payment of the quarterly dividends due August 15, 2002, November 15, 2002 and February 15, 2003 and anticipates deferring the payment of the quarterly dividends due May 15, 2003. At February 28, 2003, accumulated and unpaid dividends on the BCI Preferred Stock totaled approximately $39.1 million or $98.93 per share. You will not be paid any accumulated and unpaid dividends if you exchange your shares of BCI Preferred Stock pursuant to the exchange offer.

BACKGROUND OF THE EXCHANGE OFFER, CONSENT SOLICITATION AND MERGER

        Beginning with our acquisition of BCI in November 1999, we have pursued a strategy of building an integrated high capacity communications network by using our financial resources to leverage BCI's strategic assets. Since that time we have used cash flow from our Cincinnati Bell Telephone and Cincinnati Bell Wireless businesses, as well as borrowings under our credit facilities, to finance the buildout and increase the capacity of BCI's national optical network and to meet BCI's other cash needs, including cash used in operating and financing activities.

        In 1999, 2000 and 2001, capital expenditures by BCI in connection with the buildout of its network were $644.1 million ($479.1 million of which were made prior to our acquisition of BCI), $599.9 million and $472.0 million, respectively. By the end of 2001, BCI had largely completed the buildout of its network. For 2002, capital expenditures by BCI were $64.9 million, primarily reflecting the maintenance and optimization of BCI's network.

        Beginning in 2001, the business environment for BCI and the broader telecommunications industry deteriorated significantly and rapidly and currently remains weak. This was primarily due to: the general weakness in the U.S. economy, which was exacerbated by the events of September 11, 2001, and concerns regarding terrorism; pressure on prices for broadband services due to substantial excess fiber capacity in most markets, and forecasted demand for broadband services not being realized as a result of the state of the economy, the bankruptcy or liquidation of a substantial number of Internet companies, and financial difficulties experienced by many of BCI's telecommunications carrier customers.

        Prior to and since our acquisition of BCI, BCI has incurred substantial operating and net losses and used cash in operating activities. In 2000 and 2001, BCI had operating losses of $225.7 million and $502.1 million, respectively, net losses of $464.6 million and $388.4 million, respectively, and net cash used in operating activities of $32.7 million and $111.4 million, respectively. For 2002, BCI had operating losses of $2.4 billion and net losses of $4.5 billion and net cash used in operating activities of $94.9 million. BCI's operating and net losses in 2001 and 2002 included charges relating to restructuring plans of $73.9 million and $32.6 million, respectively. In addition, in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", as a result of, among other things, the deterioration of BCI's business described above, we determined that the goodwill of BCI was impaired as of January 1, 2002 and we recorded an impairment charge of $2.0 billion, net of taxes, in the second quarter of 2002. In addition, in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we recorded a noncash pre-tax asset impairment charge of approximately $2.2 billion relating to BCI in the results for the fourth quarter.

        To finance BCI's capital expenditures and operating activities, as well as its preferred stock dividends and repayments of long-term debt, we have made capital contributions and intercompany loans to BCI. We have financed these capital contributions and intercompany loans from cash flow from our Cincinnati Bell Telephone and Cincinnati Bell Wireless businesses, as well as through borrowings under our credit facilities. In 2000 and 2001, BCI received intercompany loans from us of $532.7 million and $479.5 million, respectively, received capital contributions from us of $520.5 million and $65.3 million, respectively, and made direct borrowings under our credit facilities of $0 and $42.0 million, respectively. For 2002, BCI received intercompany loans from us of $23.3 million, received $1.9 million in capital contributions from us, and made borrowings under our credit facilities of $151.0 million. As of December 31, 2002, $1.5 billion was outstanding under the intercompany note from us to BCI. As a result of those loans and the effects of a weak U.S. economy and telecommunications industry, we ourselves are highly leveraged.

The Restructuring Plan and Recent Developments

        In response to BCI's deteriorating financial results and concerns over our liquidity, in October 2002 we announced our five-point Restructuring Plan. The Restructuring Plan is intended to strengthen our financial position, maintain the strength and stability of our local telephone business, reduce the cash expenditures at BCI, facilitate the evaluation of strategic alternatives and reduce our debt balances over time. We have made substantial progress in implementing the Restructuring Plan. To date, we have entered into an agreement for the sale of our broadband business, secured additional sources of capital, amended our credit facilities, entered into a supplemental indenture amending the terms of our Convertible Subordinated Notes and are in the process of exchanging and retiring preferred stock and debt at BCI.

        To this end, on October 29, 2002, we announced our intention to restructure BCI to reduce its expenses by approximately $200 million per year and enable it to become cash flow positive. To date we have targeted telecommunication line cost reductions of 25% over a six-month period through network grooming, optimization, and rate negotiations; reduced BCI's workforce by 500 positions; and significantly reduced activity related to BCI's unprofitable wholesale international voice business. In addition, Cincinnati Bell Telephone initiated a restructuring to realign sales and marketing to better focus on enterprise customers. The plan includes initiatives to reduce the workforce by approximately 38 positions. We recorded a restructuring charge of approximately $15 million during the fourth quarter of 2002 related to employee severance benefits and contract terminations.

        In addition, below is a summary of recent developments in connection with our Restructuring Plan.

  Sale of our broadband business

        On February 22, 2003, we entered into a definitive agreement (the "purchase agreement") to sell our broadband business by agreeing to sell substantially all of the operating assets of certain of BCI's operating subsidiaries (the "BCI selling subsidiaries") to C III Communications, LLC and C III Communications Operations, LLC (the "buyers") for approximately $129 million in cash, subject to certain purchase price adjustments, and the assumption of certain liabilities and operating contractual commitments. The $129 million purchase price will be decreased if (1) certain cash net revenue and cash EBITDA minus capital expenditures targets set forth in the purchase agreement are not met, up to a maximum decrease of $14.3 million, or (2) certain specified accounts receivables are not collected as set forth in the purchase agreement, up to a maximum decrease of $7.5 million. Furthermore, the $129 million purchase price will be increased or decreased based on the level of working capital, or current assets minus current liabilities, of the BCI selling subsidiaries at the first stage closing (as defined below) and the second stage closing (as defined below). In connection with the foregoing purchase price adjustments, $13.75 million of the $129 million purchase price will be deposited in escrow accounts pursuant to the purchase agreement and certain escrow agreements. In addition, pursuant to the purchase agreement, $23.11 million of the $129 million purchase price will be deposited in an escrow account pending the second stage closing.

        We will retain a 3% interest in the new company and will account for our investment in that company as a cost-based investment. The carrying value of the current and long-lived assets to be purchased totaled $102.7 million and $60.4 million, respectively, as of December 31, 2002. The carrying value of the current and long-term liabilities to be assumed totaled $179.7 million and $293.2 million, respectively, as of December 31, 2002. We anticipate the first stage closing of the sale of our broadband business to be completed by the end of the second quarter of 2003.

        The sale of our broadband business will be completed in two stages. The first stage closing will take place when the BCI selling subsidiaries obtain FCC and state public utility commission consents necessary to effectuate the transfer of customer contracts that generate at least 80% of the revenues of the BCI selling subsidiaries' businesses being sold (the "first stage closing"). Each party's obligation to effect the first stage closing is subject to the satisfaction or waiver of the following condition:

  •
  no action by any governmental body or other person shall have been instituted or threatened which (i) has had, or is reasonably likely to have, a material adverse effect or (ii) is reasonably likely to enjoin, restrain or prohibit, or could result in substantial damages in respect of any provision of the agreements documenting the sale of our broadband business, or affect materially and adversely the right of the buyers to own the acquired assets or to operate the acquired business;

        The obligations of the buyers to effect the first stage closing are subject to the satisfaction or waiver of each of the following conditions:

  •
  (i) the representations and warranties of the BCI selling subsidiaries contained in the purchase agreement are true and correct both when made and as of the first stage closing (except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties are true and correct as of the specified date) and (ii) each BCI selling subsidiary has performed all obligations and agreements and complied with all covenants and conditions required by the purchase agreement and the collateral agreements to be performed or complied with prior to or at the first stage closing, except where (x) with respect to clause (i) the failure to be true and correct and/or (y) with respect to clause (ii) the failure to so perform or comply has not or would not be reasonably expected to have a material adverse effect on the buyers or the broadband business being sold or a material adverse effect on the ability of the BCI selling subsidiaries to consummate the transactions contemplated by the purchase agreement;

  •
  no change since December 31, 2002 (i) shall have occurred which has had a material adverse effect on our broadband business or on the buyers or has had a material adverse effect on the ability of the BCI selling subsidiaries to consummate the sale of our broadband business or on our ability to give our parent guaranty (described below), and (ii) shall have occurred which is reasonably likely to have a material adverse effect with respect to our broadband business;

  •
  75% of identified key sales and operations employees (or replacements thereof that are acceptable to the buyers) shall have accepted the buyers' offers of employment;

  •
  any encumbrances on the acquired assets required to be removed have been removed;

  •
  Broadwing's parent guaranty continues to be in full force and effect;

  •
  no facts, events or circumstances shall have occurred that cause or permit, or are reasonably likely to cause or permit, the Pension Benefit Guaranty Corporation to seek to impose or impose an encumbrance on any of the acquired assets;

  •
  the buyers shall have received written evidence reasonably satisfactory to them that the BCI selling subsidiaries and their affiliates (including Broadwing) have ceased using the "Broadwing" name prior to the first stage closing and have registered to use a different name by the second stage closing;

  •
  there shall not have been or be any encumbrance imposed on any of the acquired assets in connection with any bankruptcy of the BCI selling subsidiaries or any of its affiliates; and

  •
  all consents identified by the parties as a condition to closing have been received.

        The obligations of the BCI selling subsidiaries to effect the first stage closing are subject to the satisfaction or waiver of each of the following conditions:

  •
  (i) the representations and warranties of the buyers contained in the purchase agreement are true and correct both when made and as of the first stage closing (except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties are true and correct as of the specified date) and (ii) each buyer has performed all obligations and agreements and complied with all covenants and conditions required by the purchase agreement and the collateral agreements to be performed or complied with it prior to or at the first stage closing, except where (x) with respect to clause (i) the failure to be true and correct and/or (y) with respect to clause (ii) the failure to so perform or comply has not or would not be reasonably expected to have a material adverse effect on the BCI selling subsidiaries or a material adverse effect on the ability of the buyers to consummate the transactions contemplated by the purchase agreement;

  •
  the parent guaranty delivered by Corvis Corporation, the majority owner of the buyers, continues to be in full force and effect;

  •
  the buyers have delivered the initial purchase price, subject to certain purchase price adjustments; and

  •
  all consents identified by the parties as a condition to closing have been received.

        The second stage closing will take place after the last FCC and the last state public utility commission consents necessary to effectuate the transfer of customer contracts have been obtained (the "second stage closing"). The respective obligations of the buyers and the BCI selling subsidiaries to effect the second stage closing are subject to:

  •
  there not being an injunction or other court order prohibiting the consummation of the sale of our broadband business; and

  •
  the BCI selling subsidiaries shall have changed their corporate or company name to a name that does not include the word "Broadwing" or any name intended or likely to be confused or associated with any Broadwing name and have caused the registration of the new name with the appropriate governmental bodies.

        The purchase agreement provides that "material adverse effect" means a material adverse effect on the business, operations, assets, condition (financial or other) or results of operations of the businesses sold or BCI selling subsidiaries or the buyers as the context requires; provided, that none of the following shall be deemed, either alone or in combination, to constitute a material adverse effect:

  •
  conditions generally affecting any of the industries or markets in which the BCI selling subsidiaries or buyers, as the context requires, operate;

  •
  any disruption arising out of the announcement of the transactions contemplated by the sale of our broadband business;

  •
  the engagement in hostilities by the United States, an escalation in hostilities involving the United States or a declaration of a national emergency or war by the United States; or

  •
  any change in the general economic, political or financial condition of the United States, including, without limitation, as a result of terrorist activities.

        The purchase agreement may be terminated at any time prior to either the first stage or second stage closing by:

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  mutual written consent of the BCI selling subsidiaries and the buyers;

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  the BCI selling subsidiaries or the buyers, if there is a non-appealable injunction or order of a governmental body prohibiting the sale of our broadband business;

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  the BCI selling subsidiaries or the buyers, if the first stage closing has not occurred by December 22, 2003; provided that the failure of the first stage closing to occur did not result from the failure of the terminating party to fulfill any of its obligations under the purchase agreement;

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  by the BCI selling subsidiaries, if there shall have been a breach of any representation and warranty or covenant of the buyers under the purchase agreement or any collateral agreements, and such breach shall not have been remedied within 60 days after receipt by the buyers of notice in writing from the BCI selling subsidiaries specifying the breach and requesting the breach be remedied, except where such breach of representation and warranty or covenant has not individually or in the aggregate had, or would not individually or in the aggregate be reasonably likely to have, a material adverse effect with respect to the BCI selling subsidiaries or on the ability of any of the buyers to consummate the transactions contemplated by the purchase agreement or a material adverse effect on Corvis Corporation's ability to consummate the transactions contemplated by its parent guaranty; and

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  by the buyers, if there shall have been a breach of any representation and warranty or covenant of the BCI selling subsidiaries under the purchase agreement or any collateral agreements, and such breach shall not have been remedied within 60 days after receipt by the BCI selling subsidiaries of notice in writing from the buyers specifying the breach and requesting the breach be remedied, except where such breach of representation and warranty or covenant has not individually or in the aggregate had, or would not individually or in the aggregate be reasonably likely to have, a material adverse effect with respect to the buyers or on the ability of any of the BCI selling subsidiaries to consummate the transactions contemplated by the purchase agreement or a material adverse effect on Broadwing's ability to consummate the transactions contemplated by its parent guaranty.

        Each party will pay its own costs and expenses, including legal and accounting expenses, related to the sale of our broadband business, irrespective of when incurred and whether or not the sale of our broadband business is completed.

        Broadwing and the BCI selling subsidiaries have agreed that for a period of 36 months following the first stage closing, except under certain enumerated circumstances, none of Broadwing or any of the BCI selling subsidiaries will directly or indirectly (and Broadwing and the BCI selling subsidiaries will use their commercially reasonable efforts to cause their respective affiliates not to), (i) compete (as defined in the purchase agreement) with the broadband businesses sold pursuant to the purchase agreement within the continental U.S. or (ii) solicit, divert or attempt to solicit or divert a customer or supplier, unless the customer or supplier does not compete with the broadband businesses sold pursuant to the purchase agreement. In addition, Broadwing and the BCI selling subsidiaries have agreed that for a period of 36 months following the second stage closing, neither they nor any of their respective affiliates (other than any directors, officers or employees of Broadwing, the BCI selling subsidiaries or their respective affiliates provided not in their capacity as such) will directly or indirectly solicit for employment or hire as an employee or consultant, any employee of BCI or the BCI selling subsidiaries who works primarily in the broadband business and who accepts the employment offer of the buyers pursuant to the terms of the purchase agreement or other employees of the buyers or their affiliates engaged in the broadband business unless such employee's employment is previously terminated by the buyers.

        In connection with the purchase agreement, the buyers and BCI selling subsidiaries entered into several additional commercial and services agreements, including an agreement whereby the buyers will sell long distance minutes at wholesale rates for resale by Broadwing Telecommunications Inc. to business and residential customers in certain territories, a sales agency agreement for the marketing by Cincinnati Bell Telephone of the buyers' services in certain territories, a reciprocal collocation agreement for the accommodation of existing network equipment or other facilities and a dedicated IP services agreement whereby the buyers will provide dedicated IP services to Broadwing Technology Solutions Inc. After the first stage closing, the buyers have the right (but not the obligation) to enter into certain collateral services agreements with the BCI selling subsidiaries on terms to be mutually acceptable to the buyers and the BCI selling subsidiaries.

        The BCI selling subsidiaries, jointly and severally, on one hand, and the buyers, on the other hand, (the BCI selling subsidiaries or the buyers, whichever has the obligation to indemnify, is the "indemnifying party") have agreed to indemnify the other party and its affiliates and any employee, representative, agent, director, officer, partner, member or principal, as applicable, or the assign of such party and its affiliates (each, an "indemnified party") from and against all claims related to or arising out of or resulting from, liabilities, losses, damages, costs and expenses (including reasonable attorneys', accountants' and experts' fees and costs, and costs and expenses of establishing entitlement to indemnification) (collectively, "losses") incurred by any indemnified party related to, or arising out of or resulting from (i) any breach of or inaccuracy in any representation or warranty of the indemnifying party in the purchase agreement or any collateral agreement or (ii) the breach by the indemnifying party of any covenant or agreement of that party contained in the purchase agreement or any collateral agreement. The BCI selling subsidiaries and the buyers will not have any liability for any losses arising from claims under clause (i) of the preceding sentence (other than claims or losses with respect to representations and warranties related to title, authorization or tax matters or related to brokers' or similar fees) (collectively, the "specified claims"), unless the aggregate of all losses for which the BCI selling subsidiaries or the buyers, respectively, would be liable exceeds on a cumulative basis $500,000, provided that in the event such losses exceed $500,000, the liability will be from the first dollar of losses. The BCI selling subsidiaries' or the buyers' respective aggregate liability for (i) all losses arising from specified claims will not exceed 50% of the purchase price, (ii) all losses arising from representations and warranties related to title and authorization matters will not exceed the purchase price (provided that the BCI selling subsidiaries' or buyers' respective aggregate liability under clauses (i) and (ii) will not exceed the purchase price) and (iii) all losses arising from representations and warranties related to tax matters or related to brokers' or similar fees will not be subject to any limitations.

        The representations and warranties of the buyers and the BCI selling subsidiaries in the purchase agreement and any collateral agreements will survive the first stage closing for 18 months, except the environmental warranties will survive for three years, tax warranties will survive for the applicable statutes of limitations plus 90 days and title and authorization warranties will survive forever.

        The BCI selling subsidiaries have further agreed jointly and severally to indemnify the buyers and any other indemnified party of the buyers from and against losses relating to any of BCI's assets and liabilities excluded from the purchase agreement, certain litigation and other matters, certain taxes of the BCI selling subsidiaries and the failure of the BCI selling subsidiaries to comply with the provisions of any bulk transfer laws which may be applicable. The buyers have agreed jointly and severally to indemnify the BCI selling subsidiaries and any other indemnified party of the BCI selling subsidiaries from and against losses relating to the liabilities and obligations assumed and businesses acquired pursuant to the purchase agreement, certain taxes for which the buyers are responsible, liabilities and obligations with respect to the conduct of the broadband business after the first stage closing, to the extent arising out of, or resulting from, facts, events or circumstances occuring after the first stage closing (other than due to any failure to comply or breach of any of the BCI selling subsidiaries or any of their affiliates, whether before, on or after the first stage closing) and any third party claims arising out of the buyers' election to effect the second stage closing prior to the date on which the last FCC and the last state public utility commission consents necessary to effect transfer of the remaining assets have been detailed.

        In connection with the purchase agreement, we agreed to deliver a parent guaranty in favor of the buyers, guaranteeing (1) all payments required to be made by the BCI selling subsidiaries under the purchase agreement and (2) the performance and observance and compliance with all covenants, agreements, obligations, liabilities, representations and warranties of the BCI selling subsidiaries under the purchase agreement. Also, Broadwing agreed to be jointly and severally liable with the BCI selling subsidiaries for their covenant to (1) (a) retire the 9% Notes and the 12 1/2% Notes or (b) to obtain a consent and/or waiver from holders of the 9% Notes and the 12 1/2% Notes with respect to the sale of our broadband business, in either case on or prior to the first stage closing date and (2) use their best efforts to retire or exchange the BCI Preferred Stock or to obtain any necessary consents and/or waivers from the holders of the BCI Preferred Stock with respect to the sale of our broadband business, in either case on or prior to the first stage closing date. Broadwing's liability under its guaranty will not exceed the BCI selling subsidiaries' underlying liability pursuant to the purchase agreement.

        In connection with the purchase agreement, Corvis Corporation, the majority owner of the buyers, also delivered a parent guaranty in favor of the BCI selling subsidiaries, guaranteeing (1) the payment by the buyers of the purchase price and (2) the performance and observance and compliance with all covenants, agreements, obligations, liabilities, representations and warranties of the buyers under the purchase agreement. Corvis Corporation's liability under its guaranty will not exceed the buyers' underlying liability pursuant to the purchase agreement.

        After the second stage closing, the Broadwing name will be the sole and exclusive property of the buyers or their affiliates. Prior to the first stage closing, the BCI selling subsidiaries and their affiliates (including Broadwing and BCI) have agreed to amend their corporate names to remove the Broadwing name or any similar name likely to be confused or associated with the Broadwing name, and before the second stage closing they will make commercially reasonable efforts to cause the registration of the new names with the appropriate governmental bodies. In addition to the corporate name change, the BCI selling subsidiaries and their affiliates will cease using the Broadwing name, except in certain limited circumstances.

        Under the amended terms of our credit facilities, the proceeds from the sale of our broadband business will be used to pay BCI's remaining liabilities and claims and current ordinary course operating expenses. Any remaining net proceeds will be applied 60% to prepay our credit facilities and 40% to pay certain of BCI's other obligations, provided that, in the event of a bankruptcy of BCI or any of its subsidiaries, 100% of any such remaining net proceeds will be applied to prepay our credit facilities . If there are any proceeds remaining after BCI's obligations have been satisfied, those amounts must be applied to pay down Broadwing's credit facilities.

  Goldman Mezzanine Financing

        On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of 16% Notes as part of the Goldman mezzanine financing. Also as part of the Goldman mezzanine financing, we issued 17.5 million warrants, each to purchase one share of Broadwing Common Stock at $3.00 per share, to the purchasers of the 16% Notes. The 16% Notes indenture contains numerous restrictive covenants, including provisions that restrict our ability to make future investments or other cash infusions in BCI and its subsidiaries and impose legal and operational separations between BCI and its subsidiaries, on one hand, and us and any of our other subsidiaries, on the other hand. As of February 28, 2003, we had the ability to invest an additional $58.4 million in BCI based on these provisions.

        See "Description of Broadwing and BCI Indebtedness—Broadwing—16% Senior Subordinated Discount Notes due 2009" for a more complete description of the Goldman mezzanine financing.

  Amendment to the Terms of Our Credit Facilities

        On March 26, 2003, we permanently prepaid $220 million in borrowings under our term and revolving credit facilities and made a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing and amended the terms of our credit facilities to provide us with greater liquidity for our operations. The amendment extended the maturity on our $643.6 million revolving credit facility to March 1, 2006 and changed the scheduled commitment reductions under the revolving credit facility to be limited to four equal quarterly reductions of $50 million each in 2005 in an aggregate amount equal to $200 million in 2005. The remainder of the revolving credit facility will mature on March 1, 2006. The amendment also permits the sale of our broadband business under the credit facilities, but requires us to apply 60% of the remaining net cash proceeds (after the payment of BCI's remaining liabilities and claims and current ordinary course operating expenses) from the sale of our broadband business to prepay the credit facilities and 40% to pay certain of BCI's other obligations, provided that, in the event of a bankruptcy of BCI or any of its subsidiaries, 100% of any such remaining net proceeds must be applied to prepay of credit facilities.

        The amendment contains numerous restrictions, similar to those contained in the 16% Notes indenture, on our ability to make future investments or other cash infusions in BCI and its subsidiaries and imposes corporate separateness covenants that require us to maintain legal and operational separation between BCI and its subsidiaries, on one hand, and Broadwing and its other subsidiaries, on the other hand. The financial covenants were adjusted to, among other things, exclude BCI and its subsidiaries from the calculations and the amendment provided that BCI and its subsidiaries will be prohibited from making any additional borrowings under the credit facilities.

        As part of the amendment to the terms of our credit facilities, the interest rate increased to 425 basis points above LIBOR on the revolving credit facility and 375 basis points above LIBOR on the term loan facilities. The commitment fee for the unused portion of the revolving credit facility was increased to 0.625% at all levels of usage and we paid an amendment fee in connection with the changes to the credit facilities in amounts equal to 75 basis points for the revolving credit facility and 37.5 basis points for each of the term loan A, B, and C credit facilities.

        See "Description of Broadwing and BCI Indebtedness—Credit Facilities" for a more complete description of the amended terms of the credit facilities.

  Convertible Subordinated Notes Supplemental Indenture

        On March 26, 2003, we executed a supplemental indenture in respect of the Convertible Subordinated Notes. The supplemental indenture amended certain terms of the Convertible Subordinated Notes indenture, including:

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  providing that the involuntary or voluntary bankruptcy of BCI or its subsidiaries shall not constitute an event of default;

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  providing that neither the sale of our broadband business nor any other sale of the operating assets of BCI and/or its subsidiaries shall constitute a change of control;

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  providing that neither the sale of our broadband business nor any other sale of the operating assets of BCI and/or its subsidiaries shall be governed by the merger covenant;

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  adjusting the rate of accretion on the Convertible Subordinated Notes to 9.00% per annum from March 26, 2003 through July 21, 2004 and 2.25% per annum from July 21, 2004 to July 21, 2009;

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  providing us with the option to pay cash interest in lieu of the 2.25% accretion from July 21, 2004;

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  extending the first optional redemption date from July 21, 2004 to July 21, 2005 and increasing the optional redemption prices;

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  adding a covenant restricting our and our restricted subsidiaries ability to incur debt and issue preferred stock;

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  adding a covenant restricting our and our restricted subsidiaries' ability to consummate asset dispositions; and

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  amending the definition of change of control by increasing the outstanding threshold deemed to be a change of control from 20% of the outstanding shares to 45% of the outstanding shares.

        See "Description of Broadwing and BCI Indebtedness—Broadwing—6 3/4% Convertible Subordinated Notes due 2009" for a more complete description of the terms of the Convertible Subordinated Notes.

  BCI debt exchange offer

        Concurrent with the exchange offer and consent solicitation, we are also offering to exchange 11,076,707 shares of Broadwing Common Stock for approximately $46 million aggregate principal amount of 9% Notes outstanding, 241.06 shares of Broadwing Common Stock for each $1,000 aggregate principal amount of 9% Notes. The BCI debt exchange offer is conditioned, among other things, upon us receiving tenders with respect to 95% of the aggregate principal amount outstanding of the 9% Notes. On March 24, 2003, we entered into an exchange and voting agreement with holders of the 9% Notes representing $42.375 million principal amount, or approximately 92.2% of the aggregate principal amount outstanding, of the 9% Notes, pursuant to which each of those holders agreed to tender all of their 9% Notes in the BCI debt exchange offer. The expiration date of the BCI debt exchange offer is expected to be          , 2003. The consummation of the BCI debt exchange offer is not a condition to the consummation of the exchange offer and consent solicitation.

  Retirement of BCI 12 1/2% Notes

        We intend to call BCI's remaining $0.8 million aggregate principal amount outstanding of 12 1/2% Senior Notes due 2005 on or prior to the completion of the exhange offer and consent solicitation (as described in "Description of Broadwing and BCI Indebtedness—BCI—12 1/2% Senior Notes due 2005").

Consequences for BCI

        BCI conducts substantially all of its operations through its subsidiaries and is dependent upon dividends or other intercompany transfers of funds from its subsidiaries in order to meet its obligations. After the completion of the sale of our broadband business, the only remaining BCI subsidiaries with operating assets will be Broadwing Technology Solutions Inc., an information technology consulting subsidiary, and Broadwing Telecommunications Inc., a subsidiary whose assets service Cincinnati Bell's long distance business. See "Unaudited Pro Forma Condensed Consolidated Financial Information—Broadwing Communications Inc." for BCI's pro forma results of operations and balance sheet after giving effect to the sale of our broadband business.

        However, upon the completion of the sale of our broadband business, BCI will retain substantial liabilities. The carrying value of the current and long-term liabilities to be retained totaled $1,643 million and $271 million, respectively, as of December 31, 2002. There can be no assurances that BCI will be able to generate sufficient cash from its remaining operations or that additional sources of financing will be available to it to enable it to service these liabilities or to fund its other liquidity needs.

        Furthermore, there will be little or no remaining net cash proceeds from the sale of our broadband business to fund BCI's working capital, capital expenditures and other general corporate requirements. The proceeds from the sale of our broadband business will be used to pay BCI's remaining liabilities and claims and current ordinary course operating expenses. Any remaining net proceeds will be applied 60% to prepay our credit facilities and 40% to pay certain of BCI's other obligations, provided that, in the event of a bankruptcy of BCI or any of its subsidiaries, 100% of any such remaining net proceeds will be applied to prepay our credit facilities. If there are any proceeds remaining after BCI's obligations have been satisfied, those amounts must be applied to pay down Broadwing's credit facilities.

        In the past, we have made capital contributions and intercompany loans to BCI to finance BCI's operating activities and other obligations, including its preferred stock dividends and repayments of long-term debt. In 2002, BCI received intercompany loans from us of $23.3 million and capital contributions of $1.9 million. Currently, the 16% Notes indenture and the amended terms of the credit facilities restrict our ability to continue funding BCI. As of February 28, 2003, we had the ability to invest or otherwise provide an additional $58.4 million in BCI. If BCI requires funds in excess of the amounts we are permitted to provide under the 16% Notes indenture and the amended terms of the credit facilities, there can be no assurances that the holders of the 16% Notes or the lenders under the credit facilities will consent to Broadwing investing additional money to allow BCI to meet its obligations. If we are unable to fund BCI going forward, BCI may explore alternative transactions or sources of financing, including borrowing money or raising equity capital. There can be no assurances that any such transactions could be consummated on acceptable terms, or at all.

        As of March 26, 2003, BCI's subsidiary, Broadwing Communications Services Inc., had borrowed $223.0 million under our credit facilities. However, the amended terms of our credit facilities prohibit any additional borrowings by BCI or its subsidiaries. Because BCI has relied on our credit facilities in the past to fund its operations, the restrictions on future borrowings might adversely affect BCI's ability to access sufficient cash to meet its obligations.

        The uncertainty of future cash flows of BCI combined with the funding constraints discussed above have prompted PricewaterhouseCoopers LLP, BCI's independent accountants, to include a going concern explanatory paragraph in their report filed in connection with the stand-alone financial statements of BCI. The going concern explanatory paragraph means that, in the opinion of PricewaterhouseCoopers LLP, there exists substantial doubt about BCI's ability to continue as a going concern and its ability to realize its assets and discharge its liabilities in the normal course of business.

        If BCI is unable to finance its operations or meet its remaining commitments going forward, it may be forced to seek protection from its creditors under Chapter 11, in which case the shares of BCI Preferred Stock would likely be extinguished for no consideration.

RELATIONSHIP BETWEEN BROADWING AND BCI

Broadwing Inc.

        We were incorporated under the laws of Ohio in 1983 and remain incorporated under the laws of Ohio. We have our principal offices at 201 East Fourth Street, Cincinnati, Ohio 45202, and our telephone number is (513) 397-9900. We are a full-service, local and national provider of data and voice communications services, and a regional provider of wireless communications services. We provide service on a national level by combining our national optical network and Internet backbone and our local network with a well-regarded brand name and reputation for service. We currently operate in four business segments: broadband, local, wireless and other. On February 22, 2003, we entered into a purchase agreement to sell substantially all of our broadband business. The broadband segment consists of the operating assets of certain subsidiaries of BCI. See "—Broadwing Communications Inc." below. The local segment provides local telephone service, network access, data transport, high-speed and dial-up Internet access, inter-lata toll, as well as other ancillary products and services to customers in southwestern Ohio, northern Kentucky and southeastern Indiana. Services are provided through our Cincinnati Bell Telephone subsidiary. The wireless segment comprises the operations of Cincinnati Bell Wireless LLC, a venture with AT&T Wireless Services in which we own 80.1% and AT&T Wireless Services owns the remaining 19.9%. Cincinnati Bell Wireless provides advanced wireless digital personal communications services and sales of related communications equipment to customers in its Greater Cincinnati and Dayton, Ohio operating areas. The other segment combines the operations of Cincinnati Bell Any Distance and Cincinnati Bell Public Communications.

Broadwing Communications Inc.

        We currently own 100% of the common stock of BCI. BCI's principal offices are located at 1122 Capital of Texas Highway South, Austin, Texas 78746-6426, and its telephone number is (512) 328-1112. BCI was incorporated in Delaware in 1994 under the name IXC Communications, Inc. and became Broadwing Communications Inc. in 1999 after it was merged with a wholly-owned subsidiary of Broadwing. BCI is an Austin, Texas based provider of data and voice communications services. These services are provided over approximately 18,700 route miles of fiber-optic transmission facilities. BCI's revenue is generated by broadband transport through private line and indefeasible right of use agreements, Internet services utilizing technology based on Internet protocol and switched voice services provided to both wholesale and retail customers. BCI also offers data collocation, information technology consulting and other services.

        On February 22, 2003, we entered into an agreement to sell our broadband business by agreeing to sell substantially all of the assets of certain of BCI's operating subsidiaries to C III Communications, LLC and C III Communications Operations, LLC for approximately $129 million in cash, subject to certain purchase price adjustments, and the assumption of certain liabilities and operating contractual commitments. The sale is subject to customary closing conditions, including the approval by the FCC and relevant state public utility commissions. After the completion of the sale of our broadband business, the only remaining BCI subsidiaries with operating assets will be Broadwing Technology Solutions Inc., an information technology consulting subsidiary, and Broadwing Telecommunications Inc., a subsidiary whose assets service Cincinnati Bell's long distance business. We anticipate the first stage closing of the sale of our broadband business to be completed by the end of the second quarter of 2003.

Relationship of Directors and Executive Officers of BCI with Broadwing

        Except as set forth in this prospectus and solicitation statement (including the exchange and voting agreement described in "The Exchange Offer, Consent Solicitation and Merger—Exchange and Voting

Agreement"), neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates (a) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of BCI, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any securities of BCI, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) have engaged in contracts, negotiations or transactions with BCI or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) have had any other transaction with BCI or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the exchange offer or the consent solicitation. Except for the shares of BCI common stock that we or our affiliates own as disclosed in this prospectus and solicitation statement, neither we nor any of our affiliates beneficially own any BCI shares or have effected any transaction in the shares within the past 60 days.

        You should be aware that certain conflicts of interest exist for the sole member of the BCI board of directors with respect to Broadwing. Thomas L. Schilling, the Chief Financial Officer of Broadwing since September, 2002 has also served as the sole director and Chief Financial Officer of BCI since July, 2002; therefore, the exchange offer, consent solicitation and merger will not be evaluated by any independent directors of BCI. Since September, 2002, Kevin M. Mooney, the Chief Executive Officer of Broadwing, has also served as the Chief Executive Officer of BCI, and John F. Cassidy, a director and Chief Operating Officer of Broadwing since September, 2002, is also an executive officer of BCI. In addition, Mary McCann and Jeffrey Smith are executive officers of both Broadwing and BCI. Mr. Schilling's, Mr. Mooney's, Mr. Cassidy's, Ms. McCann's and Mr. Smith's compensation are ultimately determined by the compensation committee of the Broadwing board of directors. In addition, on February 3, 2003, we entered into separate amended employment agreements with Mr. Schilling, Mr. Mooney and Mr. Smith whereby Mr. Schilling, Mr. Mooney and Mr. Smith were incentivized to sell our broadband business, amend the terms of the credit facilities and remain at Broadwing through the completion of our Restructuring Plan. If these objectives are achieved, Mr. Schilling willl be entitled to a success bonus equal to 50% of the sum of his annual base salary plus his bonus target, Mr. Mooney will be entitled to a success bonus equal to 100% of the sum of his annual base salary plus his bonus target and Mr. Smith will be entitled to a success bonus equal to 50% of the sum of his annual base salary plus his bonus target. See the Risk Factor entitled, "The sole director of BCI has potential conflicts of interest in the exchange offer, consent solicitation, the amendment to the certificate of designation and merger; our board of directors has potential conflicts of interest in the exchange offer, consent solicitation and merger."

        You should also be aware that Broadwing's directors and executive officers have interests in the Restructuring Plan that are different from, or in addition to, or that might conflict with, the interests of the holders of the BCI Preferred Stock. See the Risk Factor entitled, "The sole director of BCI has potential conflicts of interest in the exchange offer, consent solicitation, the amendment to the certificate of designation and merger; our board of directors has potential conflicts of interest in the exchange offer, consent solicitation and merger. " Our board of directors was aware of these interests and conflicts when it determined to approve the exchange offer, consent solicitation and merger pursuant to the Restructuring Plan.

Intercompany Arrangements

        BCI is a party to an intercompany note dated as of June 26, 2001 between itself and Broadwing, payable to us and evidencing the loans provided by us to BCI for its operating, investing and financing needs. The intercompany note bears interest at the rate applicable to borrowings by us under our credit facilities, which rate is adjusted monthly. As of December 31, 2002, the aggregate amount outstanding under the intercompany note obligation was $1.5 billion.

        From time to time, BCI and its subsidiaries (the "BCI group") engage in transactions with Broadwing and/or our other subsidiaries other than BCI and its subsidiaries (the "Broadwing group"). In particular, the Broadwing group performs certain oversight and management functions for the BCI group, including, but not limited to, general management, payroll processing, cash management and benefit plan management. Corporate expenses incurred by the Broadwing group on behalf of the BCI group are allocated, on a month-to-month basis, to the BCI group based on the modified Massachusetts Formula, a common method of expense allocation.

        Broadwing and its subsidiaries, including the BCI group, participate in the defined Broadwing benefit pension plan and post-retirement health and life benefit plans. The BCI group is charged an expense related to its portion of the plan, on a month-to-month basis, based on the "all participants" allocation method, pursuant to which the allocation of expenses of the plan are calculated by independent actuaries. In 2001 and 2002, the BCI group recorded income under the benefit plan totaling $1.1 million and $1.6 million, respectively.

        Cincinnati Bell Telephone, our wholly owned subsidiary, provides payroll, accounts-payable services, and benefit related services on a month-to-month basis for the BCI group. The rate payable for these services is based on a "per check" fee commensurate with commercially available third party processing rates. The BCI group paid $0.9 million and $0.3 million in 2001 and 2002, respectively, for these services.

        Broadwing Technology Services, a subsidiary of BCI, provides subcontracting services to Cincinnati Bell Telephone for certain of Cincinnati Bell Telephone's customers who have contracted for managed internet and hardware services. In 2001 and 2002, Cincinnati Bell Telephone paid $0 and $0.5 million, respectively, for these services. Broadwing Technology Solutions Inc. also provides help desk support and break fix services for the Broadwing information technology infrastucture.

        The BCI group also engages in commercial transactions with the Broadwing group in which these entities act as sales agents to third parties in respect of services provided by the BCI group. On a month-to-month basis, the BCI group sells long distance switched voice minutes to customers in the Greater Cincinnati, Ohio area under the Cincinnati Bell Any Distance brand name. The commission paid by the BCI group to Cincinnati Bell Any Distance is based on market rate margins earned in the resale of long distance switched voice minutes to third parties. On a month-to-month basis, the BCI Group sells broadband transport and data and Internet services to customers in the Greater Cincinnati, Ohio area under the Cincinnati Bell Telephone brand name. The commission paid by the BCI group to Cincinnati Bell Telephone is based on market rates for the resale of such services to third parties.

        Cincinnati Bell provides data collocation space in its Cincinnati data center to Broadwing Technology Solutions Inc.

        On January 1, 2002, Broadwing contributed the net assets of its managed hosting business to the BCI group. The transaction was based on the book value of the assets, which approximated fair value.

        All of these transactions are performed under terms and conditions (including compensation) that are equivalent to or better than those that the BCI group could obtain on an arm's length basis from unaffiliated third parties.

THE EXCHANGE OFFER, CONSENT SOLICITATION AND MERGER

Reasons for and Purpose of the Exchange Offer, Consent Solicitation and Merger

        The exchange offer and consent solicitation are an integral part of the Restructuring Plan. The Restructuring Plan and the sale of our broadband business will enable us to simplify our capital structure and focus on our remaining operations. The exchange offer and consent solicitation will improve our financial position and reduce remaining cash expenditures at BCI. The consent solicitation will eliminate all voting rights and restrictive covenants in the certificate of designation governing the BCI Preferred Stock, thereby providing us with increased operational and financial flexibility in dealing with the remainder of BCI's assets and liabilities following the completion of the sale of our broadband business.

General

        We are offering to exchange 14,148,518 shares of Broadwing Common Stock for the 395,210 outstanding shares of BCI Preferred Stock, or 35.8 shares of Broadwing Common Stock for each share of BCI Preferred Stock, validly tendered and not properly withdrawn prior to the expiration date of the exchange offer and consent solicitation. For a summary of the material differences between the current rights and features of the BCI Preferred Stock and the Broadwing Common Stock, see "Comparison of BCI Preferred Stock and Broadwing Common Stock."

        We will retain all the shares of BCI Preferred Stock we receive in the exchange offer. You will not be paid any accumulated and unpaid dividends if you exchange your shares of BCI Preferred Stock pursuant to the exchange offer. At February 28, 2003, accumulated and unpaid dividends on the BCI Preferred Stock totaled approximately $39.1 million or $98.93 per share. Also, you will not receive any fractional shares of Broadwing Common Stock. Instead, the exchange agent for the exchange offer, acting as your agent, will aggregate any fractional shares issuable and sell them for your account. The proceeds realized by the exchange agent on the sale of fractional shares will be distributed to you and the other tendering holders of BCI Preferred Stock on a pro rata basis, net of commissions.

        Concurrently with the exchange offer, we are soliciting consents from the holders of BCI Preferred Stock to the proposed amendments to the certificate of designation. For a description of the proposed amendments to the certificate of designation, see "—The Proposed Amendments." Holders of BCI Preferred Stock who desire to tender their shares will be required to consent to the proposed amendment to the certificate of designation. The proper completion, execution and delivery of a consent and letter of transmittal by a holder tendering shares of BCI Preferred Stock pursuant to the exchange offer will constitute the consent of such holder to the proposed amendments unless properly withdrawn in the manner and during the period described herein. Holders may not deliver consents without tendering their BCI Preferred Stock in the exchange offer and we will not accept any such consents. The record date for the consent solicitation is        , 2003.

        If you are the record owner of your BCI Preferred Stock and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. Except as set forth in the instructions to the consent and letter of transmittal, transfer taxes on the exchange of BCI Preferred Stock pursuant to the exchange offer will be paid by us.

        The term "expiration date" means 5:00 p.m., New York City time, on            , 2003, unless we extend the period of the time for which the exchange offer and consent solicitation is open, in which case the term "expiration date" means the latest time and date on which the exchange offer and consent solicitation, as so extended, expire.

        Our obligation to exchange shares of Broadwing Common Stock for BCI Preferred Stock tendered pursuant to the exchange offer is subject to several conditions referred to below under "—Conditions of the Exchange Offer, Consent Solicitation and Merger."

        If the amendment to the certificate of designation and the exchange offer and consent solicitation are completed, in connection therewith we will effect a merger of a newly-formed wholly owned subsidiary of Broadwing with and into BCI, in which any remaining shares of BCI Preferred Stock not tendered by you will be converted into the same number of shares of Broadwing Common Stock that you would have received if you had tendered your shares in the exchange offer. See "—The Merger."

        If the exchange offer and consent solicitation are not completed, we will evaluate our strategic alternatives regarding BCI. These may include the filing by BCI for protection under Chapter 11. If we choose to reorganize BCI under Chapter 11, it is likely that the BCI Preferred Stock will be extinguished for no consideration.

        None of the Broadwing board of directors, the dealer manager and solicitation agent nor the exchange agent has made a recommendation to any holder of the BCI Preferred Stock, and each is remaining neutral as to whether you should tender shares into the exchange offer and give consent pursuant to the consent solicitation. You must make your own investment decision with regards to the exchange offer and consent solicitation based upon your own assessment of the market value of the BCI Preferred Stock, the likely value of the Broadwing Common Stock you will receive, your liquidity needs and your investment objectives.

Conditions of the Exchange Offer, Consent Solicitation and Merger

        Notwithstanding any other provision of the exchange offer and consent solicitation, and without prejudice to our other rights, we will not be required to accept for exchange or, subject to any applicable rules of the SEC, exchange any shares of Broadwing Common Stock for BCI Preferred Stock, and we may terminate, extend or amend the exchange offer and consent solicitation if, at the expiration date, any of the following conditions have not been satisfied or, to the extent permitted, waived. We will not waive the minimum tender or registration statement effectiveness conditions. As of March 31, 2003, holders of shares representing approximately 67.4% of BCI Preferred Stock have already agreed to tender their shares and give their consents. As a result, the minimum tender condition will be satisfied upon the tender of the shares held by these holders.

  Minimum Tender Condition

        There must be validly tendered and not properly withdrawn prior to the expiration date of the exchange offer and consent solicitation a number of shares of BCI Preferred Stock that constitutes at least 66 2/3% of the total number of outstanding shares of BCI Preferred Stock as of the date that we accept the shares for exchange pursuant to the exchange offer and consent solicitation. As of March 31, 2003, 395,210 shares of BCI Preferred Stock were outstanding and holders of 266,514 shares representing approximately 67.4% of BCI Preferred Stock have agreed with us to tender their shares and give their consents. See "—Exchange and Voting Agreement."

  Registration Statement Effectiveness

        The exchange offer and consent solicitation are conditioned upon the registration statement on Form S-4, of which this prospectus and solicitation statement is a part, being declared effective under the Securities Act, as amended, and not being subject to any stop order suspending its effectiveness or any proceedings seeking a stop order.

  First Stage Closing of the Sale of Our Broadband Business

        Unless waived by us, the exchange offer and consent solicitation are conditioned upon the first stage closing of the sale of our broadband business having been consummated on or before June 30, 2003 in accordance with the terms set forth in the purchase agreement as of February 22, 2003 for the sale of our broadband business, together with any immaterial and non-economic amendments, waivers or supplements. Conditions to the consummation of the first stage closing are described in "Background of the Exchange Offer, Consent Solicitation and Merger—The Restructuring Plan and Recent Developments."

  Other Conditions to the Exchange Offer, Consent Solicitation and Merger

        The exchange offer, consent solicitation and merger are also subject to the conditions that, at the time of the expiration date of the exchange offer, none of the following shall have occurred and be continuing which, in our good faith judgment, regardless of the circumstances, makes it impossible or inadvisable to proceed with the exchange offer or consent solicitation:

  (a)
  There shall not have been any threatened or pending litigation or other legal action relating to the exchange offer, consent solicitation or merger;

  (b)
  Any unsolicited offer or expression of bona fide interest from a third party with respect to a potential merger, acquisition, business combination or other strategic combination involving BCI or Broadwing, that if the board of directors of BCI or Broadwing determines it to be in the best interests of BCI or Broadwing to accept, would alter the terms of the exchange offer and consent solicitation in a manner not permitted by the exchange and voting agreement; or

  (c)
  All approvals from governmental bodies and authorities required in order to complete the exchange offer, consent solicitation or merger are not obtained.

        The foregoing conditions are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions. We may also, in our reasonable discretion, waive these conditions in whole or in part (subject to the limitations on waiver described in the first paragraph of this section). The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time.

Exchange and Voting Agreement

        On March 24, 2003, we entered into an exchange and voting agreement with Alliance Capital Management L.P., Fidelity Management & Research Co., GMT Capital Corp., Gryphon Partners L.P., Morgan Stanley Investment Management, OZ Management, LLC and OZF Management L.P. (together, the "signing stockholders"), pursuant to which each signing stockholders agreed to tender all of its BCI Preferred Stock to us in the exchange offer and to consent to the amendments to the certificate of designation governing the BCI Preferred Stock in the consent solicitation and each party to the exchange and voting agreement has agreed to use commercially reasonable efforts to complete the exchange offer and consent solicitation. In the aggregate, the signing stockholders or their transferees own shares representing approximately 67.4% of the outstanding shares of BCI Preferred Stock. As a result, the minimum tender condition will be satisfied upon the tender of the shares held by these holders. In addition, upon the tender of the shares subject to the exchange and voting agreement, the amendment to the certificate of designation governing the BCI Preferred Stock and completion of the exchange offer, we will be able to effect the merger without the approval of any other holder of BCI Preferred Stock.

        Each signing stockholder may transfer its shares of BCI Preferred Stock only if such signing stockholder notifies us prior to the transfer and agrees to cause the transferee to execute and deliver an acknowledgement whereby the transferee agrees to be bound by the terms of the exchange and voting agreement for as long as the agreement is in effect.

        Unless the exchange offer and consent solicitation has been completed, the exchange and voting agreement will terminate upon the earliest to occur of:

  •
  mutual written consent of Broadwing and each signing stockholder;

  •
  written notice from us to the signing stockholders in the event the minimum tender condition is not satisfied at any time after the effectiveness of the exchange and voting agreement;

  •
  written notice from the holders representing in the aggregate at least a majority of the outstanding shares of BCI Preferred Stock held by all of the signing stockholders (the "required holders") to the other signatories to the exchange and voting agreement of an alteration by us of the terms of the exchange offer and consent solicitation not permitted under the exchange and voting agreement;

  •
  written notice from us to the signing stockholders of our intent to terminate the exchange and voting agreement upon a determination by our board of directors that such termination is in our best interests pursuant to the exercise of fiduciary duties in the circumstance that BCI or Broadwing receives an unsolicited offer or expression of bona fide interest from a third party with respect to a potential merger, acquisition, business combination or other strategic combination involving BCI or Broadwing which would alter the exchange offer and consent solicitation in a manner not permitted under the exchange and voting agreement;

  •
  written notice from us or the required holders to the other signatories to the exchange and voting agreement after July 30, 2003 if the closing of the exchange offer and consent solicitation has not occurred on or before such date;

  •
  written notice from us to the signing stockholders if the first stage closing of the sale of our broadband business has not been consummated by June 30, 2003 in accordance with the terms set forth as of March 24, 2003 in the purchase agreement for the sale of our broadband business, together with any immaterial and non-economic amendments, waivers or supplements;

  •
  written notice from the required holders to the other signatories to the exchange and voting agreement if Broadwing or BCI makes an assignment for the benefit of creditors, or an order, judgment or decree is entered adjudicating Broadwing or BCI bankrupt or insolvent, or any order for relief with respect to Broadwing or BCI is entered under the U.S. Bankruptcy Code, or Broadwing or BCI petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Broadwing or BCI or of any substantial part of the assets of Broadwing or BCI, or commences any proceeding relating to Broadwing or BCI under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed, or any such proceeding is commenced, against Broadwing or BCI and either (A) Broadwing or BCI by any act indicates its approval thereof, consents thereto or acquiescences therein or (B) such petition, application or proceeding is not dismissed within 60 days; and

  •
  written notice from us or the required holders, as the case may be, to the other signatories to the exchange and voting agreement, if any signing stockholder or Broadwing, respectively, fails to perform, in any material respect, any of its obligations under the exchange and voting agreement and such failure remains uncured at the conclusion of the ten-day business period that shall commence on the date on which such written notice is given.

        See "Annex B—Exchange and Voting Agreement."

        Houlihan Lokey Howard & Zukin ("Houlihan Lokey") has acted as financial advisors to an unofficial committee of holders of the BCI Preferred Stock in connection with the exchange offer and consent solicitation and the exchange and voting agreement. We have agreed to pay Houlihan Lokey a fee of $125,000 per month beginning as of February 7, 2003, provided that all such monthly fees (other than the first two monthly fees) shall be fully credited against the fee set forth in the following sentence. In addition, upon the consummation of the exchange offer and consent solicitation, Houlihan Lokey will be paid a transaction fee of $750,000, provided that such transaction fee, together with the monthly fees, shall not exceed $1,000,000. In addition to these fees, we have agreed to reimburse Houlihan Lokey for all reasonable out-of-pocket expenses incurred by Houlihan Lokey in connection with the foregoing, including all reasonable travel expenses, duplicating charges, on-line service charges, messenger services, delivery services, meeting services, long distance telephone and facsimile charges. We have also agreed to indemnify Houlihan Lokey and certain related persons against certain liabilities, including certain liabilities under the federal securities laws arising out of the exchange offer and consent solicitation.

        We have also agreed to pay the fees and expenses of Akin Gump Strauss Hauer & Feld LLP, who has acted as legal counsel to an unofficial committee of holders in connection with the exchange offer and consent solicitation and the exchange and voting agreement.

Waiver and Release

        Each holder of BCI Preferred Stock, by tendering and accepting Broadwing Common Stock pursuant to the exchange offer and consent solicition, unconditionally waives and releases, and forever discharges and acquits, to the extent permitted by law, Broadwing, BCI, their affiliates, and any of their respective directors, officers, executives, employees, attorneys, advisors or representatives (the "released persons"), from all, and all manner of, actions, suits, debts, claims, duties, payment and performance of all obligations, liabilities and indebtedness of every kind, direct or indirect, determined or undetermined, at law or in equity, whether or not asserted or raised and existing or alleged to exist or to have existed, at any time, which such holder of BCI Preferred Stock ever had or has or may have at this time against any released person, arising out of, relating to, or incurred in connection with, the BCI Preferred Stock, the certificate of designation governing the BCI Preferred Stock, the exchange offer and consent solicitation, or any transaction entered into hereunder or any action taken or omitted to be taken by the released persons hereunder. The waiver and release are part of the consideration for exchange of the BCI Preferred Stock. The waiver may not be effective to waive liabilities under the federal securities laws.

Timing of the Exchange Offer and Consent Solicitation

        We hope to complete the exchange offer and consent solicitation concurrently with the first stage closing of the sale of our broadband business, which is anticipated to close by the end of the second quarter of 2003. Consequently, the exchange offer and consent solicitation are currently scheduled to expire on            , 2003; however, we may extend the exchange offer and consent solicitation from time to time as necessary until all conditions to the exchange offer and consent solicitation have been satisfied or waived. For more information, see "—Extension, Termination and Amendment."

Extension, Termination and Amendment

        We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer and consent solicitation remain open if any condition to the exchange offer and consent solicitation has not been satisfied, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend the exchange offer and consent solicitation, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We are not making any assurances that we will exercise our right to extend the exchange offer and consent solicitation, although we may do so until all conditions have been satisfied or, where permissible, waived. During any such extension, all BCI Preferred Stock previously tendered and not properly withdrawn and all related consents previously delivered and not properly revoked will remain subject to the exchange offer and consent solicitation, respectively, subject to your right to withdraw your BCI Preferred Stock and revoke the related consents. See "—Withdrawal of Tenders and Revocation of Consents."

        Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (1) to delay our acceptance for exchange or our exchange of any BCI Preferred Stock pursuant to the exchange offer, regardless of whether we previously accepted BCI Preferred Stock for exchange, or to terminate the exchange offer and not accept for exchange or exchange any BCI Preferred Stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the exchange offer, consent solicitation and merger to be satisfied and (2) to waive any condition (subject to the limits on waiver described under "The Exchange Offer, Consent Solicitation and Merger—Conditions of the Exchange Offer, Consent Solicitation and Merger") or otherwise to amend the exchange offer in any respect, by giving oral followed by written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the exchange offer must be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

        We confirm to you that if we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required under the Exchange Act. If, prior to the expiration date, we decrease the percentage of BCI Preferred Stock being sought or increase or decrease the consideration offered to holders of BCI Preferred Stock, such increase or decrease will be applicable to all holders whose shares of BCI Preferred Stock are accepted for exchange pursuant to the exchange offer, and if, at the time notice of any such increase or decrease is first published, sent or given to holders of BCI Preferred Stock, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the exchange offer will be extended until the expiration of such ten business day period. For purposes of the exchange offer and consent solicitation, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Exchange of BCI Preferred Stock

        Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), Broadwing will accept for exchange and will exchange, shares of BCI Preferred Stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of or the exchange of shares of BCI Preferred Stock in order to comply with any applicable law.

        For purposes of the exchange offer, we will be deemed to have accepted for exchange shares of BCI Preferred Stock validly tendered and not properly withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of shares pursuant to the exchange offer. The exchange agent will deliver the shares of Broadwing Common Stock in exchange for shares of BCI Preferred Stock pursuant to the exchange offer and cash instead of fractional shares of Broadwing Common Stock as soon as practicable. The exchange agent will act as agent for holders tendering shares of BCI Preferred Stock for the purpose of receiving Broadwing Common Stock from us and transmitting such stock to you. The BCI Preferred Stock so exchanged will remain outstanding and will be owned by Broadwing.

        If we do not accept any tendered shares of BCI Preferred Stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of BCI Preferred Stock than are tendered, we will return certificates for such unexchanged shares of BCI Preferred Stock without expense to the tendering stockholder or, in the case of shares of BCI Preferred Stock tendered by book-entry transfer of such shares into the exchange agent's account at The Depository Trust Company, or "DTC," pursuant to the procedures set forth below under "—Procedure for Tendering and Consenting," those shares of BCI Preferred Stock will be credited to an account maintained within DTC as soon as practicable following expiration or termination of the exchange offer. If we do not accept at least 66 2/3% of the outstanding shares of BCI Preferred Stock for exchange, the amendment to the certificate of designation will not be effective.

Cash Instead of Fractional Shares of Broadwing Common Stock

        We will not issue certificates representing fractional shares of Broadwing Common Stock pursuant to the exchange offer. The exchange agent, acting as agent for BCI Preferred Stockholders otherwise entitled to receive fractional shares of Broadwing Common Stock, will aggregate all fractional shares and sell them for the accounts of such stockholders. The proceeds realized by the exchange agent upon the sale of such fractional shares will be distributed, net of commissions, to such stockholders on a pro rata basis. Such cash payments will be made through the exchange agent if the related shares of BCI Preferred Stock are tendered to the exchange agent or, if such shares are tendered through DTC, through DTC.

        NONE OF THE EXCHANGE AGENT, BROADWING, BCI OR THE DEALER MANAGER AND SOLICITATION AGENT WILL GUARANTEE ANY MINIMUM PROCEEDS FROM THE SALE OF SHARES OF BROADWING COMMON STOCK, AND NO INTEREST WILL BE PAID ON ANY SUCH PROCEEDS.

Procedure for Tendering and Consenting

        For you to validly tender shares of BCI Preferred Stock pursuant to the exchange offer and deliver the related consents to the proposed amendments, either: (1) a properly completed and duly executed consent and letter of transmittal together with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus and solicitation statement and either (x) certificates for tendered BCI Preferred Stock must be received by the exchange agent at such address or (y) such BCI Preferred Stock must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a "book-entry confirmation")), in each case, before the expiration date, or (2) you must comply with the guaranteed delivery procedure described below. Holders of shares of BCI Preferred Stock tendered via book entry or the guaranteed delivery procedure will still be required to properly complete and execute the consent and letter of transmittal.

        The term "agent's message" means a message, transmitted by DTC to and received by, the exchange agent, and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of BCI Preferred Stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the consent and letter of transmittal and that we may enforce that agreement against the participant.

        The exchange agent will establish accounts with respect to the BCI Preferred Stock at DTC for purposes of the exchange offer and consent solicitation within two business days after the date of this prospectus and solicitation statement, and any financial institution that is a participant in DTC may make book-entry delivery of shares of BCI Preferred Stock by causing DTC to transfer such BCI Preferred Stock into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of shares of BCI Preferred Stock may be effected through book-entry at DTC, the consent and letter of transmittal (or a manually-signed facsimile of such document), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses specified on the back cover of this prospectus and solicitation statement prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

        Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of BCI Preferred Stock are tendered either by a registered holder of the shares who has not completed the box entitled "Special Issuance Instructions" on the consent and letter of transmittal or for the account of an eligible institution.

        If the certificates for shares of BCI Preferred Stock are registered in the name of a person other than the person who signs the consent and letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

        THE METHOD OF DELIVERY OF BCI PREFERRED STOCK CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

        TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO THE EXCHANGE OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE CONSENT AND LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING REQUIREMENTS. SEE "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS."

Guaranteed Delivery

        If you wish to tender your BCI Preferred Stock pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your BCI Preferred Stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

  (a)
  you make your tender by or through an eligible institution;

  (b)
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available to us, is received by the exchange agent as provided below on or prior to the expiration date; and

  (c)
  the certificates for all tendered shares of BCI Preferred Stock (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed consent and letter of transmittal (or a manually signed facsimile of such document), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the consent and letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

        You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail it to the exchange agent and must include a guarantee by an eligible institution in the form set forth in that notice.

        In all cases, we will exchange shares of BCI Preferred Stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of certificates for such shares of BCI Preferred Stock (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.

Effects of Tenders and Consents

        By executing a consent and letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of BCI Preferred Stock tendered and accepted for exchange by us. Such appointment is effective when and only to the extent that we accept for exchange the shares of BCI Preferred Stock that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered shares of BCI Preferred Stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by you will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). We will, with respect to the shares of BCI Preferred Stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting rights, if any, and other rights as we, in our sole discretion, deem proper at any annual, special or adjourned meeting of the holders of BCI Preferred Stock, by written consent in lieu of any such meeting or otherwise.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of BCI Preferred Stock, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of BCI Preferred Stock determined by us not to be in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. Subject to the applicable rules and regulations of the SEC, we also reserve the absolute right to waive any of the conditions of the exchange offer, consent solicitation and merger (other than the minimum tender and registration statement effectiveness conditions), or any defect or irregularity in the tender of any shares of BCI Preferred Stock. No tender of shares of BCI Preferred Stock will be deemed to have been made until all defects and irregularities in the tender of such shares have been cured or waived. Neither we, the exchange agent, the dealer manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of BCI Preferred Stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer, consent solicitation and merger (including the consent and letter of transmittal and instructions thereto) will be final and binding.

        The tender of shares of BCI Preferred Stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the exchange offer, consent solicitation and merger.

Withdrawal of Tenders and Revocation of Consents

        Shares of BCI Preferred Stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Consents given pursuant to the consent solicitation may be revoked at any time prior to the expiration date by the withdrawal of a tender of BCI Preferred Stock. Any withdrawal of tendered BCI Preferred Stock prior to the expiration date will be deemed to be a revocation of the related consent. Tenders may not be withdrawn and consents may not be revoked after the expiration date.

        For your withdrawal to be effective, the exchange agent must receive from you a written or facsimile transmission notice of withdrawal at its address set forth on the back cover of this prospectus and solicitation statement, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of BCI Preferred Stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered the shares.

        An eligible institution (as defined below) must guarantee all signatures on the notice of withdrawal, unless the shares of BCI Preferred Stock to be withdrawn have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. An "eligible institution" is a financial institution that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program. If shares of BCI Preferred Stock have been tendered pursuant to the procedures for book-entry tender as set forth below under "—Procedure for Tendering and Consenting," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of BCI Preferred Stock and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of BCI Preferred Stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

        Neither we, the exchange agent, the dealer manager and solicitation agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares of BCI Preferred Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of BCI Preferred Stock by following one of the procedures described under "—Procedure for Tendering and Consenting" or "—Guaranteed Delivery" at any time prior to the expiration date.

        Under the exchange and voting agreement, the holders have agreed not to withdraw their tendered shares and not to revoke their consents. See "—Exchange and Voting Agreement."

The Proposed Amendments

        We are soliciting the consent of holders of BCI Preferred Stock to the proposed amendments. The proposals, if adopted and effected, will eliminate all voting rights and restrictive covenants in the certificate of designation under which the BCI Preferred Stock was issued, including:

  •
  the right of holders of BCI Preferred Stock to cast one-tenth of one vote per share on all matters, voting together with the common stock of BCI as a single class;

  •
  the right of holders of BCI Preferred Stock to elect two additional members of the board of directors if dividends on the BCI Preferred Stock are in arrears and unpaid for six or more quarters (whether or not consecutive) or in the event of a violation of a covenant;

  •
  the mandatory redemption feature;

  •
  the limitation on indebtedness;

  •
  the limitation on restricted payments;

  •
  the limitation on restrictions on distributions from restricted subsidiaries;

  •
  the limitation on affiliate transactions;

  •
  the limitation on asset sales and mergers;

  •
  the obligation to offer to repurchase or to reset the dividend rate on the BCI Preferred Stock upon a change of control; and

  •
  the obligation to file annual, quarterly and other reports with the SEC.

        Consents with respect to the common stock, which is 100% owned by Broadwing, and at least 66 2/3% of outstanding shares of BCI Preferred Stock must be received in order to amend the applicable certificate of designation in the manner contemplated above. Broadwing, as the sole owner of the common stock of BCI has executed or will execute a consent with respect to the amendment of the certificate of designation governing the BCI Preferred Stock. If the requisite consents are received with respect to the BCI Preferred Stock and the exchange offer and consent solicitation is completed, then we will execute and file an amended certificate of designation that gives effect to the proposed amendments with respect to the BCI Preferred Stock and the certificate of designation, as so amended, will become effective on the date of (but immediately prior to) the completion of the exchange offer.

        As of March 31, 2003, holders of shares representing approximately 67.4% of the outstanding shares of BCI Preferred Stock have agreed with Broadwing to tender their shares and give their consents. See "—Exchange and Voting Agreement." As a result, if the exchange offer is completed, we will be able to amend the certificate of designation without the approval of any other holder of BCI Preferred Stock. Each non-exchanging holder of BCI Preferred Stock will be bound by such amended certificate of designation even if such holder did not give its consent. If the exchange offer is terminated or withdrawn, the proposed amendments will not become effective and all consents will be deemed revoked.

        For more complete information regarding the voting rights and restrictive covenants to be deleted we urge you to review the existing certificate of designation and the amended certificate of designation. See "Where You Can Find More Information" and see "Annex A—Form of Amended Certificate of Designation."

Liquidity; Delisting

        Following the completion of the exchange offer, the liquidity and trading price of the remaining untendered shares of BCI Preferred Stock held by the public and the rights of the holders of those shares may be adversely affected.

        Shares of BCI Preferred Stock are currently traded on the NYSE. The published guidelines of the NYSE indicate that it would consider delisting the outstanding shares of BCI Preferred Stock if, among other things, (i) the number of publicly held shares of BCI Preferred Stock should fall below 100,000 and (ii) the aggregate market value of publicly held shares should fall below $2 million. The BCI Preferred Stock will no longer meet these guidelines, and after the completion of the exchange offer and consent solicitation the BCI Preferred Stock will be delisted from the NYSE.

        After the shares of BCI Preferred Stock are delisted from the NYSE, the market for them could be adversely affected. It is possible that shares of BCI Preferred Stock would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Deals, Inc., Automated Quotations System or by other sources. The extent of the public market for shares of the BCI Preferred Stock and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the shares of BCI Preferred Stock remaining at such time, the interest in maintaining a market in the shares of BCI Preferred Stock on the part of securities firms, the possible termination of registration of shares of BCI Preferred Stock under the Exchange Act, as described below, and other factors.

The Merger

        If the exchange offer and consent solicitation are completed, in connection therewith we will effect a merger of a newly-formed wholly owned subsidiary of Broadwing with and into BCI under Section 253 of the Delaware General Corporation Law, in which any remaining shares of BCI Preferred Stock not tendered by you will be converted into the same number of shares of Broadwing Common Stock that you would have received if you had tendered your shares in the exchange offer. We currently intend to complete the exchange offer as soon as the conditions to the exchange offer are satisfied or waived, and will consummate the merger as soon as practicable after the exchange offer is completed. You will not receive any fractional shares in the merger. Instead, the exchange agent, acting as your agent, will aggregate any fractional shares issuable and sell them for your account. The proceeds realized by the exchange agent on the sale of fractional shares will be distributed to you and the other tendering holders of BCI Preferred Stock on a pro rata basis, net of commissions.

Appraisal Rights

        Under Delaware law, BCI Preferred Stockholders do not have appraisal rights in connection with the exchange offer or the merger.

Certain Legal and Regulatory Matters

        Except as set forth in this prospectus and solicitation statement, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of BCI Preferred Stock. We intend to make all required filings under the Securities Act of 1933 (the "Securities Act") and the Exchange Act.

Financing of the Exchange Offer

        The shares of Broadwing Common Stock required to consummate the exchange offer are available from our authorized but unissued shares of Broadwing Common Stock. Fees and expenses in connection with the exchange offer are estimated to be approximately $5.5 million, including the SEC filing fee and the fees of the exchange agent, the dealer manager and solicitation agent, the financial printer, counsel, accountants and other professionals. We will obtain all of such funds from our available capital resources.

Dealer Manager and Solicitation Agent

        Subject to the terms and conditions set forth in the dealer manager and consent solicitation agreement between us and Lehman Brothers Inc., we have retained Lehman Brothers Inc. to act as dealer manager and solicitation agent in connection with the exchange offer and consent solicitation. Lehman Brothers Inc. will receive customary compensation for such services and will be reimbursed for reasonable out-of-pocket expenses incurred in performing its services, including reasonable fees and expenses for legal counsel. In addition, we have agreed to indemnify the dealer manager and solicitation agent against certain liabilities, including liabilities under federal securities laws, and will contribute to payments the dealer manager and solicitation agent may be required to make in respect thereof.

        The dealer manager and solicitation agent and certain of its affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and certain of our affiliates in the ordinary course of business. They receive customary fees and/or commissions for such services. Lehman Brothers Inc. is acting as lead advisor to us in connection with the sale of our broadband business and co-advisor to us in connection with the execution of the amendments to our credit facilities for which it will receive customary compensation.

        Neither the dealer manager and solicitation agent nor the exchange agent assumes any responsibility for the accuracy or completeness of the information contained in this prospectus and solicitation statement or any documents incorporated herein by reference or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

        The dealer manager and solicitation agent will assist with the mailing of this prospectus and solicitation statement and related materials to holders of BCI Preferred Stock, respond to inquiries of and provide certain information to holders of BCI Preferred Stock in connection with the exchange offer and consent solicitation. Questions regarding the terms of the exchange offer and consent solicitation can be directed to the dealer manager and solicitation agent at the addresses and telephone number set forth on the back cover of this prospectus and solicitation statement.

        We are not aware of any jurisdiction in which the making of the exchange offer and consent solicitation is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer and consent solicitation or the acceptance of Broadwing Common Stock pursuant to the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer and consent solicitation will not be made to (nor will tenders of BCI Preferred Stock be accepted from or on behalf of) the holders of BCI Preferred Stock residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer and consent solicitation to be made by a licensed broker or dealer, the exchange offer and consent solicitation will be deemed to be made on our behalf by the dealer manager and solicitation agent or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and solicitation statement and, if given or made, such information or representation may not be relied upon as having been authorized by Broadwing or the dealer manager and solicitation agent.

Exchange Agent

        We have retained The Bank of New York to act as exchange agent. We will pay The Bank of New York reasonable and customary compensation for its services in connection with the exchange offer and consent solicitation, reimburse it for its reasonable out-of-pocket expenses and indemnify it against certain liabilities and expenses in connection with the exchange offer and consent solicitation, including liabilities under federal securities laws.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following are the material U.S. Federal income tax consequences of the exchange offer. This discussion is based on the Internal Revenue Code of 1986 (the "Code"), as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this prospectus and solicitation statement, all of which might change, possibly with retroactive effect.

        This discussion addresses only persons who hold their BCI Preferred Stock as a capital asset. It does not address all aspects of U.S. Federal income taxation that might be relevant to a holder of BCI Preferred Stock in light of that stockholder's particular circumstances or to a holder of BCI Preferred Stock subject to special rules, such as:

  •
  A shareholder who is not a citizen or resident of the U.S.;

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  A shareholder that is a foreign corporation, foreign estate or foreign trust;

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  A financial institution or insurance company;

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  A tax-exempt organization;

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  A dealer or broker in securities;

  •
  An individual retirement or other tax-deferred account;

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  A stockholder that holds its BCI Preferred Stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; or

  •
  A stockholder who acquired its BCI Preferred Stock as compensation.

  Tendering Holders

        For U.S. Federal income tax purposes, the exchange of Broadwing Common Stock for BCI Preferred Stock will be treated as a taxable exchange. Consequently, a holder of BCI Preferred Stock will recognize gain or loss on the exchange equal to the difference between the fair market value of the Broadwing Common Stock (including fractional shares) exchanged for BCI Preferred Stock and the holder's tax basis in the BCI Preferred Stock surrendered in the exchange. The gain or loss will be long-term capital gain or loss if the shareholder's holding period for the shares of BCI Preferred Stock is more than one year. The deductibility of capital losses is subject to limitations.

        A holder of BCI Preferred Stock who receives cash in lieu of fractional shares will be treated as if the holder received the fractional share and then sold it for the amount of cash received. The holder will recognize short-term capital gain or loss on the deemed sale of the fractional share for cash equal to the excess of the cash received over the holder's tax basis in the fractional share.

        The exchange agent will be required to withhold 30% of the gross proceeds to which a holder of BCI Preferred Stock is entitled pursuant to the exchange offer unless the stockholder provides its taxpayer identification number (i.e., social security number or employer identification number) and certifies that the number is correct, or an exemption from backup withholding applies. Each holder of BCI Preferred Stock will need to complete and sign the Form W-9 that will be included in the transmittal letter to avoid backup withholding, or establish in a manner satisfactory to the exchange agent that an exemption from backup withholding applies.

        Recently promulgated Treasury regulations require taxpayers that participate in "reportable transactions" to disclose those transactions on their tax returns by attaching IRS Form 8886 and to retain information related to those transactions. In addition, material advisors of a "reportable transaction" are required to maintain records, including lists identifying investors in the transaction, and to furnish those records to the IRS upon demand. A transaction might be a "reportable transaction" based upon any of several factors, one or more of which might be present with respect to the exchange offer. As a result, a holder of BCI Preferred Stock might be required to disclose its participation in the exchange offer on its U.S. Federal income tax return. Holders of BCI Preferred Stock should consult their own tax advisers concerning their possible disclosure obligation with respect to the exchange offer and should be aware that we and other participants in the transaction might be required to report this transaction and maintain an investor list.

  Non-Tendering Holders

        Holders of BCI Preferred Stock that do not tender their shares in the exchange offer will receive Broadwing Common Stock in the merger of a newly-formed wholly owned subsidiary of Broadwing with and into BCI after the completion of the exchange offer and consent solicitation. See "The Exchange Offer, Consent Solicitation and Merger—The Merger." The Federal income tax consequences of the receipt of Broadwing Common Stock in the merger will be the same as those described above under "—Tendering Holders."

        THE FOREGOING DISCUSSION IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER. THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. IN ADDITION, IT DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE EXCHANGE OFFER. ACCORDINGLY, WE URGE EACH HOLDER OF BCI PREFERRED STOCK TO CONSULT ITS OWN TAX ADVISER TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES TO IT OF THE EXCHANGE OFFER.

DESCRIPTION OF BROADWING CAPITAL STOCK

        The following summary of our capital stock is subject in all respects to applicable provisions of the Ohio General Corporation Law, our amended articles of incorporation and amended regulations and our rights agreement. See "Where You Can Find More Information."

General

        The total authorized shares of capital stock of Broadwing consist of (1) 480,000,000 shares of Broadwing Common Stock, par value $.01 per share, (2) 1,357,299 shares of voting preferred stock without par value and (3) 1,000,000 shares of non-voting preferred stock without par value (together with the voting preferred stock, referred to as preferred stock). Our board of directors has designated 400,000 voting preferred shares as Series A Preferred Shares.

        At December 31, 2002, approximately 226,598,844 shares of Broadwing Common Stock were issued and 218,690,375 shares were outstanding, and 155,250 shares of preferred stock were issued and outstanding, all of which were 6 3/4% Preferred Stock (defined below).

Broadwing Common Stock

        Each holder of Broadwing Common Stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. Holders of Broadwing Common Stock are entitled to receive dividends or other distributions declared by our board of directors. The right of the board of directors to declare dividends, however, is subject to the rights of any holders of preferred stock of Broadwing and certain requirements under Ohio law.

Preferred Stock

        Our board of directors is authorized to provide for the issuance from time to time of Broadwing preferred stock in series and, as to each series, to fix the designation, the dividend rate and the date or dates from which such dividends will be cumulative, the times when and the prices at which the preferred stock will be redeemable, the voluntary and involuntary liquidation prices, the sinking fund provisions, if any, applicable to such series, the conversion or exchange privileges, if any, of such series, the restrictions, if any, upon the payment of dividends or other distributions and upon the creation of indebtedness, if any, and any other rights, preferences and limitations.

  6 3/4% Cumulative Convertible Preferred Stock

        Holders of the 6 3/4% Cumulative Convertible Preferred Shares (the "6 3/4% Preferred Stock") are entitled to cast one vote per whole share that they own on all matters submitted to a vote of the shareholders, including the election of directors. Holders of the 6 3/4% Preferred Stock and holders of Broadwing Common Stock will vote together as a single class, unless otherwise provided by law or our amended articles of incorporation. The approval of each holder of the 6 3/4% Preferred Stock is necessary to:

  •
  alter the voting rights;

  •
  reduce the liquidation preference;

  •
  reduce the rate of or change the time for payment of dividends;

  •
  adversely alter certain redemption provisions; and

  •
  waive a default in payment of dividends or liquidated damages.

        In addition, the approval of at least two-thirds of the votes entitled to be cast by holders of the 6 3/4% Preferred Stock is required to amend our amended articles of incorporation to affect adversely the specified rights, preferences, privileges or voting rights of holders of the 6 3/4% Preferred Stock.

        Upon the accumulation of accrued and unpaid dividends on the 6 3/4% Preferred Stock in an amount equal to six full quarterly dividends (whether or not consecutive), the number of members of our board of directors will be immediately and automatically increased by two (unless previously increased pursuant to the terms of any other series of preferred stock upon which like rights have been conferred), and the holders of a majority of the 6 3/4% Preferred Stock, voting together as a class (pro rata, based on liquidation preference) with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two members to the Broadwing board of directors. Voting rights arising as a result of this accumulation of accrued and unpaid dividends will continue until such time as all dividends in arrears on the 6 3/4% Preferred Stock are paid in full or the number of outstanding 6 3/4% Preferred Stock is reduced to 13,500 or less.

        Dividends on the 6 3/4% Preferred Stock are payable quarterly and accrue at a rate of 6 3/4% per annum per share on a liquidation preference of $1,000 per share, or $67.50 per annum per share. Dividends may, at our option, be paid in shares of Broadwing Common Stock if, and only if, the documents governing our indebtedness that existed as of March 30, 1998, prohibit the payment of such dividends in cash. We are allowed to pay dividends only if permitted by Ohio law.

        Unless previously redeemed or repurchased, the 6 3/4% Preferred Stock is convertible, at the option of the holders, at any time, into shares of Broadwing Common Stock at a rate, subject to adjustment in certain events, of 28.84 shares of Broadwing Common Stock for each share of the 6 3/4% Preferred Stock.

        The 6 3/4% Preferred Stock may be redeemed at our option at the redemption prices specified below (expressed as percentages of the liquidation preference thereof), in each case, together with an amount equal to accrued and unpaid dividends on the 6 3/4% Preferred Stock (excluding any declared dividends for which the record date has passed), and other specified amounts, upon prior written notice, during the 12-month period commencing on April 1 of each of the years set forth below:

Year	Redemption Price
2003	103.38%
2004	102.70%
2005	102.03%
2006	101.35%
2007	100.68%
2008 and thereafter	100.00%

        In order to protect the interests of holders of the 6 3/4% Preferred Stock, our amended articles of incorporation provide for adjustment of the conversion rate and related terms in the case of certain consolidations, mergers or changes of control. In the event of the liquidation, dissolution or winding up of the business of Broadwing, holders of the 6 3/4% Preferred Stock are entitled to receive the liquidation preference of $1,000 per share plus all accrued and unpaid dividends.

        The 6 3/4% Preferred Stock is issued as and represented by depositary shares. Each depositary share represents one-twentieth of a share of the 6 3/4% Preferred Stock. A holder of depositary shares of the 6 3/4% Preferred Stock only has voting rights equal to the number of whole shares of the 6 3/4% Preferred Stock represented by such depositary shares of the 6 3/4% Preferred Stock.

  Series A Preferred Stock

        The Series A Preferred Stock is designated in connection with our rights agreement. No shares of Broadwing Series A Preferred Stock are currently outstanding.

  Broadwing Rights Plan

        Under our rights agreement, rights attach to each share of Broadwing Common Stock outstanding and, when exercisable, entitle the registered holder to purchase from us one one-thousandth of a share of our Series A Preferred Stock without par value at a purchase price of $125 per one one-thousandth of a share, subject to adjustment.

        The rights will not be exercisable until the earlier to occur of:

  •
  10 business days following a public announcement that a person or group has acquired beneficial ownership of 15% (or 20% in the case of investment advisors under the Investment Advisors Act of 1940, subject to certain limitations) or more of the outstanding shares of Broadwing Common Stock; and

  •
  10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group acquiring beneficial ownership of 15% (or 20% in the case of investment advisors under the Investment Advisors Act of 1940, subject to certain limitations) or more of the outstanding shares of Broadwing Common Stock.

        The rights will expire on May 2, 2007, unless such date is extended or unless the rights are earlier redeemed or exchanged by Broadwing, in each case as summarized below.

        In the event that a person or group acquires beneficial ownership of 15% (or 20% in the case of investment advisors under the Investment Advisors Act of 1940, subject to certain limitations) or more of the outstanding shares of Broadwing Common Stock, each holder of a right, other than rights beneficially owned by such person or group, which become void, will have the right to receive upon exercise that number of shares of Broadwing Common Stock having a market value of two times the purchase price provided for in the right. In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold after a person or group acquires beneficial ownership of 15% (or 20% in the case of investment advisors under the Investment Advisors Act of 1940, subject to certain limitations) or more of the outstanding shares of Broadwing Common Stock, each holder of a right will thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring company (or its ultimate parent in certain circumstances) which at the time of such transaction will have a market value of two times the purchase price provided for in the right. As an enforcement mechanism, the rights agreement prohibits us from entering into any such transaction unless the other party agrees to comply with the provisions of the rights.

        The purchase price payable and the number of units of preferred stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, (ii) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current trading price of the preferred stock or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        At any time after a person or group acquires beneficial ownership of 15% (or 20% in the case of investment advisors under the Investment Advisors Act of 1940, subject to certain limitations) or more of the outstanding shares of Broadwing Common Stock and prior to the acquisition by such person or group of 50% or more of the then outstanding shares of Broadwing Common Stock, our board of directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, for Broadwing Common Stock or our Series A Preferred Stock.

        At any time prior to a person or group acquiring beneficial ownership of 15% (or 20% in the case of investment advisors under the Investment Advisors Act of 1940, subject to certain limitations) or more of the outstanding shares of Broadwing Common Stock, our board of directors may redeem the rights in whole, but not in part, at a redemption price of $.01 per right, subject to adjustment, or amend the terms of the rights, in each case without the consent of the holders of the rights, at such time, on such basis and with such conditions as our board of directors may establish. However, no amendment may decrease the redemption price of the rights.

        Series A Preferred Stock purchasable upon exercise of the rights is not redeemable. Series A Preferred Stock has dividend, voting and liquidation rights that are intended to result in the value of a one one-thousandth interest in a share of the Series A Preferred Stock purchasable upon exercise of each right approximating the value of one share of Broadwing Common Stock. Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of Broadwing, including, without limitation, the right to vote or to receive dividends.

        The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire Broadwing by a share acquisition on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors prior to the time that a person or group has acquired 15% (or 20% in the case of investment advisors under the Investment Advisors Act of 1940, subject to certain limitations) or more of the outstanding shares of Broadwing Common Stock since the rights may be redeemed or amended by us until such time.

Warrants

        In connection with our issuance of the 16% Notes, the initial purchasers of the 16% Notes will receive warrants to purchase 17.5 million shares of Broadwing Common Stock at a price of $3.00 per share. The number of shares of Broadwing Common Stock to be issued under these warrants will be adjusted for the following:

  •
  the issuance of Broadwing Common Stock due to (1) dividends on Broadwing Common Stock paid exclusively in shares of Broadwing Common Stock, (2) stock splits, (3) reverse stock splits, (4) reclassifications of Broadwing Common Stock as other equity, (5) dividends on Broadwing Common Stock paid in equity other than shares of Broadwing Common Stock;

  •
  rights offerings to holders of Broadwing Common Stock to subscribe for Broadwing Common Stock or securities exchangeable into Broadwing Common Stock at a price per share less than the then applicable exercise price (other than in connection with the adoption of the Broadwing rights plan);

  •
  the issuance of Broadwing Common Stock for consideration less than the then applicable exercise price of the warrants;

  •
  Broadwing's repurchase of Broadwing Common Stock; and

  •
  the exchange offer and consent solicitation, whereby the warrants will be adjusted so that the common equity interests represented by the warrants will be at least 95% of such common equity interest prior to the completion of the exchange offer and consent solicitation.

        The warrants are exercisable at any time on or prior to March 26, 2013. The holders of the warrants have the right to require us to register the warrants or the Broadwing Common Stock underlying the warrants for sale pursuant to a shelf registration statement under the Securities Act. Furthermore, if a shelf registration has not been declared effective and we propose to register any of our equity securities under the Securities Act, the holders of the warrants have the right to request that their warrants or the Broadwing Common Stock underlying the warrants be registered, subject to certain limitations, together with our other equity securities.

Anti-takeover Effects of Ohio Law

        Ohio law contains several anti-takeover provisions that apply to corporations like Broadwing. We are subject to these provisions because there are no opt-out provisions in our amended articles of incorporation or amended regulations with respect to these provisions.

        Chapter 1704 of the Ohio General Corporation Law applies to a broad range of business combinations between an Ohio corporation and an interested shareholder. The Ohio law definition of "business combination" includes mergers, consolidations, combinations or majority share acquisitions. An "interested shareholder" is defined as a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 of the Ohio General Corporation Law restricts corporations from engaging in business combinations with interested shareholders, unless the articles of incorporation provide otherwise, for a period of three years following the date on which the shareholder became an interested shareholder, unless the board of directors of the corporation have approved the business combination or the interested shareholder's acquisition of shares of the corporation prior to the date the shareholder became an interested shareholder. After the initial three-year moratorium, Chapter 1704 prohibits such transactions absent approval by the board of directors of the interested shareholder's acquisition of shares of the corporation prior to the date that the shareholder becomes an interested shareholder, approval by disinterested shareholders of the corporation or the transaction meeting certain statutorily defined fair price provisions.

        Under Section 1701.831 of the Ohio General Corporation Law, unless the articles of incorporation provide otherwise, any control share acquisition of a corporation can be made only with the prior approval of the corporation's shareholders. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; or 50% or more.

        See the Risk Factor entitled, "Anti-takeover provisions of Ohio General Corporation Law, our amended articles of incorporation and our rights agreement may affect the value of the Broadwing Common Stock."

DESCRIPTION OF BROADWING AND BCI INDEBTEDNESS

Credit Facilities

  General

        In November 1999, we obtained credit facilities of $1.8 billion from a group of lending institutions. The credit facilities were increased to $2.1 billion in January 2000 and again to $2.3 billion in June 2001. Total availability under the credit facilities decreased to $1.825 billion as of December 31, 2002, following a $335 million prepayment of the outstanding term debt facilities in the first quarter of 2002 (resulting from the sale of substantially all of the assets of Cincinnati Bell Directory), $5 million in scheduled repayments of the term debt facilities and $135 million in scheduled amortization of the revolving credit facility. On March 26, 2003, we permanently prepaid $220 million in borrowings under our term and revolving credit facilities and made a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing and amended certain terms of our credit facilities.

        As of March 26, 2003, the credit facilities consist of $644 million in revolving credit maturing on March 1, 2006, and having four equal quarterly scheduled commitment reductions during 2005 in an aggregate amount equal to $200 million, $516 million in term loans from banking institutions, maturing in various amounts during 2003 and 2004, and $444 million in term loans from nonbanking institutions, maturing in various amounts between 2003 and 2007.

  Use of Credit Facilities

        At December 31, 2002, Broadwing had drawn approximately $1.648 billion from the credit facilities' capacity of $1.825 billion, and had outstanding letters of credit totaling $13 million, leaving $164 million in additional borrowing capacity under the facilities. The credit facilities borrowings have been used by Broadwing to refinance its debt and debt assumed as part of the merger with IXC in November 1999 and to fund its capital expenditure program and other working capital needs.

        Prior to December 2001, BCI relied solely on advances from Broadwing for funding of its operations and capital program in excess of cash provided by its operating activities. In December 2001, BCI's subsidiary, Broadwing Communications Services Inc., began borrowing funds directly from the credit facilities. As of March 26, 2003, Broadwing Communications Services Inc. had $223 million of borrowings under our credit facilities. Under the amended terms of our credit facilities, BCI and its subsidiaries will no longer be able to borrow from the credit facilities.

  Interest Rates

        Borrowings under the credit facilities bear interest, at our election, at either (i) LIBOR plus 425 basis points in the case of the revolving credit facility or 375 basis points in the case of the term facilities or (ii) the base rate (as defined below) plus 325 basis points in the case of the revolving credit facility or 275 basis points in the case of the term facilities. The "base rate" is equal to the higher of the base rate at Citibank, N.A. and the Federal Funds Rate plus one-half of one percent.

  Maturity and Amortization

        Loans under the term loan A facility mature on November 9, 2004, and amortize under a schedule providing for quarterly installments in aggregate annual amounts of $258 million and $258 million in 2003 and 2004, respectively. Loans under the term loan B facility mature on December 30, 2006 and amortize under a schedule providing for quarterly installments in aggregate annual principal amounts of $3.1 million, $3.1 million, $3.1 million and $298.5 million in 2003, 2004, 2005 and 2006, respectively. Loans under the term loan C facility mature on June 29, 2007 and amortize under a schedule providing for quarterly installments in aggregate annual principal amounts of $1.4 million, $1.4 million,

$1.4 million, $67.0 million and $66.3 million in 2003, 2004, 2005, 2006 and 2007, respectively. The revolving credit facility matures on March 1, 2006, and amortizes under a schedule providing for four equal quarterly reductions of $50 million each in 2005 in an aggregate amount equal to $200 million.

  Fees

        We have paid or will pay commitment fees to the lenders on the undrawn portions of their commitments at rates payable quarterly ranging from 37.5 basis points to 75 basis points of the unused amount of borrowings of the revolving credit facility. In 2002, these commitment fees amounted to approximately $1 million.

        We have also paid and will pay letter of credit fees on the available amount under all outstanding letters of credit, a commission to each bank of 0.25% per annum based on its letter of credit commitment, and customary fees for the issuance of letters of credit. These fees are paid quarterly and in 2002, amounted to approximately $0.2 million.

        In connection with the March 26, 2003 amendment of the terms of our credit facilities, we agreed to pay an amendment fee in an amount equal to 75 basis points for the revolving credit facility and 37.5 basis points for each of the term loan A, B, and C credit facilities.

  Prepayments

        Subject to certain limited exceptions, borrowings under the credit facilities are required to be pre-paid: (1) in an amount equal to 75% of excess cash flow for each fiscal year commencing with the fiscal year ended December 31, 2003; (2) in an amount equal to 100% of net cash proceeds of certain sales, leases, transfers or other dispositions of assets by us or our subsidiaries subject to reinvestment rights in certain cases; (3) 100% of net cash proceeds from the issuance of certain debt obligations by us or any Subsidiary Guarantor (as defined in the credit facilities) and (4) 50% of the net cash proceeds from issuances of Broadwing Common Stock or our preferred stock to the extent such net cash proceeds exceed $50 million.

        Voluntary prepayments of borrowings under the credit facilities and voluntary reductions of the unutilized parts of the credit facilities commitments are, subject to proper notice, permitted at any time.

  Guarantees

        We and our subsidiaries (other than Cincinnati Bell Telephone and certain Cincinnati Bell Wireless subsidiaries), guarantee borrowings made by us and Broadwing Communications Services Inc. under the credit facilities. BCI and its subsidiaries (other than our Mutual Signal subsidiaries) guarantee borrowings by Broadwing Communications Services Inc., but not borrowings by Broadwing, under the credit facilities.

  Security

        Our obligations under the financing documents governing the credit facilities are secured by perfected first priority pledges and security interests in (1) substantially all of the equity interests of our subsidiaries (other than Cincinnati Bell Wireless LLC and our Mutual Signal subsidiaries) and (2) substantially all of our and each of our subsidiaries (other than Cincinnati Bell Telephone, certain Cincinnati Bell Wireless subsidiaries and our Mutual Signal subsidiaries), other tangible and intangible assets, including, without limitation, real property and fixtures, accounts receivable, inventory, contract rights, equipment, intellectual property, general intangibles, investment property and proceeds of the foregoing; provided that the assets of BCI and its subsidiaries only secure borrowings by Broadwing Communications Services Inc., but not borrowings by Broadwing, under the credit facilities.

  Covenants

        The financing documents governing the credit facilities contain financial covenants that require us to maintain certain debt to EBITDA, senior secured debt to EBITDA and interest coverage ratios, as well as limit us to certain maximum capital expenditures. The credit facilities also contain restrictive covenants that, among other things, limit our ability to incur additional debt or liens; pay dividends; repurchase Broadwing Common Stock; sell, lease, transfer or dispose of assets; and make investments and merge with another company. As of December 31, 2002, we were in compliance with all of the covenants of the credit facilities.

  Events of Default

        The credit facilities provide for events of default customary to facilities of this type, including non-payment of principal, interest or other amounts; incorrectness of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; certain events of bankruptcy or insolvency; certain material judgments; invalidity of any loan or security document; change of control and certain ERISA events.

        In March 2003, we obtained an amendment that provided that a bankruptcy or insolvency of BCI or any of its subsidiaries, a judgment against BCI or any of its subsidiaries and breaches by BCI or any of its subsidiaries of the negative covenants would not constitute an event of default with respect to Broadwing. These terms continue to allow remedies to be exercised against BCI and are treated as BCI events of default.

  BCI Arrangements

        Pursuant to the amendment we obtained in March 2003, future net cash investments or other cash infusions in BCI and its subsidiaries after October 1, 2002, will be limited (subject to certain exceptions) to an aggregate amount not to exceed the sum of (a) $118 million plus (b) the aggregate amount of net cash dividends and distributions paid by BCI and its subsidiaries to us after October 1, 2002 plus or minus (c) the net position of BCI and its subsidiaries under our centralized cash management system. Also, corporate separateness covenants require us to maintain legal and operational separation between BCI and its subsidiaries, on one hand, and Broadwing and its other subsidiaries, on the other hand.

Broadwing

16% Senior Subordinated Discount Notes due 2009

        On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of 16% Senior Subordinated Discount Notes Due 2009 (the "16% Notes") as part of the mezzanine financing transaction led by Goldman Sachs & Co. (the "Goldman mezzanine financing"). Interest on the 16% Notes will be payable on each June 30 and December 31 of 2003 through 2006 and then on each of June 30, 2007, January 20, 2008 and on the maturity date on January 20, 2009. Of the 16% interest, 12% is paid in cash and 4% is accreted on the aggregate principal amount. The 16% Notes may be redeemed at Broadwing's option, in whole or in part, at the redemption prices (expressed as a percentage of the accreted value of the 16% Notes being prepaid as of the redemption date) set forth below, plus accrued and unpaid interest to the date of redemption, during the twelve-month period beginning on March 26, 2006:

Period	Redemption Price
March 26, 2006 to March 25, 2007	108%
March 26, 2007 to March 25, 2008	106%
March 26, 2008 to January 19, 2009	104%

        In addition, purchasers of the 16% Notes received 17.5 million warrants, subject to antidilution provisions, each to purchase one share of Broadwing Common Stock at $3.00 per share.

        If we default in the payment of the principal of, interest on, or other amounts payable in respect of our other indebtedness in the aggregate principal amount of $20 million or more and such default permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount at maturity of the 16% Notes may declare the principal thereunder immediately due and payable. Certain other customary events of default include payment defaults, failure to observe or perform the affirmative and negative covenants, including those relating to the restrictions on our dealings with BCI, material breaches of representations and warranties, judgments for payments exceeding $30 million in the aggregate and voluntary and involuntary bankruptcy proceedings. Certain of the events of default fall away or become less restrictive upon either the 16% Notes being widely distributed or Broadwing attaining specified credit ratings.

        Upon the occurrence of a change of control, we are required to repurchase the 16% Notes at a purchase price equal to 101% of the accreted value thereof, plus accrued and unpaid interest to the date of repurchase.

        The indenture governing the 16% Notes also restricts our ability to make investments or other cash infusions in BCI and its subsidiaries. Specifically, we may not, among other things, (1) make any restricted payments to, (2) issue capital stock to, (3) make any investment in (including guaranteeing obligations or purchasing assets for BCI or making any payments in respect of operating expenses or net operating losses of BCI), or (4) allow any tax reimbursement for the benefit of BCI beyond an aggregate amount of $118 million (plus net cash dividends or net cash distributions made by BCI to us) after October 1, 2002. As of February 28, 2003, we had the ability to invest or otherwise provide an additional $58.4 million in BCI. This restriction does not apply to (q) certain permitted obligations, as defined under the terms of our credit facilities, (r) any customary non-cash transition arrangements or other related services provided for the benefit of a buyer in connection with a disposition of any properties or assets of BCI or its subsidiaries, (s) the accrual and capitalization of interest on intercompany notes issued by BCI and its subsidiaries to us, (t) the issuance of capital stock and a limited amount of cash pursuant to the exchange offer and the BCI debt exchange offer, (u) guarantees by us of certain BCI borrowings under the credit facilities, (v) liens on our assets securing certain BCI borrowings under the credit facilities, (w) scheduled principal and interest payments made or guaranteed by us in respect of certain BCI borrowings under the credit facilities, scheduled interest payments with respect to the 9% Notes and the 12 1/2% Notes and the redemption of the 12 1/2% Notes at the applicable redemption premium, (x) payments made by us under the guarantee of certain BCI borrowings under the credit facilities, (y) non-cash payments made in the form of reductions in the principal amount of any intercompany notes issued by BCI to us in respect of net operating losses of BCI used by us or other investments in the form of reductions of any intercompany notes and (z) payments by BCI of non-cash managements fees to us of up to $2 million per quarter. The indenture also imposes several affirmative covenants on Broadwing to maintain corporate and financial separateness from BCI.

        The indenture governing the 16% Notes contains certain customary covenants for notes of this type, including, without limitation, with respect to Broadwing and its subsidiaries (excluding BCI and its subsidiaries), limitations on dividends and other restricted payments, dividend and other payment restrictions affecting its subsidiaries, indebtedness, asset dispositions, transactions with affiliates, liens, issuances and sales of capital stock of subsidiaries, issuances of senior subordinated debt, restrictions on dealing with BCI and its subsidiaries, and mergers and consolidations. Certain of these covenants fall away or become less restrictive when either of the following events occur: (1) the initial purchasers no longer hold more than 50% of the 16% Notes and we believe the number of beneficial holders exceeds 25 or (2) we receive a senior implied debt rating of at least BB+ from S&P and Ba1 from Moody's and senior subordinated debt rating of at least BB- from S&P and Ba3 from Moody's.

        So long as the Goldman Sachs-affiliated purchasers own 25% of the aggregate principal amount at maturity of the 16% Notes originally acquired by them, GS Mezzanine Partners II, L.P. will be entitled to designate a non-voting observer to attend and participate in (but not vote at) all meetings of the board of directors of Broadwing.

Convertible Subordinated Notes

        In July 1999, we entered into an agreement with Oak Hill Capital Partners, L.P. pursuant to which Oak Hill Partners agreed to purchase $400 million of our 6 3/4% Convertible Subordinated Notes Due 2009 (the "Convertible Subordinated Notes"). On March 26, 2003, we entered into a supplemental indenture with The Bank of New York, as Trustee and, with the consent of the holders of the Convertible Subordinated Notes, amended certain terms governing the Convertible Subordinated Notes.

        Prior to July 21, 2004, cash interest will not accrue or be payable on the Convertible Subordinated Notes, but the Convertible Subordinated Notes will accrete on a daily basis, compounded semi-annually on January 21 and July 21 of each year, at the rate of 6 3/4% per annum of the accreted value from July 21, 1999 through March 26, 2003, at the rate of 9.00% per annum of the accreted value from March 27, 2003 through July 21, 2004 and at the rate of 2.25% per annum of the accreted value from July 21, 2004 through July 21, 2009. Beginning on July 21, 2004, we will pay cash interest at the rate of 6 3/4% on $1,393.65 for each $1,000 of original issue price of the Convertible Subordinated Notes semi-annually on January 21 and July 21 of each year, commencing on January 21, 2005. In addition, beginning on July 21, 2004, we will have the option to elect to pay cash interest semi-annually on January 21 and July 21 of each year in lieu of the 2.25% accretion.

        For the fiscal year ended December 31, 2002, we recorded noncash interest expense of approximately $32.3 million related to the Convertible Subordinated Notes.

        At the option of the holder, the Convertible Subordinated Notes are convertible into Broadwing Common Stock at an initial conversion price of $29.89 per common share, subject to customary antidilution provisions. We may redeem all of the Convertible Subordinated Notes, or any portion of the Convertible Subordinated Notes in minimum multiples of $100,000,000 of original issue price, at any time on or after July 21, 2005, at the following redemption prices (expressed in percentages of the full accreted value of the Convertible Subordinated Notes on the redemption date), plus accrued and unpaid interest to the date of redemption:

Period	Redemption Prices
From July 21, 2005 through July 20, 2006	104.500%
From July 21, 2006 through July 20, 2007	102.250%
From July 21, 2007 through July 20, 2008	101.125%
July 21, 2008 and thereafter	100.000%

        If a change of control occurs before July 21, 2004 in which all or a portion of the consideration received by our shareholders is in cash, then the holder of each Convertible Subordinated Note may elect to receive an amount equal to the product of (i) the ratio (expressed as a percentage) of cash to total consideration received by our shareholders and (ii) the difference between the full accreted value of such Convertible Subordinated Notes and the accreted value of such note on the date the change of control occurs (the "full cash payment"). Upon the occurrence of a change of control, we are required to offer to repurchase the Convertible Subordinated Notes at a cash price equal to the greater of (i) the sum of 101% of the accreted value of the Convertible Subordinated Notes and the full cash payment and (ii) the fair market value of the Convertible Subordinated Notes as if they had been converted into Broadwing Common Stock immediately prior to the change of control, in each case plus any accrued and unpaid cash interest thereon to the date of repurchase. The supplemental indenture provides that neither the sale of our broadband business nor any other sale of the operating assets of

BCI or its subsidiaries would constitute a change of control. The supplemental indenture also amended the definition of change of control by increasing the ownership threshold deemed to be a change of control from 20% of the outstanding shares to 45% of the outstanding shares.

        On March 26, 2003, we entered into a supplemental indenture to provide that the commencement of or consent to any involuntary or voluntary bankruptcy proceeding with respect to BCI or any of its subsidiaries would not constitute an event of default under the Convertible Subordinated Notes.

        If we default in the observance or performance of any agreement relating to senior indebtedness in an amount in excess of $250 million, the effect of which has resulted in an acceleration of such senior indebtedness, then the holders of 25% of the aggregate accreted value of the Convertible Subordinated Notes may declare the accreted value of the Convertible Subordinated Notes immediately due and payable.

        The supplemental indenture contains covenants restricting our and our restricted subsidiaries' ability to incur debt and issue preferred stock and to consummate asset dispositions.

        So long as Oak Hill Capital Partners, L.P., OHCP Ocean I, LLC, OHCP Ocean III, LLC, OHCP Ocean IV, LLC, OHCP Ocean V LLC, Oak Hill Securities Fund, L.P. and Oak Hill Securities Fund II, L.P. hold in the aggregate at least two-thirds of the Convertible Subordinated Notes issued, they shall be entitled to designate one director to our board of directors.

7 1/4% Notes due 2023

        In July 1993, we issued $50.0 million in aggregate principal amount of 7 1/4% notes due 2023 (the "7 1/4% Notes"). The indenture related to these 7 1/4% Notes does not subject us to restrictive financial covenants. However, the 7 1/4% Notes do contain a covenant that provides that if we incur certain liens on our property or assets, we must secure the outstanding 7 1/4% Notes equally and ratably with the indebtedness or obligations secured by such liens. The 7 1/4% Notes are secured with our assets by virtue of the lien granted under our credit facilities.

        As of December 31, 2002, $49.6 million in aggregate principal amount of the 7 1/4% Notes ($50 million face amount, net of unamortized discount of $0.4 million) remains outstanding. Interest on the 7 1/4% Notes is payable semi-annually on June 15 and December 15. The 7 1/4% Notes may not be redeemed by us prior to maturity. The indenture governing the 7 1/4% Notes contains a covenant that provides that if we incur certain liens on our property or assets, we must secure the outstanding bonds equally and ratably with the indebtedness or obligations secured by such liens.

        If we or our subsidiary, Cincinnati Bell Telephone, default in the payment of the principal of, interest on, or other amounts payable in respect of or fail to perform or comply with any of our other agreements in respect of, and of our other indebtedness instruments in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, then the holders of at least 25% of the aggregate principal amount of the 7 1/4% Notes may declare the principal of the 7 1/4% Notes immediately due and payable.

Cincinnati Bell Telephone—6.30% Unsecured Senior Debentures due 2028

        In November 1998, Cincinnati Bell Telephone issued $150 million in aggregate principal amount of 6.30% unsecured senior debentures due 2028 (the "6.30% Debentures"). Interest on the 6.30% Debentures is payable semi-annually on June 1 and December 1 of each year. The 6.30% Debentures are redeemable, as a whole or in part, at the option of Cincinnati Bell Telephone, at any time or from time to time, at the redemption price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points.

        If we or Cincinnati Bell Telephone default in the payment of the principal of, interest on, or other amounts payable in respect of, or fail to perform or comply with any of our other agreements in respect of, any of our other indebtedness in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount of the 6.30% Debentures may declare the principal of the 6.30% Debentures immediately due and payable.

        The 6.30% Debentures also contain a covenant that provides that if Cincinnati Bell Telephone incurs certain liens on its property or assets, Cincinnati Bell Telephone must secure the relevant debt securities equally and ratably with the indebtedness or obligations secured by such liens. The Cincinnati Bell Telephone indenture also limits certain sales of assets.

Cincinnati Bell Telephone—Guaranteed Medium Term Notes

        At December 31, 2002, Cincinnati Bell Telephone had $120.0 million in corporate notes outstanding that are guaranteed by us. These notes, which are not guaranteed by other subsidiaries of ours, have original maturities of 30 to 40 years and mature at various intervals between 2003 and 2028. In August 2002, $20 million of the Cincinnati Bell Telephone notes matured and were retired by us. As of December 31, 2002, $99.5 million ($100 million face amount, net of unamortized discount of $0.5 million) was considered long-term indebtedness and $20 million due December 30, 2003 was classified as short term debt. Interest rates on this indebtedness range from 6.24% to 7.27%. These notes also contain a covenant that provides that if Cincinnati Bell Telephone incurs certain liens on its property or assets, it must secure the outstanding notes equally and ratably with the indebtedness or obligations secured by such liens.

        If we or Cincinnati Bell Telephone default in the payment of the principal of, interest on, or other amounts payable in respect of, or fail to perform or comply with any of our other agreements in respect of, any of our other indebtedness in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount of each medium term note may declare the principal of that medium term note immediately due and payable.

BCI

9% Senior Subordinated Notes due 2008

        We are currently offering to exchange 241.06 shares of Broadwing Common Stock for each $1,000 principal amount of BCI's 9% senior subordinated notes due 2008 (the "9% Notes") in the BCI debt exchange offer. See "Background of the Exchange Offer, Consent Solicitation and Merger—The Restructuring Plan and Recent Developments—BCI debt exchange offer" for more details.

        In 1998, the former IXC (now BCI) issued $450 million of 9% Notes. In January 2000, $404 million of these 9% Notes were redeemed through a tender offer as a result of the change of control provision of the indenture governing the 9% Notes. Accordingly, approximately $46 million of the 9% Notes remain outstanding at December 31, 2002. The 9% Notes are general unsecured senior subordinated obligations of BCI and are not guaranteed by Broadwing. The 9% Notes are subordinate in right of payment to all existing and future senior indebtedness of BCI and its subsidiaries. The 9% Notes indenture includes a limitation on the amount of indebtedness that BCI can incur based upon the maintenance of either debt to operating cash flow or debt to capital ratios. The 9% Notes indenture also provides that if BCI incurs any additional indebtedness secured by liens on its property or assets that are subordinated to or equal in right of payment with the 9% Notes, then BCI must secure the outstanding 9% Notes equally and ratably with such indebtedness. As of December 31, 2002, BCI had the ability to incur additional debt. Interest on the 9% Notes is payable semi-annually on each April 15 and October 15.

        The 9% Notes may be redeemed at BCI's option, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest to the date of redemption, during the twelve-month period beginning on April 15 of the years set forth below:

Period	Redemption Prices
2003	104.500%
2004	103.000%
2005	101.500%
2006 and thereafter	100.000%

        If BCI defaults in the payment of any of its indebtedness after final maturity or if any of its indebtedness is accelerated by the holders thereof because of a default and the total amount of such unpaid or accelerated indebtedness exceeds $5.0 million or if BCI commences or consents to any involuntary or voluntary bankruptcy, the holders of at least 25% of the aggregate principal amount of the 9% Notes may, upon the earliest of (1) five business days following delivery of a notice of such acceleration to the representatives under the Credit Agreement and (2) the acceleration of any indebtedness under the Credit Agreement, declare the principal of and accrued but unpaid interest on the 9% Notes to be immediately due and payable.

12 1/2% Senior Notes due 2005

        We intend to call the $0.8 million aggregate principal amount outstanding of 12 1/2% Senior Notes due 2005 (the "12 1/2% Notes") on or prior to the completion of the exchange offer and consent solicitation.

        The 12 1/2% Notes were originally issued in an aggregate principal amount of $285 million, the balance of which was redeemed by BCI through a tender offer in 1998. Interest on the 12 1/2% Notes is payable semi-annually on each April 1 and October 1. The 12 1/2% Notes may be redeemed at BCI's option, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the date of redemption, during the twelve-month period beginning on October 1 of the years set forth:

Period	Redemption Price
2002	103.125%
2003	101.563%
2004 and thereafter	100.000%

        Upon the occurrence of a change of control, BCI is required to repurchase the 12 1/2% Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

        The commencement of or consent to any involuntary or voluntary bankruptcy proceeding with respect to BCI would constitute an event of default under the 12 1/2% Notes, pursuant to which the all outstanding 12 1/2% Notes would be due and payable immediately without further action or notice. The holders of a majority in aggregate principal amount of the then outstanding 12 1/2% Notes by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived.

COMPARISON OF BCI PREFERRED STOCK AND BROADWING COMMON STOCK

        The following summary highlights material differences between the current rights and features of the BCI Preferred Stock and the Broadwing Common Stock. This summary does not purport to be a complete discussion of the articles of incorporation and by-laws of BCI and Broadwing and the certificate of designation governing the BCI Preferred Stock and is qualified in its entirety by reference to these documents. Copies of each company's certificate of incorporation and regulations and the certificate of designation governing the BCI Preferred Stock have been filed with the SEC and will be sent to holders of BCI Preferred Stock upon request. See "Where You Can Find More Information." The proposed amendments to the certificate of designation will eliminate many protections intended for the benefit of holders of the BCI Preferred Stock.

	BCI Preferred Stock	Broadwing Common Stock

Dividends	Cumulative quarterly dividends of 12 1/2% of the liquidation preference per share, payable on each February 15, May 15, August 15 and November 15 of each year, if, when and as declared by the board of directors out of funds legally available therefor.	The board of directors may declare dividends out of legally available funds on the Broadwing Common Stock if Broadwing's dividend obligations on its preferred stock have been paid. Ohio law provides that a corporation may pay cash dividends only out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

Rights on Failure to Pay Dividends	If BCI fails to pay dividends on the BCI Preferred Stock for six or more quarters (whether or not consecutive), the holders of the BCI Preferred Stock, voting together as a single class, have the right to elect two additional members of the BCI board of directors.	None.

Liquidation Rights	Liquidation preference of $1,000 per share, plus accumulated and unpaid dividends, before any distribution is made on any junior stock. If assets available for distribution are insufficient to pay the full liquidation preference, the holders of the BCI Preferred Stock are entitled to share ratably in any distribution of the assets of BCI.	After the amounts payable upon liquidation on any outstanding preferred stock have been paid, our remaining net assets, if any, would be distributed pro rata to the holders of Broadwing Common Stock.

Voting Rights	The holders of BCI Preferred Stock are entitled to one-tenth of one vote per share on all matters for BCI, voting together with the holders of common stock of BCI as a single class.	Holders of Broadwing Common Stock are entitled to one vote per share for all purposes.
Also, the holders of BCI Preferred Stock, voting together as a single class, will have the right to elect two additional members of the board of directors if:
(a) Dividends on the BCI Preferred Stock are in arrears and unpaid for six or more quarters (whether or not consecutive);
(b) BCI fails to redeem the BCI Preferred Stock on August 15, 2009;
(c)
A breach in certain covenants contained in the certificate of designation occurs, including: SEC reporting obligations, limitations on indebtedness, limitations on restricted payments, limitations on restrictions on distributions from restricted subsidiaries, limitations on affiliate transactions and when BCI may merge or transfer assets;

(d) BCI fails to pay at final maturity the principal amount of any of its indebtedness that exceeds $5 million, or any of its indebtedness exceeding $5 million is accelerated because of a default.

Holders of at least two-thirds of the outstanding shares of the BCI Preferred Stock, voting as a class, must approve in order for BCI to authorize, create or increase the authorized amount of any class or series of senior stock. Holders of at least two-thirds of the outstanding shares of the BCI Preferred Stock voting as a class, must approve in order for BCI to: (i) amend the certificate of designation so as to affect adversely the specified rights, preferences, privileges or voting rights of the holders of BCI Preferred Stock and (ii) authorize the issuance of any additional shares of BCI Preferred Stock, among other matters.

Optional Redemption	On or after August 15, 2002, each share of the BCI Preferred Stock may be redeemed at any time, in whole or in part, at BCI's option, at the redemption prices below, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends to the date fixed for redemption if redeemed during the 12-month period beginning August 15 of each of the years set forth below:	None.
Period	Redemption Price
2002	106.250%
2003	105.000%
2004	103.750%
2005	102.500%
2006	101.250%
2007 and thereafter	100.000%
Also, BCI may at its option, on any scheduled dividend payment date, exchange the BCI Preferred Stock, in whole but not in part, for exchange debentures.

Mandatory Redemption	Each share of BCI Preferred Stock will be subject to mandatory redemption on August 15, 2009 at a price equal to 100% of the liquidation preference, plus, without duplication, all accrued and unpaid dividends thereon.	None.

Covenants	Certain covenants with respect to BCI and its subsidiaries include SEC reporting obligations, limitations on incurring indebtedness, limitations on restricted payments, limitations on restrictions on distributions from restricted subsidiaries, limitations on transactions with affiliates, and limitations on mergers and transfer of assets.	None.

LEGAL MATTERS

        Frost Brown Todd LLC, special counsel to Broadwing, will pass on the validity of the Broadwing Common Stock to be issued to BCI Preferred Stockholders in the exchange offer and consent solicitation and the subsequent Merger. Broadwing is also represented by Cravath, Swaine & Moore LLP, New York, New York and by Richards, Layton & Finger, P.A., Wilmington, Delaware. The dealer manager and solicitation agent is represented by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

        The financial statements incorporated in the registration statement, of which this prospectus and solicitation statement are a part, by reference to the Annual Reports of Broadwing Inc. on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statement incorporated in the registration statement, of which this prospectus and solicitation statement are a part, by reference to the Annual Report of Broadwing Communications, Inc. on Form 10-K for the year ended December 31, 2002 has been so incorporated in reliance on the report (which contains an explanatory paragraph relating to BCI's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        Broadwing and BCI file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy these reports and other information filed by Broadwing and BCI at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Broadwing and BCI, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) system. The address of this site is http://www.sec.gov.

        You may also inspect reports, proxy statements and other information about Broadwing and BCI at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus and solicitation statement constitutes a part of a registration statement on Form S-4 we filed with the SEC to register the Broadwing Common Stock to be issued pursuant to the exchange offer. As allowed by SEC rules, this prospectus and solicitation statement does not contain all the information set forth in the registration statement or the exhibits to the registration statement. In addition, we filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the exchange offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

        BCI has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the exchange offer and has disseminated this statement to the holders of BCI Preferred Stock. You may obtain a copy of the Schedule 14D-9 (and any amendments to that document) in the manner described above.

        The SEC allows us to "incorporate by reference" information into this prospectus and solicitation statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and solicitation statement, except for any information superseded by information in, or incorporated by reference in, this prospectus and solicitation statement. This prospectus and solicitation statement incorporates by reference the documents set forth below that Broadwing and BCI have previously filed with the SEC. These documents contain important information about Broadwing and BCI and their financial condition.

Broadwing Inc. SEC Filings (Commission File No. 1-8519)	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2002
Proxy Statement	Filed on March 31, 2003
Current Reports on Form 8-K	Filed on January 13, 2003 February 6, 2003, February 25, 2003, February 28, 2003 and March 27, 2003
Broadwing Communications Inc. SEC Filings (Commission File No. 1-15307)	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2002
Current Report on Form 8-K	Filed on February 25, 2003 and February 28, 2003

        All documents filed by Broadwing and BCI with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and solicitation statement to the date that shares are accepted for exchange pursuant to the exchange offer (or the date that the exchange offer is terminated) shall also be deemed to be incorporated by reference into this prospectus and solicitation statement and to be a part hereof from the date of filing of such documents. Any statement contained in this prospectus and solicitation statement, or in a document incorporated by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus and solicitation statement or in any other subsequently filed document incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and solicitation statement.

        COPIES OF DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO OUR EXCHANGE AGENT, THE BANK OF NEW YORK, 101 BARCLAY STREET, NEW YORK, NEW YORK, 10286, TELEPHONE: (212) 815-3738. IF YOU REQUEST ANY SUCH DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

        We have not authorized anyone to give any information or make any representation about the exchange offer and consent solicitation that is different from, or in addition to, that contained in this prospectus and solicitation statement or in any of the materials that we have incorporated by reference into this prospectus and solicitation statement. Therefore, you should not rely on any other information. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Schedule I

CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BROADWING

        The following table sets forth the name and present principal occupations or employment, and material occupations, positions, officers or employment for the past five years of each director and executive officer of Broadwing. Unless otherwise indicated, positions held shown in the following table are positions with Broadwing. Except as set forth below, each such person is a citizen of the United States of America. None of the persons listed below beneficially own any shares of BCI Preferred Stock. Also, none of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or find any violation of such laws. Except as otherwise noted, the current business address for each person listed below is c/o Broadwing Inc., 201 East Fourth Street, Cincinnati, Ohio 45202.

Directors of Broadwing

Name	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Kevin M. Mooney	Chief Executive Officer of Broadwing since September 2002; Director since September 2002; Chief Operating Officer from November 2001 to September 2002; Executive Vice President and Chief Financial Officer from September 1998 to November 2001; Senior Vice President and Chief Financial Officer of Cincinnati Bell Telephone since January 1998; Vice President and Controller of Broadwing, 1996-1998.
Daniel J. Meyer
Chairman since September 2002; Director since 1999; Retired Chairman and Chief Executive Officer of Milacron, Inc. (a manufacturer of metal working and plastics processing machinery and systems); President of Milacron, Inc. from 1998-1999; Chairman and Chief Executive Officer of Milacron, Inc. from 1999 to 2001; and Chief Executive Officer of Milacron, Inc. since 1990. Mr. Meyer is also a director for AK Steel Corporation and Hubbell Incorporated.
John F. Cassidy
Director since September 2002; Chief Operating Officer of Broadwing since September 2002; President and Chief Operating Officer of Cincinnati Bell from May 2000; President of Cincinnati Bell Enterprises since August 1999; President of Cincinnati Bell Wireless since 1996.
Lawrence J. Bouman
Director since 2001; Consultant since 1999; Executive Vice President-Product Development of Qwest Communications International Inc. From 1998-1999; Chief Technology Officer of LCI International, Inc. from 1995-1998. Mr. Bouman is also a director of Metasolv Software Inc.
Phillip R. Cox Cox Financial Corporation 105 East Fourth Street Suite 600 Cincinnati, OH 45202
Director since 1993; President and Chief Executive Officer of Cox Financial Corporation (a financial planning services company) since 1972; director of Federal Reserve Bank of Cleveland, Cinergy Corp., Touchstone Mutual Funds and Long Stanton Manufacturing Company.

S-I-1

J. Taylor Crandall Oak Hill Capital Management, Inc. 2775 Sand Hill Road, Suite 220 Menlo Park, CA 94025
Director since 1999; Managing Partner of Oak Hill Capital Management, Inc. and Chief Operating Officer of Keystone. Mr. Crandall is also a director of the American Skiing Company, Interstate Hotels Corporation, U.S. Oncology Inc. and Monstar Hospitality Corporation. He serves on the Board of Advisors of Oak Hill Capital Partners and Oak Hill Strategic Partners, L.P. Mr. Crandall is a member of Investment Committees of Insurance Partners, L.P. and Brazos Fund, L.P.; and a member of the Advisory Committees of Boston Ventures Limited Partnership V and B-K Capital Partners, L.P.
Karen M. Hoguet Federated Department Stores, Inc. 7 West Seventh Street Cincinnati, OH 45202
Director since 1999; Chief Financial Officer and Senior Vice President of Federated Department Stores, Inc. (owner and operator of retail department stores); Senior Vice President of Federated Department Stores, Inc. since 1991; Treasurer of Federated Department Stores, Inc. from 1992-1999; and Chief Financial Officer of Federated Department Stores, Inc. since 1997.
Mary D. Nelson
Director since 1994; retired; President of Nelson & Co. (consulting actuaries) from 1975-1999. Mrs. Nelson served as a director of Blount International, Inc. and its subsidiary, Blount Inc., from 1986-1999 and is currently a director of The Union Central Life Insurance Company.
Carl Redfield Cisco Systems, Inc. 170 W. Tasman Drive, Bldg. A San Jose, CA 95134
Director since 2000; Senior Vice President of Worldwide Manufacturing/Logistics, Cisco Systems, Inc. since 1997; Vice President, Manufacturing/Logistics of Cisco Systems, Inc. 1993-1999. Mr. Redfield is also a director of VA Software Corporation.
David B. Sharrock
Director since 1987; consultant since 1994; Executive Vice President and Chief Operating Officer of Marion Merrell Dow Inc. (a researcher, manufacturer and seller of pharmaceutical products) from 1989-1993; President and Chief Operating Officer of Merrell Dow Pharmaceuticals Inc. from 1988-1989. Mr. Sharrock is also a director of Interneuron Pharmaceuticals Inc., Incara Pharmaceutical, Inc., Praecis Pharmaceutical, Inc. and MGI Pharma, Inc.
John M. Zrno
Director since 1999; retired; President and Chief Executive Officer of IXC Communications, Inc. from June 1999-November 1999; President and Chief Executive Officer of ALC Communications Corporation from 1988-1995. Mr. Zrno is also a director of BullsEye Telecom.

S-I-2

Executive Officers of Broadwing

Name	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Kevin M. Mooney	See "—Directors of Broadwing."
John F. Cassidy	See "—Directors of Broadwing."
Thomas Schilling
Chief Financial Officer since July 2002; Senior Vice President of Finance and Administration from 1999 to 2002; Chief Financial Officer of AutoTrader.com from 1998 to 1999; Managing Director of MCI Systemhouse from 1997 to 1998.
Jeffrey C. Smith
Chief Human Resources Officer since November 2001; General Counsel and Corporate Secretary since February 2001; Chief Legal/Administrative Officer since November 1999; Senior Vice President of IXC Communications, Inc. from September 1997 until November 1999; Vice President, General Counsel and Secretary of IXC Communications, Inc. from January 1997 until September 1997.
Mary E. McCann
Senior Vice President of Internal Controls since July 2002; Senior Vice President, Corporate Finance from December 2001 to July 2002; Vice President, Controller from February 1999 to December 2001; Director of Financial Planning of Cincinnati Bell Telephone from April 1998 to February 1999; Manager of Financial Reporting and Analysis of Cincinnati Bell Telephone from August 1996 to April 1998.
Michael W. Callaghan	Senior Vice President, Corporate Development since March 1999; Vice President, Corporate Development of Convergys Corporation, 1998 to 1999; Vice President, Corporate Development from 1994 to 1998.

S-I-3

Schedule II

CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BCI

        The following table sets forth the name and the present principal occupations or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of BCI. Unless otherwise indicated, positions held shown in the following table are positions with BCI. Except as set forth below, each such person is a citizen of the United States of America. None of the persons listed below beneficially own any shares of BCI Preferred Stock. Also, none of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as other wise noted, the current business address for each person listed below is c/o Broadwing Communications Inc., 1122 Capital of Texas Highway South, Austin, Texas, 78746.

Sole Director of BCI

Name	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Thomas L. Schilling	Chief Financial Officer and Director of BCI since July 2002. See "Schedule I: Certain Information Concerning the Directors and Executive Officers of Broadwing—Executive Officers of Broadwing."

Executive Officers of BCI

Name	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Kevin M. Mooney	See "Schedule I: Certain Information Concerning the Directors and Executive Officers of Broadwing—Directors of Broadwing."
John F. Cassidy	See "Schedule I: Certain Information Concerning the Directors and Executive Officers of Broadwing—Directors of Broadwing."
Thomas L. Schilling	See "— Sole Director of BCI."
Robert Shingler
President of BCI since October 2002; President of Voice Operations of BCI from April 2002 to October 2002. Prior to April 2002, Chairman/CEO of Albion Connect, a telecommunications software provider, and employed for 20 years at Bell South Corporation and its subsidiaries in a variety of leadership positions.
Mary E. McCann	See "Schedule I: Certain Information Concerning the Directors and Executive Officers of Broadwing—Executive Officers of Broadwing."
Jeffrey C. Smith	See "Schedule I: Certain Information Concerning the Directors and Executive Officers of Broadwing—Executive Officers of Broadwing."
Michael R. Jones
Chief Technology Officer since October 2001; Senior Vice President, Network Engineering and Operations from February 2000 to October 2001; Vice President, Network Facilities and Construction from November 1999 to February 2000; Vice President, Network Facilities and Construction of IXC Communications, Inc. from July 1997 to November 1999.

S-II-1

ANNEX A

BROADWING COMMUNICATIONS INC.

AMENDED CERTIFICATE OF DESIGNATION
OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF 12 1/2% JUNIOR EXCHANGEABLE PREFERRED STOCK DUE 2009 AND 12 1/2% SERIES B JUNIOR EXCHANGEABLE PREFERRED STOCK DUE 2009 AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

        Broadwing Communications Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company`"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

        1.    That by resolution of the Board of Directors of the Company dated August 14, 1997, and by a Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12 1/2% Junior Exchangeable Preferred Stock Due 2009 and 12 1/2% Series B Junior Exchangeable Preferred Stock due 2009 and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation"), filed in the office of the Secretary of State of the State of Delaware on August 19, 1997, the Company authorized (i) a series of 450,000 shares of 12 1/2% Junior Exchangeable Preferred Stock Due 2009, par value $.01 per share, of the Company and (ii) a series of 450,000 shares of 12 1/2% Series B Junior Exchangeable Preferred Stock due 2009, par value $.01 per share and established the powers, designations, preferences and relative, participating, optional and other rights of the Initial Exchangeable Preferred Stock and the Series B Stock and the qualifications, limitations or restrictions thereof.

        2.    This Amended Certificate of Designation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

        3.    Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Company hereby amends and restates the Certificate of Designation in its entirety to read as follows:

        (a)    Designation.    There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company (i) a series of Preferred Stock designated as the "12 1/2% Junior Exchangeable Preferred Stock Due 2009" (the "Initial Exchangeable Preferred Stock") and (ii) a series of Preferred Stock designated as the "12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009" (the "Series B Stock," together with the Initial Exchangeable Preferred Stock, the "Exchangeable Preferred Stock"). The number of shares constituting the Initial Exchangeable Preferred Stock shall be 450,000, and the number of shares constituting the Series B Stock shall be 450,000. The Initial Exchangeable Preferred Stock and the Series B Stock are referred to as the Exchangeable Preferred Stock. The liquidation preference of the Exchangeable Preferred Stock shall be $1000 per share (the "Liquidation Preference").

        (b)    Rank.    The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of common stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as "Junior Stock"); (ii) on a parity with each share of Convertible Preferred Stock now or hereafter outstanding and on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) junior to each share of Series 3 Preferred Stock now or hereafter outstanding and junior to each class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which hereafter established classes or series expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock"). All claims of the holders of the Exchangeable Preferred Stock, including claims with respect to dividend payments, redemption payments, mandatory repurchase payments or rights upon liquidation, winding-up or dissolution, shall rank junior to the claims of the holders of any debt of the Company and all other creditors of the Company.

        (c)    Dividends.    (i) Holders of the outstanding shares of Exchangeable Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cumulative preferential dividends on each share of the Exchangeable Preferred Stock at a rate per annum equal to 12 1/2% of the Liquidation Preference of such share payable quarterly (each such quarterly period being herein called a "Dividend Period").

        All dividends on the Exchangeable Preferred Stock, to the extent accrued, shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date or, in the case of additional shares of Exchangeable Preferred Stock issued in payment of a dividend, from the date of issuance of such additional shares of Exchangeable Preferred Stock, and shall be payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a "Dividend Payment Date"), commencing on November 15, 1997, to holders of record on the February 1, May 1, August 1 and November 1 immediately preceding the relevant Dividend Payment Date. Any dividend on the Exchangeable Preferred Stock payable pursuant to this paragraph (c)(i) on or prior to February 15, 2001 shall be, at the option of the Company, payable (1) in cash or (2) through the issuance of a number of additional shares (including fractional shares) of Exchangeable Preferred Stock (the "Additional Shares") equal to the dividend amount divided by the Liquidation Preference of such Additional Shares. With respect to dividends accrued after February 15, 2001, all dividends shall be payable in cash.

        Any dividend accruing after February 15, 2001 that is not paid in cash on the relevant Dividend Payment Date shall accrue interest at a rate per annum equal to the then applicable dividend rate per annum from such Dividend Payment Date to the date of payment of such dividend. Such interest, if any, shall be payable in cash on each Dividend Payment Date. Any accrued interest not paid on a Dividend Payment Date shall accrue interest on such interest pursuant to this paragraph. Any references herein to the payment of accrued and unpaid dividends shall be deemed to include any such interest.

  (ii)
  [Deleted].

  (iii)
  All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the holders entitled thereto.

  (iv)
  No dividend may be declared or paid or set apart for the payment of dividends by the Company on any Parity Stock for any period unless full cumulative dividends in respect of each Dividend Period ending on or before such period shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Exchangeable Preferred Stock. If full dividends are not so paid, the Exchangeable Preferred Stock will share dividends pro rata with the Parity Stock.

  (v)
  The Company will not (A) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock or (B) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise, unless (1) all accrued and unpaid dividends with respect to the Exchangeable Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (2) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Exchangeable Preferred Stock and any Parity Stock. As used herein, the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock or in options, warrants or rights to holders of Junior Stock to subscribe or purchase any Junior Stock.

  (vi)
  Dividends on account of arrears for any past Dividend Period and dividends in connection with any redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

  (vii)
  Dividends payable on the Exchangeable Preferred Stock for any period other than a Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which payable. Dividends payable on the Exchangeable Preferred Stock for a full Dividend Period will be computed by dividing the per annum dividend rate by four.

        (d)    Liquidation Preference.    (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Exchangeable Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, the Liquidation Preference of the outstanding shares of Exchangeable Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (whether or not earned or declared) thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up that would have been payable had the Exchangeable Preferred Stock been the subject of a Redemption on such date) before any distribution is made on any Junior Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Exchangeable Preferred Stock and all Parity Stock are not paid in full, the Exchangeable Preferred Stock and the Parity Stock will share equally and ratably (in proportion to the respective amounts that would be payable on such shares of Exchangeable Preferred Stock and the Parity Stock, respectively, if all amounts payable thereon had been paid in full) in any distribution of assets of the Company to which each is entitled. After payment of the full amount of the Liquidation Preference of the outstanding shares of Exchangeable Preferred Stock (and, if applicable, an amount equal to a prorated dividend), the holders of shares of Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

  (ii)
  For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

        (e)    Redemption.    (i) Optional Redemption. (A)  Except as set forth in clause (B) below, the Exchangeable Preferred Stock shall not be redeemable at the option of the Company prior to August 15, 2002. On or after August 15, 2002, each share of the Exchangeable Preferred Stock may be redeemed (subject to the legal availability of funds therefor) at any time, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the Liquidation Preference of such share) set forth below, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends to the date fixed for redemption (the "Redemption Date") (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date) (the "Redemption Price"), if redeemed during the 12-month period beginning August 15 of each of the years set forth below:

Year in which redemption occurs	Percentage
2002	106.250%
2003	105.000
2004	103.750
2005	102.500
2006	101.250
2007 and thereafter	100.000
  (B)
  [Deleted.]

  (C)
  In the event of a redemption of only a portion of the then outstanding shares of Exchangeable Preferred Stock, the Company shall effect such redemption on a pro rata basis, except that the Company may redeem all of the shares held by holders of fewer than 100 shares (or all of the shares held by holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Company.

  (ii)
  Mandatory Redemption. [Deleted.]

  (iii)
  Procedure for Redemption. (A) On and after the Redemption Date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Exchangeable Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the Redemption Price without interest; provided, however, that if a notice of redemption shall have been given as provided in subparagraph (iii)(B) and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably set apart by the Company, in trust for the benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the Redemption Date on the shares to be redeemed and, at the close of business on the day on which such funds are segregated and set apart, the holders of the shares to be redeemed shall, with respect to the shares to be redeemed, cease to be stockholders of the Company and shall be entitled only to receive the Redemption Price for such shares without interest from the Redemption Date.

  (B)
  With respect to a redemption pursuant to paragraph (e)(i), the Company will send a written notice of redemption by first class mail to each holder of record of shares of Exchangeable Preferred Stock, not fewer than 30 days nor more than 60 days prior to the Redemption Date at its registered address (the "Redemption Notice"); provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

        (1)  that the redemption is pursuant to paragraph (e)(i) hereof;

        (2)  the Redemption Price;

        (3)  whether all or less than all the outstanding shares of the Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Exchangeable Preferred Stock being redeemed;

        (4)  the Redemption Date;

        (5)  that the holder is to surrender to the Company, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be redeemed; and

        (6)  that dividends on the shares of the Exchangeable Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Company defaults in the payment of the Redemption Price.

  (C)
  Each holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

  (f)
  Voting Rights. (i) The holder of Exchangeable Preferred Stock shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company, except as required under Delaware law or as set forth in paragraph (iii) below.

  (ii)
  [Deleted].

  (iii)
  (A) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Company will not authorize, create or increase the authorized amount of any class or series of Senior Stock without the affirmative vote or consent of holders of at least two-thirds of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting (except that no such vote or consent shall be required for the issuance of additional shares of Series 3 Preferred Stock to be paid as dividends on such Series 3 Preferred Stock pursuant to the terms of such Series 3 Preferred Stock).

  (B)
  So long as any shares of the Exchangeable Preferred Stock are outstanding, the Company will not amend this Amended Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Exchangeable Preferred Stock or to authorize the issuance of any additional shares of Exchangeable Preferred Stock (except to authorize the issuance of additional shares of Exchangeable Preferred Stock to be paid as dividends on the Exchangeable Preferred Stock, for which no consent shall be necessary) without the affirmative vote or consent of Holders of at least two-thirds of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

  (C)
  Except as set forth in paragraph (f)(iii)(A) or (B) above, (x) the creation, authorization or issuance of any shares of any Junior Stock, Parity Stock or Senior Stock, including the designation of a series of Exchangeable Preferred Stock, or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Exchangeable Preferred Stock.

  (D)
  Prior to the exchange of Exchangeable Preferred Stock for Exchange Debentures, the Company shall not amend or modify the Exchange Indenture (except as expressly provided therein in respect of amendments without the consent of holders of Exchange Debentures) without the affirmative vote or consent of holders of at least a majority of the shares of

    Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

  (iv)
  In any case in which the Holders of Exchangeable Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Exchangeable Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote for each share of Exchangeable Preferred Stock held.

  (g)
  Exchange. (i) Exchange for Debentures. (A) The Company may, at its option, on any scheduled Dividend Payment Date, exchange the Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures; provided, however, that (1) on the date of such exchange there are no accumulated and unpaid dividends on the Exchangeable Preferred Stock (including the dividends payable on such date) or other contractual impediment to such exchange; (2) there shall be funds legally available sufficient therefor; (3) immediately after giving effect to such exchange, no Default (as defined in the Exchange Indenture) shall have occurred and be continuing, and (iv) the Company shall have delivered to the Trustee under the Exchange Indenture an opinion of counsel with respect to the due authorization and issuance of the Exchange Debentures.

  (B)
  Upon any exchange pursuant to this paragraph (g)(i), holders of outstanding shares of Exchangeable Preferred Stock will be entitled to receive $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Exchangeable Preferred Stock held by them. Exchange Debentures issued in exchange for Exchangeable Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Exchangeable Preferred Stock entitle such holder; provided, however, that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000.

  (ii)
  Procedures. (A) The Company will send a written notice of exchange (the "Exchange Notice") by mail to each holder of record of shares of Exchangeable Preferred Stock not fewer than 30 days nor more than 60 days before the date fixed for such exchange (the "Exchange Date"); provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Exchangeable Preferred Stock to be exchanged except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective. The Exchange Notice shall state:

          (1)  the Exchange Date;

          (2)  that the holder is to surrender to the Company, in the manner and at the place or places designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be exchanged;

          (3)  that dividends on the shares of Exchangeable Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the Company shall default in the delivery of Exchange Debentures; and

          (4)  that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

  (B)
  On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Exchangeable Preferred Stock, and all rights of the holders of Exchangeable Preferred Stock (except the right to receive Exchange Debentures, an amount in cash, to the extent applicable, equal to the accumulated and unpaid dividends to the Exchange Date and, if the Company so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures.

  (C)
  On or before the Exchange Date, each holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), such shares shall be exchanged by the Company into Exchange Debentures. The Company shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

  (iii)
  No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Company shall not be entitled to exchange the Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Exchange Indenture or the Exchange Debentures, or the performance of the Company's obligations under the Exchange Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Company or if, at the time of such exchange, the Company is insolvent or if it would be rendered insolvent by such exchange.

  (iv)
  Exchange of Initial Exchangeable Preferred Stock for Series B Stock. The Series B Stock will be issued by the Company only in connection with an exchange offer, on a share for share basis, for the Initial Exchangeable Preferred Stock as required pursuant to the Registration Rights Agreement. Each share of Series B Stock issued in exchange for a share of Initial Exchangeable Preferred Stock will be deemed to have the same liquidation preference and accrued and unpaid dividends as the share of Initial Exchangeable Preferred Stock so exchanged.

  (h)
  Change of Control. [Deleted].

  (i)
  Conversion or Exchange. Except as otherwise provided herein, the holders of shares of Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

  (j)
  Reissuance of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall not be reissued as shares of Exchangeable Preferred Stock and shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that so long as any shares of Exchangeable Preferred Stock are outstanding, any issuance of such shares must be in compliance with the terms hereof.

  (k)
  Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

        (1)  Certain Additional Provisions. [Deleted].

  (m)
  Certificates. (i) Form and Dating. The Exchangeable Preferred Stock and the Transfer Agent's certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Amended Certificate of Designation. The Exchangeable Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Exchangeable Preferred Stock certificate shall be dated the date of its authentication. The terms of the Exchangeable Preferred Stock certificate set forth in Exhibit A are part of the terms of this Amended Certificate of Designation.

  (A)
  Global Exchangeable Preferred Stock. The Exchangeable Preferred Stock sold in reliance on Rule 144A shall be issued initially in the form of one or more fully registered global certificates with the global securities legend and restricted securities legend set forth in Exhibit A hereto (the "Global Exchangeable Preferred Stock"), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, at its New York office, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and authenticated by the Transfer Agent as hereinafter provided. Subject to the terms hereof and to the requirements of applicable law, the number of shares of Exchangeable Preferred Stock represented by Global Exchangeable Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

  (B)
  Book-Entry Provisions. In the event Global Exchangeable Preferred Stock is deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Exchangeable Preferred Stock certificates that (a) shall be registered in the name of DTC for such Global Exchangeable Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC's instructions or held by the Transfer Agent as custodian for DTC.

        Members of, or participants in, DTC ("Agent Members") shall have no rights under this Amended Certificate of Designation with respect to any Global Exchangeable Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Exchangeable Preferred Stock, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Exchangeable Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Exchangeable Preferred Stock.

  (C)
  Certificated Exchangeable Preferred Stock. Exchangeable Preferred Stock initially sold in offshore transactions pursuant to Regulation S under the Securities Act will be issued in fully registered certificated form ("Certificated Exchangeable Preferred Stock").

        Except as otherwise provided by applicable law or as provided in this paragraph (m)(i) or in paragraph (m)(iii), owners of beneficial interests in Global Exchangeable Preferred Stock will not be entitled to receive physical delivery of Certificated Exchangeable Preferred Stock.

        After a transfer of any Initial Exchangeable Preferred Stock during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Exchangeable Preferred Stock, all requirements pertaining to legends on such Initial Exchangeable Preferred Stock will cease to apply, the requirements requiring that any such Initial Exchangeable Preferred Stock issued to Holders be issued in global form will cease to apply, and Certificated Exchangeable Preferred Stock without legends will be available to the transferee of the Holder of such Initial Exchangeable Preferred Stock upon exchange of such transferring Holder's Initial Exchangeable Preferred Stock or directions to transfer such Holder's interest in the Global Exchangeable Preferred Stock, as applicable. Upon the consummation of a Registered Exchange Offer with respect to the Initial Exchangeable Preferred Stock pursuant to which Holders of such Initial Exchangeable Preferred Stock are offered Series B Stock in exchange for their Initial Exchangeable Preferred Stock, all requirements that Initial Exchangeable Preferred Stock be issued in global form will cease to apply and Certificated Exchangeable Preferred Stock with the restricted securities legend set forth in Exhibit A hereto will be available to Holders of such Initial Exchangeable Preferred Stock that do not exchange their Initial Exchangeable Preferred Stock, and Series B Stock in certificated form will be available to Holders that exchange such Initial Exchangeable Preferred Stock in such Registered Exchange Offer.

  (ii)
  Execution and Authentication. Two Officers shall sign the certificates representing Exchangeable Preferred Stock for the Company by manual or facsimile signature. The Company's seal shall be impressed, affixed, imprinted or reproduced on the Exchangeable Preferred Stock and may be in facsimile form.

        If an Officer whose signature is on certificates representing Exchangeable Preferred Stock no longer holds that office at the time the Transfer Agent authenticates the Exchangeable Preferred Stock evidenced thereby, the shares of Exchangeable Preferred Stock evidenced thereby shall be valid nevertheless.

        A certificate representing Exchangeable Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Exchangeable Preferred Stock. The signature shall be conclusive evidence that the Exchangeable Preferred Stock has been authenticated under this Amended Certificate of Designation.

        The Transfer Agent shall authenticate and deliver: (1) 300,000 shares of Initial Exchangeable Preferred Stock for original issue and (2) 300,000 shares of Series B Stock for issue only in a Registered Exchange Offer pursuant to the Registration Rights Agreement, in each case upon a written order of the Company signed by two Officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Company. In addition, the Transfer Agent shall authenticate and deliver, from time to time, Additional Shares for original issue upon order of the Company signed by two Officers or by an Officer or either an Assistant Treasurer or Assistant Secretary of the Company. Such orders shall specify the number of shares of Exchangeable Preferred Stock to be authenticated and the date on which the original issue of Exchangeable Preferred Stock is to be authenticated and whether the Exchangeable Preferred Stock is to be Initial Exchangeable Preferred Stock or Series B Stock.

        The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Exchangeable Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate Exchangeable Preferred Stock whenever the Transfer Agent may do so. Each reference in this Amended Certificate of Designation to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

  (iii)
  Transfer and Exchange. (A) Transfer and Exchange of Certificated Exchangeable Preferred Stock. When Certificated Exchangeable Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Exchangeable Preferred Stock or to exchange such Certificated Exchangeable Preferred Stock for an equal number of shares of

    Certificated Exchangeable Preferred Stock of other authorized denominations, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Exchangeable Preferred Stock surrendered for transfer or exchange:

          (1)  shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

          (2)  in the case of Transfer Restricted Securities that are Certificated Exchangeable Preferred Stock, are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (I) or (II) below, and are accompanied by the following additional information and documents, as applicable:

  (I)
  if such Transfer Restricted Securities are being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit B hereto; or

  (II)
  if such Transfer Restricted Securities are being transferred to the Company or to a "qualified institutional buyer" ("QIB") in accordance with Rule 144A under the Securities Act or pursuant to an exemption from registration in accordance with Rule 144 or Regulation S under the Securities Act, a certification to that effect (in substantially the form of Exhibit B hereto).

(B)
Restrictions on Transfer of Certificated Exchangeable Preferred Stock for a Beneficial Interest in Global Exchangeable Preferred Stock. Certificated Exchangeable Preferred Stock may not be exchanged for a beneficial interest in Global Exchangeable Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Exchangeable Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Transfer Agent, together with:

          (1)  if such Certificated Exchangeable Preferred Stock is a Transfer Restricted Security, certification that such Certificated Exchangeable Preferred Stock is being transferred to a QIB in accordance with Rule 144A under the Securities Act; and

          (2)  whether or not such Certificated Exchangeable Preferred Stock is a Transfer Restricted Security, written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Exchangeable Preferred Stock to reflect an increase in the number of shares of Exchangeable Preferred Stock represented by the Global Exchangeable Preferred Stock, then the Transfer Agent shall cancel such Certificated Exchangeable Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Exchangeable Preferred Stock represented by the Global Exchangeable Preferred Stock to be increased accordingly. If no Global Exchangeable Preferred Stock is then outstanding, the Company shall issue and the Transfer Agent shall authenticate, upon written order of the Company in the form of an Officers' Certificate, a new Global Exchangeable Preferred Stock representing the appropriate number of shares.

(C)
Transfer and Exchange of Global Exchangeable Preferred Stock. The transfer and exchange of Global Exchangeable Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Amended Certificate of Designation (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(D)
Transfer of a Beneficial Interest in Global Exchangeable Preferred Stock for a Certificated Exchangeable Preferred Stock.

          (1)  Any person having a beneficial interest in Exchangeable Preferred Stock that is being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (I) or (II) below may upon request, and if accompanied by the information specified below, exchange such beneficial interest for Certificated Exchangeable Preferred Stock representing the same number of shares of Exchangeable Preferred Stock. Upon receipt by the Transfer Agent of written instructions or such other form of instructions as is customary for DTC from DTC or its nominee on behalf of any person having a beneficial interest in Global Exchangeable Preferred Stock and upon receipt by the Transfer Agent of a written order or such other form of instructions as is customary for DTC or the person designated by DTC as having such a beneficial interest in a Transfer Restricted Security only, and upon the following additional information and documents (all of which may be submitted by facsimile):

  (I)
  if such beneficial interest is being transferred to the person designated by DTC as being the owner of a beneficial interest in Global Exchangeable Preferred Stock, a certification from such person to that effect (in substantially the form of Exhibit B hereto); or

  (II)
  if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act or pursuant to an exemption from registration in accordance with Rule 144 or Regulation S under the Securities Act, a certification to that effect (in substantially the form of Exhibit B hereto);

then, the Transfer Agent or DTC, at the direction of the Transfer Agent, will cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Exchangeable Preferred Stock represented by Global Exchangeable Preferred Stock to be reduced on its books and records and, following such reduction, the Company will execute and the Transfer Agent will authenticate and deliver to the transferee Certificated Exchangeable Preferred Stock.

          (2)  Certificated Exchangeable Preferred Stock issued in exchange for a beneficial interest in a Global Exchangeable Preferred Stock pursuant to this paragraph (m)(iii)(D) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Exchangeable Preferred Stock to the persons in whose names such Exchangeable Preferred Stock is so registered in accordance with the instructions of DTC.

(E)
Restrictions on Transfer and Exchange of Global Exchangeable Preferred Stock. Notwithstanding any other provisions of this Amended Certificate of Designation (other than the provisions set forth in paragraph (m)(iii)(F)), Global Exchangeable Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(F)
Authentication of Certificated Exchangeable Preferred Stock. If at any time:

          (1)  DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Exchangeable Preferred Stock and a successor depository for the Global Exchangeable Preferred Stock is not appointed by the Company within 90 days after delivery of such notice;

          (2)  DTC ceases to be a clearing agency registered under the Exchange Act;

          (3)  there shall have occurred and be continuing a Voting Rights Triggering Event; or

          (4)  the Company, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Exchangeable Preferred Stock under this Amended Certificate of Designation, then the Company will execute, and the Transfer Agent, upon receipt of a written order of the Company signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company requesting the authentication and delivery of Certificated Exchangeable Preferred Stock to the persons designated by the Company, will authenticate and deliver Certificated Exchangeable Preferred Stock equal to the number of shares of Exchangeable Preferred Stock represented by the Global Exchangeable Preferred Stock, in exchange for such Global Exchangeable Preferred Stock.

  (G)
  Legend. (1) Except as permitted by the following paragraph (2), each certificate evidencing the Global Exchangeable Preferred Stock and the Certificated Exchangeable Preferred Stock (and all Exchangeable Preferred Stock issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

  "THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

  "THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (ii) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (iii) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (iv) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (v) TO THE COMPANY, IN EACH OF CASES (i) THROUGH (iv) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

  "BY ITS ACQUISITION HEREOF, THE HOLDER REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S."

        (2)  Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by Global Exchangeable Preferred Stock) pursuant to Rule 144 under the Securities Act or an effective registration statement under the Securities Act:

  (I)
  in the case of any Transfer Restricted Security that is a Certificated Exchangeable Preferred Stock, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for a Certificated Exchangeable Preferred Stock that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security;

  (II)
  in the case of any Transfer Restricted Security that is represented by a Global Exchangeable Preferred Stock, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for a Certificated Exchangeable Preferred Stock Security that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the Holder's request for such exchange was made in reliance on Rule 144 and the Holder certifies to that effect in writing to the Transfer Agent (such certification to be in the form set forth on the reverse of the Transfer Restricted Security); and

  (III)
  in the case of any Transfer Restricted Security that is represented by a Global Exchangeable Preferred Stock, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security (in connection with the offer to exchange Series B Stock for Initial Exchangeable Preferred Stock pursuant to the Registration Rights Agreement) for another Global Exchangeable Preferred Stock that does not bear the legend set forth above.

(H)
Cancelation or Adjustment of Global Exchangeable Preferred Stock. At such time as all beneficial interests in Global Exchangeable Preferred Stock have either been exchanged for Certificated Exchangeable Preferred Stock, redeemed, repurchased or canceled, such Global Exchangeable Preferred Stock shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent. At any time prior to such cancelation, if any beneficial interest in Global Exchangeable Preferred Stock is exchanged for Certificated Exchangeable Preferred Stock, redeemed, repurchased or canceled, the number of shares of Exchangeable Preferred Stock represented by such Global Exchangeable Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Exchangeable Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(I)
Obligations with Respect to Transfers and Exchanges of Exchangeable Preferred Stock. (1) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Exchangeable Preferred Stock and Global Exchangeable Preferred Stock as required pursuant to the provisions of this paragraph (iii).

        (2)  All Certificated Exchangeable Preferred Stock and Global Exchangeable Preferred Stock issued upon any registration of transfer or exchange of Certificated Exchangeable Preferred Stock or Global Exchangeable Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Amended Certificate of Designation as the Certificated Exchangeable Preferred Stock or Global Exchangeable Preferred Stock surrendered upon such registration of transfer or exchange.

        (3)  Prior to due presentment for registration of transfer of any shares of Exchangeable Preferred Stock, the Transfer Agent and the Company may deem and treat the person in whose name such shares of Exchangeable Preferred Stock are registered as the absolute owner of such Exchangeable Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

        (4)  No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Exchangeable Preferred Stock Certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Exchangeable Preferred Stock Certificates.

        (5)  Upon any sale or transfer of shares of Exchangeable Preferred Stock (including any Exchangeable Preferred Stock represented by a Global Exchangeable Preferred Stock Certificate) pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 under the

Securities Act or pursuant to an opinion of counsel reasonably satisfactory to the Company that no legend is required:

  (A)
  in the case of any Certificated Exchangeable Preferred Stock, the Transfer Agent shall permit the holder thereof to exchange such Exchangeable Preferred Stock for Certificated Exchangeable Preferred Stock that does not bear the legend set forth in paragraph (iii)(G) above and rescind any restriction on the transfer of such Exchangeable Preferred Stock; and

  (B)
  in the case of any Global Exchangeable Preferred Stock, such Exchangeable Preferred Stock shall not be required to bear the legend set forth in paragraph (iii)(G) above but shall continue to be subject to the provisions of paragraph (iii)(D) hereof; provided, however, that with respect to any request for an exchange of Exchangeable Preferred Stock that is represented by Global Exchangeable Preferred Stock for Certificated Exchangeable Preferred Stock that does not bear the legend set forth in paragraph (iii)(G) above in connection with a sale or transfer thereof pursuant to Rule 144 (and based upon an opinion of counsel if the Company so requests), the Holder thereof shall certify in writing to the Transfer Agent that such request is being made pursuant to Rule 144 (such certification to be substantially in the form of Exhibit B hereto).

        (iv)  Replacement Certificates. If a mutilated Exchangeable Preferred Stock certificate is surrendered to the Transfer Agent or if the Holder of an Exchangeable Preferred Stock certificate claims that the Exchangeable Preferred Stock certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Transfer Agent shall countersign a replacement Exchangeable Preferred Stock certificate if the reasonable requirements of the Transfer Agent and of Section 8-405 of the Uniform Commercial Code as in effect in the State of New York are met. If required by the Transfer Agent or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss which either of them may suffer if a Exchangeable Preferred Stock certificate is replaced. The Company and the Transfer Agent may charge the Holder for their expenses in replacing a Exchangeable Preferred Stock certificate.

        (v)  Temporary Certificates. Until definitive Exchangeable Preferred Stock certificates are ready for delivery, the Company may prepare and the Transfer Agent shall countersign temporary Exchangeable Preferred Stock certificates. Temporary Exchangeable Preferred Stock certificates shall be substantially in the form of definitive Exchangeable Preferred Stock certificates but may have variations that the Company considers appropriate for temporary Exchangeable Preferred Stock certificates. Without unreasonable delay, the Company shall prepare and the Transfer Agent shall countersign definitive Exchangeable Preferred Stock certificates and deliver them in exchange for temporary Exchangeable Preferred Stock certificates.

        (vi)  Cancelation. (A) In the event the Company shall purchase or otherwise acquire Certificated Exchangeable Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancelation.

        (B)  At such time as all beneficial interests in Global Exchangeable Preferred Stock have either been exchanged for Certificated Exchangeable Preferred Stock, redeemed, repurchased or canceled, such Global Exchangeable Preferred Stock shall thereupon be delivered to the Transfer Agent for cancelation.

        (C)  The Transfer Agent and no one else shall cancel and destroy all Exchangeable Preferred Stock certificates surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Exchangeable Preferred Stock certificates to the Company. The Company may not issue new Exchangeable Preferred Stock certificates to replace Exchangeable Preferred Stock certificates to the extent they evidence Exchangeable Preferred Stock which the Company has purchased or otherwise acquired.

        (m)  Additional Rights of Holders. In addition to the rights provided to Holders under this Amended Certificate of Designation, Holders shall have the rights set forth in the Registration Rights Agreement.

        (n)  Certain Definitions. As used in this Amended Certificate of Designation, the following terms shall have the following meanings (and (1) terms defined in the singular have comparable meanings when used in the plural and vice versa, (2) "including" means including without limitation, (3) "or" is not exclusive and (4) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles as in effect on the Issue Date and all accounting calculations will be determined in accordance with such principles), unless the content otherwise requires:

        "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" of any Person means any and all shares, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

        "Company" means the party named as such in this Amended Certificate of Designation until a successor replaces it and, thereafter, means the successor.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Date" means the date on which the Securities are exchanged for the Exchangeable Preferred Stock.

        "Exchange Debentures" means the debentures issuable pursuant to the Exchange Indenture.

        "Exchange Offer Registration Statement" means a registration statement filed with the SEC with respect to a Registered Exchange Offer.

        "Exchange Indenture" means the Indenture dated as of August 15, 1997, by and between the Company and The Bank of New York, as Trustee, governing the Exchange Debentures.

        "Holder" means the Person in whose name a share of Exchangeable Preferred Stock is registered on the Transfer Agent's books.

        "Issue Date" means the date on which the Initial Exchangeable Preferred Stock is originally issued.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Registration Rights Agreement" means the Registration Rights Agreement dated August 14, 1997, among the Company and Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley and Co. Incorporated.

        "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

        "SEC" means the Securities and Exchange Commission.

        "Series 3 Preferred Stock" means the Company's 10% Junior Series 3 Cumulative Redeemable Preferred Stock.

        "Trustee" means the party named as such in the Exchange Indenture until a successor replaces it and, thereafter, means the successor.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Uniform Commercial Code" means the New York Uniform Commercial Code as in effect from time to time.

        IN WITNESS WHEREOF, said Broadwing Communications Inc., has caused this Amended Certificate of Designation to be signed by Thomas Schilling, Director and Chief Financial Officer of the Company, this    day of    , 2003.

BROADWING COMMUNICATIONS INC.,
By:	Name: Title:

EXHIBIT A

FORM OF EXCHANGEABLE PREFERRED STOCK

FACE OF SECURITY

        THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (ii) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (iii) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (iv) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (v) TO THE ISSUER, IN EACH OF CASES (i) THROUGH (iv) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.]*

        [BY ITS ACQUISITION HEREOF, THE HOLDER REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S.]*/

        [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OF PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.]**

        [TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE AMENDED CERTIFICATE OF DESIGNATION REFERRED TO BELOW.]

*
Subject to removal upon registration under the Securities Act of 1933 or otherwise when the security shall no longer be a restricted security.
**
Subject to removal if not a global security.

Certificate Number [ ]	Number of Shares of Convertible Preferred Stock [ ]

CUSIP NO.: [    ]

12 1/2% Junior Exchangeable Preferred Stock Due 2009
(par value $0.01) (liquidation preference $1000
per share)

of

Broadwing Communications Inc.

        Broadwing Communications Inc., a Delaware corporation (the "Company"), hereby certifies that [            ] (the "Holder") is the registered owner of fully paid and nonassessable preferred securities of the Company designated the 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 (par value $0.01) (liquidation preference $1000 per share) (the "Exchangeable Preferred Stock"). The shares of Exchangeable Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Exchangeable Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Amended Certificate of Designation dated [    ], 2003, as the same may be amended from time to time (the "Amended Certificate of Designation"). Capitalized terms used herein but not defined shall have the meaning given them in the Amended Certificate of Designation. The Company will provide a copy of the Amended Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

        Reference is hereby made to select provisions of the Exchangeable Preferred Stock set forth on the reverse hereof, and to the Amended Certificate of Designation, which select provisions and the Amended Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

        Upon receipt of this certificate, the Holder is bound by the Amended Certificate of Designation and is entitled to the benefits thereunder.

        Unless the Transfer Agent's Certificate of Authentication hereon has been properly executed, these shares of Exchangeable Preferred Stock shall not be entitled to any benefit under the Amended Certificate of Designation or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, the Company has executed this certificate this [    ] day of [    ], [    ].

BROADWING COMMUNICATIONS INC.,
	By:	Name: Title:
[Seal]
	By:	Name: Title:

TRANSFER AGENT'S CERTIFICATE OF AUTHENTICATION

        This is one of the Exchangeable Preferred Stock referred to in the within mentioned Amended Certificate of Designation.

Dated: [        ], [        ]

THE BANK OF NEW YORK, as Transfer Agent,
By:	Authorized Signatory

REVERSE OF SECURITY

        Dividends on each share of Exchangeable Preferred Stock shall be payable at a rate per annum set forth in the face hereof or as provided in the Amended Certificate of Designation.

        The shares of Exchangeable Preferred Stock shall be redeemable as provided in the Amended Certificate of Designation. The shares of Exchangeable Preferred Stock shall be exchangeable at the Company's option into the Company's 12 1/2% Subordinated Exchange Debentures Due 2009 in the manner and according to the terms set forth in the Amended Certificate of Designation.

        As required under Delaware law, the Company shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Company so far as they have been fixed and determined and the authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the class and series of shares of the Company.

ASSIGNMENT

        FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Exchangeable Preferred Stock evidenced hereby to:

(Insert assignee's social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Exchangeable Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Exchangeable Preferred Stock Certificate)

Signature Guarantee:***

***
(Signature must be guaranteed by an "eligible guarantor institution" that is, a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Registrar, which requirements include membership or participation in the securities Transfer Agents Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER OF EXCHANGEABLE PREFERRED STOCK

Re:    12 1/2% Junior Exchangeable Preferred Stock Due 2009 (the "Exchangeable Preferred Stock") of Broadwing Communications Inc. (the "Company")

        This Certificate relates to              shares of Exchangeable Preferred Stock held in [    ]*/book-entry or [        ]*/ definitive form by                          (the "Transferor").

The Transferor*:

        [        ] has requested the Transfer Agent by written order to deliver in exchange for its beneficial interest in the Exchangeable Preferred Stock held by the depository shares of Exchangeable Preferred Stock in definitive, registered form equal to its beneficial interest in such Exchangeable Preferred Stock (or the portion thereof indicated above); or

        [        ] has requested the Transfer Agent by written order to exchange or register the transfer of Exchangeable Preferred Stock.

        In connection with such request and in respect of such Exchangeable Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Amended Certificate of Designation relating to the above captioned Exchangeable Preferred Stock and that the transfer of this Exchangeable Preferred Stock does not require registration under the Securities Act of 1933 (the "Securities Act") because*/:

        [        ] Such Exchangeable Preferred Stock is being acquired for the Transferor's own account without transfer.

        [        ] Such Exchangeable Preferred Stock is being transferred to the Company.

        [        ] Such Exchangeable Preferred Stock is being transferred (i) to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A or (ii) pursuant to an exemption from registration in accordance with Rule 904 under the Securities Act (and, in the case of clause (ii), based on an opinion of counsel if the Company so requests and together with a certification in substantially the form of Exhibit C to the Amended Certificate of Designation).

        [        ] Such Exchangeable Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an opinion of counsel if the Company so requests).

[INSERT NAME OF TRANSFEROR]
Date:	By

*/
Please check applicable box.

EXHIBIT C

FORM OF CERTIFICATE TO BE DELIVERED IN
CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S

                    ,

The Bank of New York
Attention: [        ]

Ladies and Gentlemen:

        In connection with our proposed sale of certain 12 1/2% Junior Exchangeable Preferred Stock Due 2009 (the "Exchangeable Preferred Stock") of Broadwing Communications Inc., a Delaware corporation ("the "Company"), we represent that:

          (i)    the offer of the Exchangeable Preferred Stock was not made to a person in the United States;

          (ii)  at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States;

          (iii)  no directed selling efforts have been made by us in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act of 1933 (the "Securities Act"), as applicable; and

          (iv)  the transaction is not part of a plan or scheme by us to evade the registration requirements of the Securities Act.

        You and the Company are entitled to rely upon this letter and you are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,
(Name of Transferor)
By	Name: Title: Address:

ANNEX B

THIS AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR
A SOLICITATION OF ANY KIND. SUCH AN OFFER OR SOLICITATION WILL BE
MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS

EXCHANGE AND VOTING AGREEMENT

        EXCHANGE AND VOTING AGREEMENT, dated as of March 24, 2003, by and among Broadwing Inc., an Ohio corporation (the "Company"), and the undersigned beneficial owners of (or investment managers or advisors for accounts or funds that own) the 12 1/2% Series B Junior Exchangeable Preferred Stock due 2009 (the "Preferred Stock") of Broadwing Communications Inc., a Delaware corporation and a subsidiary of the Company ("BCI") (together with their applicable transferees, successors and assigns, each a "Stockholder" and, collectively, the "Stockholders").

        WHEREAS, the Company intends to offer to exchange (the "Exchange Offer") each outstanding share of the Preferred Stock for shares of the Company's common stock, par value $0.01 per share (the "Broadwing Stock"), and concurrently with making the Exchange Offer, the Company plans to engage in a related solicitation (the "Consent Solicitation") of consents of the Stockholders to certain amendments to the Certificate of Designation (as defined below) to, among other things, eliminate all voting rights and restrictive covenants therein all as contemplated by the Exchange Offer and Consent Solicitation;

        WHEREAS, the Company and the Stockholders have engaged in good faith negotiations with the objective of consummating the Exchange Offer and Consent Solicitation substantially on the terms set forth in the Term Sheet attached hereto as Annex A, as each may be amended in accordance with the terms hereof; and

        WHEREAS, the Company and the Stockholders desire that the Company conduct the Exchange Offer and the Consent Solicitation as soon as practicable all as contemplated by the Exchange Offer and Consent Solicitation.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:

        1.    Definitions.    Capitalized terms used and not defined in this Agreement have the meaning ascribed to them in the Term Sheet, and the following terms shall have the following meanings:

        "Agreement" means this Exchange and Voting Agreement, including the Schedule and Annex hereto.

        "Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the 12 1/2% Junior Exchangeable Preferred Stock Due 2009 and 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 and Qualifications, Limitations and Restrictions Thereof, relating to the Preferred Stock, as amended and supplemented through the date hereof.

        "Engagement Letters" means the letter agreement by and between Houlihan Lokey Howard & Zukin, the Company and BCI dated February 10, 2003 and the letter agreement by and between Akin Gump Strauss Hauer & Feld, LLP and BCI dated January 29, 2003.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder.

        "Minimum Tender Condition" means the condition to the consummation of the Exchange Offer that there be validly tendered and not withdrawn not less than 66 2/3% of the outstanding shares of the Preferred Stock.

        "Person" means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

        "Required Holders" means the Stockholders that hold, in the aggregate, at least a majority of the outstanding shares of Preferred Stock held by all of the Stockholders.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Term Sheet" means that certain Term Sheet attached hereto as Annex A which sets forth the material terms and conditions of the Exchange Offer and Consent Solicitation. The Term Sheet shall be deemed a part of this Agreement and references to the Agreement shall be deemed to include the Term Sheet.

        "Transfer" means to directly or indirectly (i) sell (through a direct sale, constructive sale or otherwise), pledge, assign, encumber, grant a proxy, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, voting trust, commitment or other arrangement to sell (through a direct sale, constructive sale or otherwise), pledge, assign, encumber, grant a proxy, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, or the act thereof. The term "constructive sale" means a short sale with respect to the subject security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

        2.    Agreement to Complete the Exchange Offer and Consent Solicitation.    Subject to the terms and conditions of this Agreement, the parties to this Agreement agree to use commercially reasonable efforts to complete the Exchange Offer and Consent Solicitation. The obligations of the parties hereunder are several and not joint and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

        3.    Agreements of the Company.    (a) The Company agrees to use its commercially reasonable efforts to commence the Exchange Offer and the Consent Solicitation as promptly as practicable, to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Securities and Exchange Commission (the "Commission"), and to cause the Registration Statement (as defined below) to be declared effective under the Securities Act as promptly as practicable.

        (b)  The Company shall file, on or before April 15, 2003, with the Commission a Registration Statement on Form S-4 or any other appropriate form (the "Registration Statement") under the Securities Act covering the offering of the shares of Broadwing Stock to be offered in exchange for the shares of Preferred Stock in connection with the Exchange Offer.

        (c)  Nothing in this Agreement shall be deemed to prevent the Company or BCI from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Company or BCI owes to any other Person; provided, however, that such fiduciary or similar duty shall apply only in the circumstance that BCI or the Company receives an unsolicited offer or expression of bona fide interest from a third party with respect to a potential merger, acquisition, business combination or other strategic combination involving BCI or the Company; it being understood and agreed that if any such action (or failure to act) that the board of directors of BCI or the Company determines to be in the best interests of BCI or the Company would alter the terms of the Exchange Offer and Consent Solicitation in a manner not permitted by Section 6, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire.

        (d)  The Company shall provide the Stockholders with a reasonable opportunity to review and comment upon the form and substance of the documents and other materials that the Company shall distribute to the Stockholders to effect the Exchange Offer and Consent Solicitation.

        (e)  The Company will provide the Stockholders with written notice of any executed amendments, waivers or supplements (other than any amendments, waivers or supplements relating to immaterial, and non-economic matters) to the terms of the Sale Agreement (as defined below) immediately after the execution of any such amendment, waiver or supplement. The Company hereby acknowledges that its failure to provide such notice will preclude the Company's right to terminate this Agreement pursuant to Section 7(vi).

        4.    Agreements of the Stockholders.    Subject to the terms and conditions of this Agreement:

        (a)  Each Stockholder agrees with each of the other parties to this Agreement, in connection with and conditioned upon the consummation of the Exchange Offer and Consent Solicitation and when solicited in accordance with applicable securities law, to:

            (i)  tender (or cause to be tendered) all of the Preferred Stock held by such Stockholder in exchange for shares of Broadwing Stock pursuant to and in accordance with the Exchange Offer and Consent Solicitation within 10 business days following the commencement of the Exchange Offer;

          (ii)  vote (or cause to be voted) its shares of Preferred Stock to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Certificate of Designation; and

          (iii)  not withdraw or revoke any (or cause not to be withdrawn or revoked) of the foregoing unless and until this Agreement is terminated in accordance with its terms.

Each Stockholder acknowledges that by tendering its Preferred Stock in the Exchange Offer, it will be deemed to have delivered the consents required in the Consent Solicitation for the amendments to the Certificate of Designation.

        In furtherance of the foregoing, each Stockholder hereby grants, so long as this Agreement remains in effect, an irrevocable proxy, coupled with an interest, to each of the President and the Secretary of the Company and any other Company-authorized representative or agent to vote all of the shares of the Preferred Stock beneficially owned by such Stockholder to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Certificate of Designation. So long as this Agreement remains in effect, such Stockholder hereby ratifies and approves of each and every action taken by the President and the Secretary of the Company and any other Company-authorized representative or agent pursuant to the foregoing proxy. So long as this Agreement remains in effect, if requested by the Company, such Stockholder will execute and deliver applicable proxy materials in furtherance of the provisions of this Section 4(a).

        (b)  Each Stockholder agrees, so long as this Agreement remains in effect, not to Transfer any of the shares of Preferred Stock held by it, in whole or in part, unless the transferee agrees in writing to be bound by the terms of this Agreement. In the event that any Stockholder Transfers any of the Preferred Stock, as a condition precedent to such Transfer, such Stockholder shall notify the Company prior to such transfer and agrees to cause the transferee to execute and deliver an acknowledgement, in the form attached hereto as Annex B, whereby such transferee agrees to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect. Such acknowledgement shall be delivered to the Company prior to the consummation of such Transfer. Any Transfer of the Preferred Stock in violation of the foregoing shall be deemed void.

        (c)  Each Stockholder agrees, so long as this Agreement remains in effect, not to commit any act that could restrict or otherwise affect its legal power, authority or right to tender or vote all of the shares of Preferred Stock then owned of record or beneficially by it. So long as this Agreement remains in effect, no Stockholder will enter into any voting agreement with any person or entity with respect to any of such shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of such shares, deposit any of such shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting such Stockholder's legal power, authority or right to vote such shares to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Certificate of Designation.

        (d)  Subject to the provisions of Section 29, each Stockholder agrees that it will permit public disclosure, including in a press release and in the registration statement for the Exchange Offer and Consent Solicitation, of the contents of this Agreement, including, but not limited to, the commitments contained in this Section 4 and the Term Sheet; provided, however, unless required by applicable law, such press release will not include the name of any of the Stockholders.

        (e)  Each Stockholder further agrees, so long as this Agreement remains in effect, that it will not object to, or otherwise commence or support any proceeding or material action to oppose, the Exchange Offer and Consent Solicitation and shall not take any action that (x) is materially inconsistent with its representations, warranties and agreements set forth herein or (y) would unreasonably delay the consummation of the Exchange Offer and Consent Solicitation.

        5.    Effectiveness of this Agreement.    The effectiveness of this Agreement, and the respective obligations of the parties under this Agreement, are conditioned upon the receipt by the Company of the consent and signature hereto of each of the Stockholders listed on Schedule A hereto; provided that such Stockholders hold in the aggregate not less than 66 2/3% of the outstanding shares of the Preferred Stock.

        6.    Amendments to the Exchange Offer and Consent Solicitation.    The Company shall not alter the material terms and conditions of the Exchange Offer and Consent Solicitation as set forth in the Term Sheet in a manner adverse to the Stockholders without the prior written consent of the Stockholders. Notwithstanding the foregoing, the Company may extend the expiration date of the Exchange Offer, if at the time of any such extension the conditions to closing set forth in the Exchange Offer shall not have been satisfied or waived as provided in this Agreement.

        7.    Termination of Agreement.    Notwithstanding anything to the contrary set forth in this Agreement, unless the Exchange Offer and Consent Solicitation have been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire upon the earliest to occur of:

            (i)  mutual written consent of the Company and each Stockholder;

          (ii)  written notice from the Company to the Stockholders, in the event the Minimum Tender Condition is not satisfied at any time after the effectiveness of this Agreement;

          (iii)  written notice from the Required Holders to the other signatories hereto of an alteration by the Company of the terms of the Exchange Offer and Consent Solicitation not permitted under Section 6;

          (iv)  written notice from the Company to the Stockholders of the Company's intent to terminate this Agreement upon a determination by the Board of Directors that such termination is in the best interests of the Company pursuant to the exercise of its fiduciary duties in accordance with Section 3(c);

          (v)  written notice from the Company or the Required Holders to the other signatories hereto after July 30, 2003, if the closing of the Exchange Offer and Consent Solicitation has not occurred on or before such date;

          (vi)  written notice from the Company to the Stockholders, if the "First Stage Closing" referred to in the Agreement for the Purchase and Sale of Assets dated as of February 22, 2003 (the "Sale Agreement") between certain subsidiaries of BCI, as Sellers, and the Buyers party thereto shall not have been consummated by June 30, 2003 in accordance with the terms currently set forth in the Sale Agreement, together with any immaterial and non-economic amendments, waivers or supplements thereto after the date hereof;

        (vii)  written notice from the Required Holders to the other signatories hereto, if the Company or BCI shall make an assignment for the benefit of creditors, or an order, judgment or decree shall be entered adjudicating the Company or BCI bankrupt or insolvent, or any order for relief with respect to the Company or BCI is entered under the U.S. Bankruptcy Code, or the Company or BCI petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or BCI or of any substantial part of the assets of the Company or BCI, or commences any proceeding relating to the Company or BCI under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed, or any such proceeding is commenced, against the Company or BCI and either (A) the Company or BCI by any act indicates its approval thereof, consents thereto or acquiescences therein or (B) such petition, application or proceeding is not dismissed within 60 days; and

        (viii)  written notice from the Company or the Required Holders, as the case may be, to the other signatories hereto, if any Stockholder or the Company, respectively, shall fail to perform, in any material respect, any of its obligations hereunder and such failure shall remain uncured at the conclusion of the ten-business-day period that shall commence on the date on which the Company or the Required Holders, as the case may be, give such written notice.

        8.    Representations and Warranties.    (a) Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

            (i)  if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

          (ii)  the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, order, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

          (iii)  the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the shares of the Broadwing Stock to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those shares, (B) the filing with the Commission of a Statement on Schedule TO with respect to the Exchange Offer, including the exhibits thereto, (C) such other filings as may be necessary or required by the Commission and (D) any filings required under the HSR Act;

          (iv)  assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms; and

          (v)  it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

        (b)  Each of the Stockholders further represents and warrants to the other signatories to this Agreement that:

            (i)  as of the date of this Agreement, such Stockholder (together with its affiliates) is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the number of shares of Preferred Stock, set forth opposite such Stockholder's name on Schedule A hereto, with the requisite power and authority to vote and dispose of such Preferred Stock, and such shares of Preferred Stock are owned free and clear of any liens, encumbrances, equities or claims;

          (ii)  as of the date of this Agreement and for so long as this Agreement remains in effect, such Stockholder has full legal power, authority and right to vote all of such shares of Preferred Stock then held of record or beneficially owned by it to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Certificate of Designation without the consent, approval of, or any other action on the part of, any other person or entity; and such Stockholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of such shares, granted to any person or entity any of such shares, deposited any such shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote such shares on any matter;

          (iii)  such Stockholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for such Stockholder to decide to tender its Preferred Stock and grant its consent pursuant to the Exchange Offer and Consent Solicitation, respectively; and

          (iv)  as of the date of this Agreement, such Stockholder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

        (c)  The Company further represents and warrants to the Stockholders that, upon the delivery of the Broadwing Stock to the Stockholders upon consummation of with the Exchange Offer, the Broadwing Stock may be resold without registration under the Securities Act; provided that such Stockholder is not an "affiliate" (as defined in the Securities Act) of the Company and would not be deemed an "underwriter" (as defined in the Securities Act) with respect to the Broadwing Stock.

        9.    No Public Announcement.    Each Stockholder agrees that it shall not make any announcement or disclosure regarding this Agreement or the transactions contemplated herein without the prior written consent of the Company.

        10.    Good Faith.    Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement.

        11.    Amendments and Modifications.    Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, changed, supplemented, waived or otherwise modified or terminated except by instrument in writing signed by each of the parties hereto.

        12.    No Waiver.    Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in BCI.

        13.    Stop Transfer Restriction.    In furtherance of this Agreement, each of the Stockholders shall, and hereby does, authorize the Company's counsel to notify BCI's transfer agent that a stop transfer restriction has been imposed with respect to all of the shares of Preferred Stock owned by such Stockholder (and that this Agreement places limits on the voting and Transfer of such shares), which shall remain in effect unless and until an acknowledgement in the form set forth in Annex B has been delivered to the Company prior to any Transfer. Notwithstanding the foregoing sentence, if such a stop transfer is imposed and this Agreement is terminated, the Stockholders may notify the transfer agent that the stop transfer is terminated and the Company shall (and shall cause BCI to) provide any and all notices or instructions to reflect such termination.

        14.    Fees and Expenses.    In accordance with the terms of the Engagement Letters, the Company shall timely pay in full the reasonable and documented fees and expenses of Akin Gump Strauss Hauer & Feld, LLP and Houlihan Lokey Howard & Zukin, in their respective capacities as legal counsel and financial advisors to the Stockholders in connection with the Exchange Offer and Consent Solicitation; provided, however, the Company agrees that it will not terminate the engagements set forth in the Engagement Letters prior to the earlier of the termination of the Company's obligations under this Agreement or the conclusion of the Exchange Offer and Consent Solicitation.

        15.    Further Assurances.    Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement and the Exchange Offer and Consent Solicitation.

        16.    Complete Agreement.    This Agreement, including the Schedule and Annex hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

        17.    Notices.    All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, (b) mailed by first class, registered or certified mail, postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company, at the address set forth below:

Broadwing Inc. 201 East Fourth Street Cincinnati, OH 45202 Attention: Thomas W. Bosse, Esq. Facsimile: (513) 397-9557 Telephone: (513) 397-9900
with a copy to:
Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 Facsimile: (212) 474-3700 Telephone: (212) 474-1000 Attention: William V. Fogg, Esq. and Robert Townsend, Esq.

if to a Stockholder, to the address set forth on the signature pages to this Agreement, with a copy to the Stockholders' counsel:

Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, NY 10022 Facsimile: (212) 872-1002 Telephone: (212) 872-1025 Attention: Michael S. Stamer, Esq.

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

        18.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its choice of law rules (except for Section 5-1401 of the New York General Obligation Law).

        19.    Jurisdiction; Waiver of Jury Trial.    By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a federal or state court of competent jurisdiction in the State of New York in the Borough of Manhattan. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of a court of competent jurisdiction in the State of New York, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

        Each of the signatories to this Agreement waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement and the transactions contemplated hereby.

        20.    Consent to Service of Process.    Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

        21.    Specific Performance.    It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

        22.    Headings.    The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

        23.    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.

        24.    Additional Shares.    If, after the date hereof, a Stockholder acquires beneficial or record ownership of any additional shares of Preferred Stock for itself or any account or fund managed by such Stockholder (any such shares, "Additional Shares"), such Stockholder shall promptly notify the Company of such acquisition and the provisions of this Agreement shall be applicable to such Additional Shares as if such Additional Shares had been shares of Preferred Stock owned by such Stockholder as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by such Stockholder of beneficial or record ownership of such Additional Shares.

        25.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be as effective as delivery of a manually executed counterpart.

        26.    No Third-Party Beneficiaries.    This Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

        27.    Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        28.    Consideration.    It is hereby acknowledged by each of the signatories to this Agreement that no consideration (other than the obligations of the other parties under this Agreement) has been paid or shall be due or paid to the parties for their agreement to support the Exchange Offer and Consent Solicitation in accordance with the terms and conditions of this Agreement, other than the Company's agreement to use commercially reasonable efforts to obtain approval of confirmation of the Exchange Offer and Consent Solicitation in accordance with the terms and conditions of this Agreement.

        29.    Disclosure of Individual Holdings.    Unless required by applicable law, the Company shall not disclose the number of shares of the Preferred Stock held by a Stockholder without the prior written consent of such Stockholder; provided, however, that if such disclosure is required by law, the Company shall afford such Stockholder a reasonable opportunity to review and comment upon any such disclosure prior to the release or publication thereof. The foregoing shall not prohibit the Company from disclosing the aggregate number of shares of the Preferred Stock held by the Stockholders as a group.

        30.    HSR Act.    In the event the Company and one or more of the Stockholders shall be required to make any filings with the Federal Trade Commission pursuant to the HSR Act, the Company shall timely pay all related filing fees and expenses that any such Stockholder would otherwise be required to pay in connection therewith.

        31.    Mutual Release.    (a) In consideration of the agreements set forth herein and subject to paragraph (b) below (including that the releases provided for in this Section 31 are effective only upon the consummation of the Exchange Offer and Consent Solicitation), each of the signatories hereto hereby unconditionally releases, and forever discharges and acquits, BCI, its parent, subsidiaries and affiliates and their respective directors, officers, executives, employees, attorneys, advisors, representatives and shareholders (the "Released Persons"), from all, and all manner of, actions, suits, debts, claims, duties, payment and performance of all obligations, liabilities and indebtedness of every kind, direct or indirect, determined or undetermined, at law or in equity, whether or not asserted or raised and existing or alleged to exist or to have existed, at any time, which such signatory ever had or has or may have at this time against any Released Person, arising out of, relating to, or incurred in connection with, the Preferred Stock, the Certificate of Designation, this Agreement or the Exchange Offer and Consent Solicitation, or any transaction entered into hereunder or thereunder or any action taken or omitted to be taken by the Released Persons hereunder or thereunder (collectively, the "Released Claims").

        (b)  The releases provided for by paragraph (a) above shall be effective upon the consummation of the Exchange Offer and Consent Solicitation. The release by a signatory hereto will not apply if and to the extent that any payment or delivery, in whole or in part, by or on behalf of another signatory hereto under or in connection with this Agreement or the Exchange Offer and Consent Solicitation is rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy, insolvency or reorganization or otherwise, all as though such payment or delivery had not been made. Each signatory hereto hereby covenants not to sue or pursue any legal or equitable action against any other signatory hereto with respect to any Released Claim, and if any such signatory shall breach such covenant, then (i) such non-breaching signatory shall be entitled to collect from such breaching signatory all reasonable out-of-pocket costs and expenses, including attorneys' fees, losses, claims and damages, incurred by such non-breaching signatory that are directly related to the defense of such action and (ii) the release granted to such breaching signatory by such non-breaching signatory shall be void ab initio and shall be deemed never to have been given.

[SIGNATURES BEGIN ON NEXT PAGE]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

BROADWING INC.
By:	/s/ MARK W. PETERSON
Name: Mark W. Peterson Title: Vice President & Treasurer
ALLIANCE CAPITAL MANAGEMENT L.P., as investment advisor
By:	/s/ MICHAEL SOHR Name: Michael Sohr Title: Vice President 1345 Avenue of the Americas New York, NY 10105
FIDELITY MANAGEMENT & RESEARCH CO.:
Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund
Pension Investment Committee of General Motors for General Motors Employees Domestic Group Pension Trust
Commonwealth of Massachusetts Pension Reserves Investment Management Board
By:	/s/ THOMAS SOVIERO Name: Thomas Soviero Title: Portfolio Manager c/o Fidelity Investments 82 Devonshire Street, E20E Boston, MA 02109 Attn: Nate Van Duzer

FIDELITY MANAGEMENT & RESEARCH CO.:
Fidelity Puritan Trust: Fidelity Puritan Fund
Variable Insurance Products Fund: High Income Portfolio
Variable Insurance Products Fund II: Asset Manager Portfolio
Illinois Municipal Retirement Fund Master Trust
Fidelity School Street Trust: Fidelity Strategic Income Fund
Fidelity Advisor Series II: Fidelity Advisor Strategic Income Fund
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund
The Assets Management Committee of The Coca-Cola Company Master Retirement Trust
Variable Insurance Products Fund II: Asset Manager: Growth Portfolio
Fidelity Institutional High Yield Fund, LLC
By:	/s/ MARK NOTKIN Name: Mark Notkin Title: Portfolio Manager c/o Fidelity Investments 82 Devonshire Street, E20E Boston, MA 02109 Attn: Nate Van Duzer
GMT CAPITAL CORP.
By:	/s/ JOE MATHIAS Name: Joe Mathias Title: Vice President 2100 RiverEdge Parkway, Suite 840 Atlanta, GA 30328
GRYPHON PARTNERS L.P.
By:	/s/ MICHAEL H. SCHOLTEN Name: Michael H. Scholten Title: Partner 500 Crescent Court, Suite 270 Dallas, TX 75201

MORGAN STANLEY INVESTMENT MANAGEMENT, on behalf of certain institutional accounts
By:	/s/ DEANNA LOUGHNANE Name: Deanna Loughnane Title: Executive Director 1 Tower Bridge 100 Front Street West Conshohocken, PA 19428
OZ MANAGEMENT, LLC, as investment manager, on behalf of:
OZ MAC 13 LTD. FLEET MARITIME, INC. GOLDMAN, SACHS & CO. PROFIT SHARING MASTER TRUST OZ MASTER FUND, LTD.
By:	/s/ JOEL M. FRANK Name: Joel M. Frank Title: Chief Financial Officer 9 West 57th Street, 39th Floor New York, NY 10019
OZF MANAGEMENT, L.P., as investment manager, on behalf of:
OZF CREDIT OPPORTUNITIES MASTER FUND, LTD. OZF CREDIT OPPORTUNITIES MASTER FUND II, LTD. BY: OZF Management, LLC, General Partner
By:	/s/ STEPHEN C. FRIEDHEIM Name: Stephen C. Friedheim Title: Managing Member 9 West 57th Street, 39th Floor New York, NY 10019

Schedule A
To the Exchange and Voting Agreement

Stockholder and Number of Shares of Preferred Stock Held

Name	Shares of Preferred Stock
Alliance Capital Management L.P., as investment advisor	XX
Fidelity Management & Research Co., on behalf of funds and accounts managed by it	XX
GMT Capital Corp.	XX
Gryphon Partners L.P.	XX
Morgan Stanley Investment Management[1], on behalf of certain institutional accounts	XX
OZ Management, LLC, as investment manager	XX
OZF Management, L.P., as investment manager	XX

Total	266,514

1
With respect solely to Section 8(b)(ii), Morgan Stanley Investment Management ("MSIM") hereby qualifies its representations and warranties as follows: (i) MSIM acts as asset manager/agent for account(s) that own Preferred Stock, (ii) MSIM does not have the voting authority with respect to such account(s) to grant an irrevocable proxy to the Company that is effective after the date of a Transfer, not caused or initiated by MSIM, of any shares of Preferred Stock subsequent to the date hereof, that results in the replacement of MSIM as asset manager/agent (a "Permitted Transfer"); and (iii) as of the date hereof, MSIM is not aware of any request to (x) Transfer any shares of Preferred Stock managed by MSIM to another asset manager/agent or (y) replace MSIM as asset manager/agent for any shares of Preferred Stock. Provided that such representations and warranties are accurate, the Company and BCI agree that a Permitted Transfer will result in such shares of Preferred Stock no longer being subject to the terms and conditions of the Agreement.

1

Annex A
To the Exchange and Voting Agreement

Broadwing Inc.
Term Sheet For Proposed Exchange Offer and Consent Solicitation

        This Term Sheet sets forth the principal terms and conditions, as each may be amended in accordance with the terms of the Exchange and Voting Agreement (the "Agreement"), by which Broadwing Inc. (the "Company") intends to offer to exchange (the "Exchange Offer") each outstanding share of 12 1/2% Series B Junior Exchangeable Preferred Stock due 2009 (the "Preferred Stock") of Broadwing Communications Inc. ("BCI") for shares of the Company's common stock, par value $0.01 per share (the "Broadwing Stock"), and concurrently with making the Exchange Offer, the Company plans to engage in a related solicitation (the "Consent Solicitation") of consents of the holders of the Preferred Stock to certain amendments to the related certificate of designation under which the Preferred Stock was issued to, among other things, eliminate all voting rights and restrictive covenants. The Company also shall have the option to pay a portion of the Exchange Offer consideration in cash. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement.

EXCHANGE OFFER:	Each Stockholder, in exchange for all outstanding shares of Preferred Stock (plus accumulated and unpaid dividends thereon) owned by such Stockholder, will receive on the date of the closing of the Exchange Offer and Consent Solicitation (the "Closing Date") a number of shares of Broadwing Stock determined by multiplying (i) the fraction, the numerator of which is the number of shares of Preferred Stock owned by such Stockholder on the Closing Date, and the denominator of which is the total number of shares of Preferred Stock outstanding on the Closing Date, by (ii) 14,148,329. The Company shall have the option to pay a portion of the Exchange Offer consideration in cash, but in no event shall such cash payment exceed 1% of the total Exchange Offer consideration.

The consummation of the Exchange Offer will be subject to the condition that there be validly tendered and not withdrawn not less than 66 2/3% of the outstanding Preferred Stock (the "Minimum Tender Condition").

The Exchange Offer will include a simultaneous solicitation of consents (each, a "Consent") to amendments to the certificate of designation under which the Preferred Shares were issued to, among other things, eliminate all voting rights and restrictive covenants therein and such other provisions as shall be determined by the Company.
All tendering holders of Preferred Stock will be deemed to have delivered a Consent with respect to any Preferred Stock tendered.
CONDITIONS TO CLOSING:	The Exchange Offer and Consent Solicitation will be subject to the following conditions, which may be waived by the Company in its sole discretion:
(i) the Minimum Tender Condition shall have been met;

2

(ii) the registration statement registering the Exchange Offer and Solicitation Consent having been declared effective by the Commission;

(iii) subject to Section 3(e) of the Agreement, the "First Stage Closing" referred to in the Sale Agreement shall have been consummated on or before June 30, 2003 in accordance with the terms currently set forth in the Sale Agreement, together with any immaterial and non-economic amendments, waivers or supplements thereto after the date hereof;
(iv) the absence of any threatened or pending litigation or other legal action relating to the Exchange Offer or the Consent Solicitation or the Merger (as defined below);

(v) the Company shall not have received any unsolicited offer or expression of bona fide interest from a third party with respect to a potential merger, acquisition, business combination or other strategic combination involving BCI or the Company, that if the board of directors of BCI or the Company determines it to be in the best interests of BCI or the Company to accept, would alter the terms of the Exchange Offer and Consent Solicitation in a manner not permitted by Section 6 of the Agreement; and
(vi) no governmental approvals are required in order to complete the Exchange Offer or the Consent Solicitation or the Merger.
MERGER:
If the Exchange Offer and Consent Solicitation are completed, the Company will effect a merger of BCI (the "Merger"), unless it is not lawful to do so, in which any remaining shares of Preferred Stock not tendered will be converted into the same number of shares of Broadwing Stock and cash, if any, that tendering holders received in the Exchange Offer.
GOVERNING LAW:	New York law.

3

Annex B
To the Exchange and Voting Agreement

[Form of Acknowledgement of Transfer]

Broadwing Inc.
201 East Fourth Street
Cincinnati, OH 45202
Attn: Thomas W. Bosse, Esq.

Ladies and Gentlemen:

        Reference is made to that certain Exchange and Voting Agreement, dated as of March 25, 2003 (the "Agreement"), by and among Broadwing Inc. (the "Company") and certain beneficial owners of (or investment managers or advisors for accounts that own) the 12 1/2% Series B Junior Exchangeable Preferred Stock due 2009 (the "Preferred Stock") of Broadwing Communications Inc.

        [Name of transferor] intends to transfer [insert number] shares of Preferred Stock to the undersigned.

        The undersigned acknowledges that the foregoing shares of Preferred Stock will be transferred to the undersigned subject to the Agreement and that the undersigned agrees to be bound by the terms of the Agreement for so long as the Agreement shall remain in effect.

Very truly yours,
[Transferee]
By:
Name:
Title:

        Facsimile copies of the consent and letter of transmittal, properly completed and duly executed will be accepted. The consent and letter of transmittal, certificates for BCI Preferred Stock and any other required documents should be sent or delivered by each BCI Preferred Stock holder or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below:

The Exchange Agent for the Exchange Offer
and Consent Solicitation is:

The Bank of New York

Reorganization Department, 7e
Attention: Diane Amoroso
101 Barclay Street
New York, New York 10286

Telephone: (212) 815-3738
Facsimile: (212) 298-1915

         Questions or requests for assistance or additional copies of this prospectus and solicitation statement and the consent and letter of transmittal may be directed to the dealer manager and solicitation agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer and consent solicitation.

The Dealer Manager and Solicitation Agent for the Exchange Offer
and Consent Solicitation is:

LEHMAN BROTHERS

Liability Management Groups
Attention: Darrell Chiang
745 Seventh Avenue
New York, New York 10019

Toll Free: (800) 438-3242
Collect: (212) 528-7581

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS AND SOLICITATION STATEMENT

Item 20. Indemnification of Directors and Officers.

        With certain exceptions to the following limitation, Ohio law provides that a director is liable in damages for any action he or she takes or fails to take only if it is proved by clear and convincing evidence in a court of competent jurisdiction that such action or failure to act was taken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.

        Under Ohio law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of the corporation, because the person is or was a director or officer, against liability reasonably incurred by the director or officer in connection with the proceeding if either:

  •
  the director or officer acted in good faith and in a manner the director or officer reasonably believes to be in or not opposed to the best interests of the corporation or

  •
  with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director's or officer's conduct was unlawful.

        Under Ohio law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by or in the rights of the corporation to procure a judgment in its favor, because the person is or was a director or officer against liability reasonably incurred by the director or officer in connection with the proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except that a corporation may not indemnify a director or officer if either:

  •
  the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director's or officer's duty to the corporation unless and only to the extent that the court in which the proceeding was brought determines that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper or

  •
  the only liability asserted against a director in a proceeding is for the director voting for or assenting to the following:

  •
  the payment of a dividend or distribution, the making of a distribution of assets to shareholders, or the purchase or redemption of the corporation's own shares in violation of Ohio law or the corporation's articles of incorporation;

  •
  a distribution of assets to shareholders during the winding up of the affairs of the corporation, or dissolution or otherwise, without the payment of all known obligations of the corporation or without making adequate provision for their payment; or

  •
  the making of a loan, other than in the usual course of business, to an officer, director or shareholder of the corporation other than in the case of at the time of the making of the loan, a majority of the disinterested directors of the corporation voted for the loan and taking into account the terms and provisions of the loan and other relevant factors, determined that the making of the loan could reasonably be expected to benefit the corporation.

        Under Ohio law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against expenses actually and reasonably incurred by him or her in connection with that proceeding.

        Ohio law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either:

  •
  a majority of a quorum of the directors who are not parties to such proceeding;

  •
  if there is not a quorum of such directors, or if a majority vote of such directors so directs, independent counsel in a written opinion;

  •
  by the shareholders; or

  •
  by the court of common pleas or by the court in which the proceeding was brought.

        Ohio law provides that the corporation must pay expenses as they are incurred by the director or officer in defending the proceeding if the director or officer undertakes to:

  •
  repay the amount if it determined that the director's or officer's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and

  •
  reasonably cooperate with the corporation concerning the proceeding.

        Under Ohio law, a corporation may advance the expenses before the final disposition of a proceeding if the director or officer undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification.

        Ohio law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Ohio law.

        The Broadwing amended regulations provide that Broadwing will indemnify directors and officers to the fullest extent permitted by law.

Item 21. Exhibits.

Exhibit Number	Description
3.1(a)	Amended Articles of Incorporation of Broadwing Inc. (incorporated by reference to Exhibit (3)(a) to Form 10-Q for the three months ended June 30, 2000, File No. 1-8519).
3.1(b)	Amended Regulations of Broadwing Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement No. 2-96054).
3.2(a)	Restated Certificate of Incorporation of Broadwing Communications Inc., as amended (incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended December 31, 2002, File No. 1-5367).
3.2(b)	Bylaws of Broadwing Communications Inc., as amended (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended September 30, 1999, File No. 1-5367).
(4)(a)
Provisions of the Amended Articles of Incorporation and the Amended Regulations of the registrant, which define the rights of holders of Broadwing Common Shares and Broadwing Preferred Shares, are incorporated by reference to such Amended Articles filed as Exhibit (3)(a) hereto and such Amended Regulations filed as Exhibit (3)(b) hereto.

(4)(b)(i)
Rights Agreement dated as of April 29, 1997, between Broadwing and The Fifth Third Bank which includes the form of Certificate of Amendment to the Amended Articles of Incorporation of Broadwing as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to Broadwing's Registration Statement on Form 8-A filed on May 1, 1997).
(4)(b)(ii)
Amendment No. 1 to the Rights Agreement dated as of July 20, 1999, between Broadwing and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 1 of Broadwing's Registration Statement on Form 8-A filed on August 6, 1999).
(4)(b)(iii)
Amendment No. 2 to the Rights Agreement dated as of November 2, 1999, between Broadwing and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 2 of Broadwing's Registration Statement on Form 8-A filed on November 8, 1999).
(4)(b)(iv)
Amendment No. 3 to the Rights Agreement dated as of June 10, 2002, between Broadwing and The Fifth Third Bank. (Exhibit 1 to Amendment No. 3 of Broadwing's Registration Statement on Form 8-A filed on July 2, 2002).
(4)(c)(i)
Indenture dated July 1, 1993, between Cincinnati Bell Inc., Issuer, and The Bank of New York, Trustee, in connection with $50,000,000 of Cincinnati Bell Inc. 7 1/4% Notes Due June 15, 2023 (incorporated by reference to Exhibit 4-A to Form 8-K, date of report July 12, 1993, File No. 1-8519).
(4)(c)(ii)
Indenture dated as of October 27, 1993, among Cincinnati Bell Telephone Company, as Issuer, Cincinnati Bell Inc., as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4-A to Form 8-K, date of report October 27, 1993, File No. 1-8519).
(4)(c)(iii)
Indenture dated as of November 30, 1998 among Cincinnati Bell Telephone Company, as Issuer, Cincinnati Bell Inc., as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4-A to Form 8-K, dated of report November 30, 1998, File No. 1-8519).
(4)(c)(iv)
Investment Agreement dated as of July 21, 1999, among Cincinnati Bell, Oak Hill Capital Partners L.P. and certain related parties of Oak Hill (incorporated by reference to Exhibit 4.9 to Form S-4 filed on September 13, 1999, File No. 1-8519).
(4)(c)(v)(1)
Indenture dated as of July 21, 1999 among Cincinnati Bell Inc., and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.10 to Form S-3 filed on November 10, 1999, File No. 1-8519).
(4)(c)(v)(2)
First Supplemental Indenture dated as of March 26, 2003, between Broadwing Inc. (f/k/a Cincinnati Bell Inc.), as Issuer, and The Bank of New York, as Trustee (incorporated by reference to Exhibit (4)(c)(v)(2) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).

(4)(c)(vi)
Indenture dated as of March 26, 2003, by and among Broadwing Inc., as Issuer, Cincinnati Bell Public Communications Inc., ZoomTown.com Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Telecommunications Services Inc., Broadwing Financial LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Wireless Holdings LLC and Broadwing Holdings Inc., as Guarantors, and The Bank of New York, as Trustee, in connection with $350,000,000 of Broadwing Inc. Senior Subordinated Discount Notes Due 2009 (incorporated by reference to Exhibit (4)(c)(vi) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(vii)
Warrant Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(vii) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(viii)
Exchange and Registration Rights Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(viii) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(ix)
Equity Registration Rights Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(ix) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(x)(1)
Purchase Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and any other affiliate purchaser of Senior Subordinated Notes due 2009 of Broadwing Inc (incorporated by reference to Exhibit (4)(c)(x)(1) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(x)(2)
First Amendment to Purchase Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers of Senior Subordinated Notes due 2009 of Broadwing Inc (incorporated by reference to Exhibit (4)(c)(x)(2) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(xi)
No other instrument which defines the rights of holders of long term debt of the registrant is filed herewith pursuant to Regulation S-K, Item 601(b)(4)(iii)(A). Pursuant to this regulation, the registrant hereby agrees to furnish a copy of any such instrument to the SEC upon request.
(4)(d)(1)	Indenture dated as of April 21, 1998, between IXC Communications, Inc. and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 of the April 22, 1998 Form 8-K).
(4)(d)(2)
Form of Amended Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12 1/2% Junior Exchangeable Preferred Stock Due 2009 and 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 and Qualifications, Limitations and Restrictions Thereof (included as Annex A to the prospectus and solicitation statement, which is a part of this registration statement).

5	Opinion of Frost Brown Todd LLC regarding the validity of the securities being registered (to be filed by amendment).
(10)(i)(1)
Credit Agreement dated as of November 9, 1999, amended and restated as of March 26, 2003, among Broadwing Inc. (f/k/a Cincinnati Bell Inc.) and Broadwing Communications Services Inc. (f/k/a IXC Communications Services, Inc.) as the Borrowers, the Initial Lenders, Initial Issuing Banks and Swing Line Banks named therein, Bank of America, N.A., as Syndication Agent, Citicorp USA, Inc., as Administrative Agent, Credit Suisse First Boston and The Bank of New York, as Co-Documentation Agents, PNC Bank, N.A., as Agent and Salomon Smith Barney Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers (incorporated by reference to Exhibit (10)(i)(1) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(10)(i)(A)(2)
Asset Purchase Agreement by and among Broadwing Inc., Cincinnati Bell Directory Inc. and CBD Media, Inc., dated as of February 4, 2002 (incorporated by reference to Exhibit (10)(i)(A)(2) to Form 10-K for the year ended December 31, 2001, File No. 1-8519).
(10)(i)(A)(3)
Asset Purchase Agreement between Broadwing Communications Services Inc., Broadwing Communications Services of Virginia, Inc., Broadwing Communications Real Estate Services LLC, Broadwing Services LLC, IXC Business Services LLC, Broadwing Logistics LLC, Broadwing Telecommunications Inc., IXC Internet Services, Inc. and MSM Associates, Limited Partnership and C III Communications, LLC and C III Communications Operations, LLC, dated as of February 22, 2003 (incorporated by reference to Exhibit (10)(i)(A)(3) to Form 10-K for the year ended December 31, 2001, File No. 1-8519).
(10)(iii)(A)(1)
Short Term Incentive Plan of Broadwing Inc., as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(1) to Form 10-Q for the three months ended June 30, 2000, File No. 1-8519).
(10)(iii)(A)(2)
Broadwing Inc. Deferred Compensation Plan for Outside Directors, as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(3) to Form 10-Q for the three months ended June 30, 2000, File No. 1-8519).
(10)(iii)(A)(3)(i)
Broadwing Inc. Pension Program, as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(4) to Form 10-Q for the three months ended June 30, 2000, File No. 1-8519).
(10)(iii)(A)(3)(ii)	Cincinnati Bell Pension Program, as amended and restated effective March 3, 1997 (incorporated by reference to Exhibit (10)(iii)(A)(3)(ii) to Form 10-K for 1997, File No. 1-8519).
(10)(iii)(A)(4)
Broadwing Inc. Executive Deferred Compensation Plan, as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(5) to Form 10-Q for the three months ended June 30, 2000, File No. 1-8519).

(10)(iii)(A)(5)
Broadwing Inc. 1997 Long Tern Incentive Plan, as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(1) to Form 10-Q for the three months ended June 30, 2000, File No. 1-8519).
(10)(iii)(A)(6)
Cincinnati Bell Inc. (now known as Broadwing Inc.) 1997 Stock Option Plan for Non-Employee Directors, as revised and restated effective February 1, 1999 (incorporated by reference to Exhibit (10)(iii)(A)(15) to Form 10-K for 1998, File No. 1-8519).
(10)(iii)(A)(7)	Cincinnati Bell Inc. (now known as Broadwing Inc.) 1989 Stock Option Plan (incorporated by reference to Exhibit (10)(iii)(A)(14) to Form 10-K for 1989, File No. 1-8519).
(10)(iii)(A)(8)	Employment Agreement dated January 1, 1999, between Broadwing and Kevin W. Mooney (incorporated by reference to Exhibit (10)(iii)(A)(ii) to Form 10-K for 1998, File No. 1-8519).
(10)(iii)(A)(8.1)
Amendment to Employment Agreement effective September 20, 2002 between Broadwing and Kevin W. Mooney (incorporated by reference to Exhibit (10)(iii)(A)(9.1) to Form 10-Q for the three months ended September 30, 2002, File No. 1-8519).
(10)(iii)(A)(8.2)	Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Kevin W. Mooney (incorporated by reference to Exhibit (10)(iii)(A)(8.2) to Form 10-K for 2002, File No. 1-8519.
(10)(iii)(A)(9)	Employment Agreement effective December 4, 2001, between Broadwing and Michael W. Callaghan (incorporated by reference to Exhibit (10)(iii)(A)(10) to Form 10-K for 2001, File No. 1-8519).
(10)(iii)(A)(9.1)	Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Michael W. Callaghan (incorporated by reference to Exhibit (10)(iii)(A)(9.1) to Form 10-K for 2002, File No. 1-8519).
(10)(iii)(A)(10)
Employment Agreement effective January 1, 1999, between Broadwing and John F. Cassidy (incorporated by reference to Exhibit (10)(iii)(A)(11.1) to Form 10-Q for the three months ended September 30, 2002, File No. 1-8519).
(10)(iii)(A)(11)
Employment Agreement effective January 1, 2000, between Broadwing and Jeffrey C. Smith. (incorporated by reference to Exhibit (10)(iii)(A)(12) to Form 10-Q for the quarter ended March 31, 2001, File No. 1-8519).
(10)(iii)(A)(11.1)
Amendment to Employment Agreement effective September 20, 2002 between Broadwing and Jeffrey C. Smith (incorporated by reference to Exhibit (10)(iii)(A)(12.1) to Form 10-Q for the quarter ended September 30, 2002, File No. 1-8519).
(10)(iii)(A)(11.2)	Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Jeffrey C. Smith (incorporated by reference to Exhibit (10)(iii)(A)(11.2) to Form 10-K for 2002, File No. 1-8519).
(10)(iii)(A)(12)
Employment Agreement effective July 24, 2002 between Broadwing and Thomas L. Schilling (incorporated by reference to Exhibit (10)(iii)(A)(13) to Form 10-Q for the quarter ended June 30, 2002, File No. 1-8519).

(10)(iii)(A)(12.1)	Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Thomas L. Schilling (incorporated by reference to Exhibit (10)(iii)(A)(12.1) to Form 10-K for 2002, File No. 1-8519).
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21(a) to Form 10-K for 2001; File No. 1-8519).
23(a)	Consent of PricewaterhouseCoopers LLP, independent accountants of Broadwing Inc. and Broadwing Communications Inc. (filed herewith).
23(b)	Consent of Frost Brown Todd LLC (contained in Exhibit 5) (to be filed by amendment).
24	Power of Attorney (included in Signature Page).
99.1
Exchange and Voting Agreement, dated as of March 24, 2003, by and among Broadwing Inc., and the beneficial owners of (or investment managers or advisors for accounts or funds that own) the 9% Senior Subordinated Notes due 2008 of Broadwing Communications Inc., a subsidiary of Broadwing Inc. (incorporated by reference to Exhibit (99.3) to Form 10-K for the year ended December 31, 2001, File No. 1-8519).
99.2
Exchange and Voting Agreement, dated as of March 24, 2003, by and among Broadwing Inc., and the beneficial owners of (or investment managers or advisors for accounts or funds that own) the 12 1/2% Series B Junior Exchangeable Preferred Stock due 2009 of Broadwing Communications Inc., a subsidiary of Broadwing Inc. (included as Annex B to the prospectus and solicitation statement, which is a part of this registration statement).
99(a)	Form of Consent and Letter of Transmittal (including the Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9) (filed herewith).
99(b)	Form of Notice of Guaranteed Delivery (filed herewith).
99(c)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith).
99(d)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith).

Item 22. Undertakings.

  (1)
  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  to include any prospectus and solicitation statement required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

  (b)
  to reflect in the prospectus and solicitation statement any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

  (c)
  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

  (2)
  The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

        Pursuant to the requirements of the Securities Act, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio on April 15, 2003.

BROADWING INC.
By	/s/ THOMAS SCHILLING Name: Thomas Schilling Title: Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Thomas Schilling and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

BROADWING INC.
/s/ KEVIN W. MOONEY Kevin W. Mooney	Principal Executive Officer; Chief Executive Officer and Director	April 15, 2003
/s/ THOMAS SCHILLING Thomas Schilling	Principal Financial Officer; Chief Financial Officer	April 15, 2003
/s/ JOHN F. CASSIDY John F. Cassidy	Chief Operating Officer and Director	April 15, 2003
/s/ JAMES H. REYNOLDS James H. Reynolds	Principal Accounting Officer; Vice President and Controller	April 15, 2003
/s/ DANIEL J. MEYER Daniel J. Meyer	Chairman of the Board; Director	April 15, 2003
/s/ LAWRENCE J. BOUMAN Lawrence J. Bouman	Director	April 15, 2003
/s/ PHILLIP R. COX Phillip R. Cox	Director	April 15, 2003
/s/ J. TAYLOR CRANDALL J. Taylor Crandall	Director	April 15, 2003

/s/ KAREN M. HOGUET Karen M. Hoguet	Director	April 15, 2003
/s/ MARY D. NELSON Mary D. Nelson	Director	April 15, 2003
/s/ CARL REDFIELD Carl Redfield	Director	April 15, 2003
/s/ DAVID S. SHARROCK David S. Sharrock	Director	April 15, 2003
/s/ JOHN M. ZRNO John M. Zrno	Director	April 15, 2003

QuickLinks

IMPORTANT
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER, CONSENT SOLICITATION AND MERGER
SUMMARY
RISK FACTORS
Risk Factors Related to the Business of BCI
FORWARD-LOOKING STATEMENTS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Broadwing Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations (dollars in millions)
Broadwing Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations (dollars in millions)
Broadwing Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations (dollars in millions)
Broadwing Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet (dollars in millions)
BCI Unaudited Pro Forma Condensed Consolidated Statement of Operations (dollars in millions)
BCI Unaudited Pro Forma Condensed Consolidated Statement of Operations (dollars in millions)
BCI Unaudited Pro Forma Condensed Consolidated Statement of Operations (dollars in millions)
BCI Unaudited Pro Forma Condensed Consolidated Balance Sheet (dollars in millions)
COMPARATIVE STOCK PRICES AND DIVIDENDS
BACKGROUND OF THE EXCHANGE OFFER, CONSENT SOLICITATION AND MERGER
RELATIONSHIP BETWEEN BROADWING AND BCI
THE EXCHANGE OFFER, CONSENT SOLICITATION AND MERGER
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF BROADWING CAPITAL STOCK
DESCRIPTION OF BROADWING AND BCI INDEBTEDNESS
Broadwing
BCI
COMPARISON OF BCI PREFERRED STOCK AND BROADWING COMMON STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
  Schedule I
CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BROADWING
  Schedule II
CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BCI
  ANNEX A
BROADWING COMMUNICATIONS INC.
  EXHIBIT A
FORM OF EXCHANGEABLE PREFERRED STOCK FACE OF SECURITY
TRANSFER AGENT'S CERTIFICATE OF AUTHENTICATION
REVERSE OF SECURITY
ASSIGNMENT
  EXHIBIT B
CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER OF EXCHANGEABLE PREFERRED STOCK
  EXHIBIT C
FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S
  ANNEX B
EXCHANGE AND VOTING AGREEMENT
  Schedule A To the Exchange and Voting Agreement
Stockholder and Number of Shares of Preferred Stock Held
  Annex A To the Exchange and Voting Agreement
Broadwing Inc. Term Sheet For Proposed Exchange Offer and Consent Solicitation
  Annex B To the Exchange and Voting Agreement
[Form of Acknowledgement of Transfer]
PART II INFORMATION NOT REQUIRED IN PROSPECTUS AND SOLICITATION STATEMENT
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits.
  Item 22. Undertakings.
SIGNATURE
POWER OF ATTORNEY